Exhibit 99.1
ITEM 6.    Selected Financial Data
The selected consolidated financial data presented below has been derived from our audited consolidated financial statements. This information should be read in conjunction with the other financial information included in this Exhibit 99.1 of this Form 8-K.

We have recast certain of the financial data as of and for the years ended December 31, 2017, 2016 and 2015 as a result of our adoption of ASU 2016-18 and the Revenue Standard by applying the full retrospective method. (See Note 1. Summary of Significant Accounting Policies, in the notes to the consolidated financial statements included in this Form 8-K for further information regarding these changes.) Amounts prior to 2015 have not been adjusted to reflect the impact of the adoption of the Revenue Standard.

	Year Ended December 31,
(In thousands, except per share data)	2017 (a)	2016 (b)	2015 (c)	2014 (d)	2013 (e)
Statement of Operations Data:
Total revenues	$2,400,819	$2,199,259	$2,214,831	$2,142,255	$2,198,738

Operating income	343,801	260,408	271,584	173,732	231,217

Income (loss) from continuing operations before income taxes	171,113	7,768	4,443	(56,033)	(55,887)

Income (loss) from continuing operations, net of tax	167,998	207,701	11,068	(50,625)	(63,571)

Income (loss) from discontinued operations, net of tax	21,392	212,530	36,539	8,987	(44,983)

Net income (loss) attributable to Boyd Gaming Corporation	189,390	420,231	47,607	(53,041)	(80,264)

Income (loss) from continuing operations per common share
Basic	$1.46	$1.81	$0.10	$(0.46)	$(0.65)
Diluted	$1.45	$1.80	$0.10	$(0.46)	$(0.65)

Dividends declared per common share	$0.15	$—	$—	$—	$—

Balance Sheet Data:
Cash and cash equivalents	$203,104	$193,862	$158,821	$145,341	$140,311
Total assets	4,685,930	4,670,751	4,350,900	4,422,384	5,657,522
Long-term debt, net of current maturities	3,051,899	3,199,119	3,239,799	3,375,098	3,482,610
Total stockholders' equity	1,097,227	930,180	501,837	438,087	650,437

Other Data:
Ratio of earnings to fixed charges (f)	1.9x	1.0x	1.0x	—	—

(a)    2017 includes a full year of financial results for Aliante, Cannery and Eastside Cannery. Additionally, 2017 includes a noncash income tax benefit of $60.1 million related to the changes in tax legislation. Discontinued operations for 2017 include our after-tax share of the proceeds related to the final settlement of Borgata’s property tax disputes with Atlantic City. The Company has accounted for its 50% investment in Borgata as discontinued operations for all periods presented in these consolidated financial statements.

(b)    2016 includes $38.3 million in pretax, non-cash impairment charges which includes non-cash impairment charges of $23.6 million, $12.5 million and $0.8 million for a gaming license, goodwill and trademarks, respectively, in our Midwest and South segment; and $42.4 million in pretax loss on early extinguishments and modifications of debt. Additionally, 2016 includes a noncash income tax benefit of $203.9 million resulting from the release of a previously recorded deferred tax asset valuation allowance. The financial results of Aliante are included in these financial results from its September 27, 2016 date of acquisition, and the financial results of Cannery and Eastside Cannery are included from their December 20, 2016 date of acquisition. Discontinued operations for 2016 include an after-tax gain on the sale of our equity interest in Borgata of $181.7 million.

(c)    2015 includes $18.6 million in pretax, non-cash impairment charges, which includes a $17.5 million non-cash impairment charge for a gaming license in our Midwest and South segment; and $40.7 million in pretax loss on early extinguishments and modifications of debt.

(d)    2014 includes $48.7 million in pretax, non-cash impairment charges, which includes impairment charges of $39.8 million for gaming licenses and $0.3 million of trademarks in our Midwest and South segment, and a $8.7 million charge to write down the value of certain non-operating assets.

(e)    2013 includes $5.4 million in pretax, non-cash impairment charges; and $28.3 million in pretax loss on early extinguishments and modifications of debt. We completed the sale of certain assets and liabilities of the Dania Jai-Alai business on May 22, 2013, and have presented its results as discontinued operations for all periods presented. As a result of the sale of the Echelon site on March 4, 2013, we ceased consolidation of LVE Energy Partners, LLC, as of that date.

(f)    For purposes of computing this ratio, "earnings" consist of income before income taxes and income/(loss) from unconsolidated affiliates, plus fixed charges (excluding capitalized interest) and distributed income of equity investees. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount, or premium related to indebtedness (included in interest expense), and such portion of rental expense that we deem to be a reasonable representation of the interest factor. Due primarily to certain non-cash charges deducted in the determination of our earnings, the earnings were less than fixed charges by $57.3 million and $57.0 million for 2014 and 2013, respectively.

ITEM 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information included in this Annual Report on Form 10-K. In addition to the historical information, certain statements in this discussion are forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements.

EXECUTIVE OVERVIEW
Boyd Gaming Corporation (the "Company," "Boyd Gaming," "we" or "us") is a multi-jurisdictional gaming company that has been in operation since 1975.

As of December 31, 2017, we are a diversified operator of 24 wholly owned gaming entertainment properties. Headquartered in Las Vegas, Nevada, we have gaming operations in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi. We view each operating property as an operating segment. For financial reporting purposes, we aggregate our wholly owned properties into the following three reportable segments:

Las Vegas Locals
Gold Coast Hotel and Casino	Las Vegas, Nevada
The Orleans Hotel and Casino	Las Vegas, Nevada
Sam's Town Hotel and Gambling Hall	Las Vegas, Nevada
Suncoast Hotel and Casino	Las Vegas, Nevada
Eastside Cannery Casino and Hotel	Las Vegas, Nevada
Aliante Casino + Hotel + Spa	North Las Vegas, Nevada
Cannery Casino Hotel	North Las Vegas, Nevada
Eldorado Casino	Henderson, Nevada
Jokers Wild Casino	Henderson, Nevada
Downtown Las Vegas
California Hotel and Casino	Las Vegas, Nevada
Fremont Hotel and Casino	Las Vegas, Nevada
Main Street Station Casino, Brewery and Hotel	Las Vegas, Nevada
Midwest and South
Par-A-Dice Hotel and Casino	East Peoria, Illinois
Blue Chip Casino, Hotel & Spa	Michigan City, Indiana
Diamond Jo Dubuque	Dubuque, Iowa
Diamond Jo Worth	Northwood, Iowa
Kansas Star Casino	Mulvane, Kansas
Amelia Belle Casino	Amelia, Louisiana
Delta Downs Racetrack Casino & Hotel	Vinton, Louisiana
Evangeline Downs Racetrack and Casino	Opelousas, Louisiana
Sam's Town Hotel and Casino	Shreveport, Louisiana
Treasure Chest Casino	Kenner, Louisiana
IP Casino Resort Spa	Biloxi, Mississippi
Sam's Town Hotel and Gambling Hall	Tunica, Mississippi

In addition to these properties, we own and operate a travel agency and a captive insurance company that underwrites travel-related insurance, each located in Hawaii. Financial results for these operations are included in our Downtown Las Vegas segment, as our Downtown Las Vegas properties concentrate their marketing efforts on gaming customers from Hawaii.

On May 31, 2016, we announced that we had entered into an Equity Purchase Agreement to sell our 50% equity interest in the parent company of Borgata Hotel Casino and Spa ("Borgata") to MGM Resorts International ("MGM"). This transaction closed on August 1, 2016. We accounted for our investment in Borgata by applying the equity method and reported its results as discontinued operations for all periods presented in this Annual Report on Form 10-K.

On September 2, 2016, the Peninsula Gaming, LLC ("Peninsula") debt was refinanced, eliminating the financing structure that restricted our ability to transfer cash from Peninsula to Boyd Gaming. As a result of the elimination of this restriction, management concluded that the properties previously comprising the Peninsula segment would be aggregated into the Midwest and South reportable segment.

Our Las Vegas Locals segment includes our wholly owned subsidiaries Aliante Casino + Hotel + Spa ("Aliante") for the period following its September 27, 2016 acquisition, and Cannery Casino Hotel and Eastside Cannery Casino and Hotel (together, the "Cannery Properties") for the period following their December 20, 2016 acquisition. See Note 2, Acquisitions and Divestitures, to our consolidated financial statements presented in Part II, Item 8.

We operate gaming entertainment properties, most of which also include hotel, dining, retail and other amenities. Our main business emphasis is on slot revenues, which are highly dependent upon the number of visits and spending levels of customers at our properties, which affects our operating results.

Our properties have historically generated significant operating cash flow, with the majority of our revenue being cash-based. While we do provide casino credit, subject to certain gaming regulations and jurisdictions, most of our customers wager with cash and pay for non-gaming services by cash or credit card.

Our industry is capital intensive and we rely heavily on the ability of our properties to generate operating cash flow in order to fund maintenance capital expenditures, fund acquisitions, provide excess cash for future development, repay debt financing and associated interest costs, repurchase our debt or equity securities, and pay income taxes and dividends.

Our primary areas of focus are: (i) ensuring our existing operations are managed as efficiently as possible, and remain positioned for growth, including our strategic investing in non-gaming amenities; (ii) improving our capital structure and strengthening our balance sheet, including paying down debt, improving operations and diversifying our asset base; and (iii) successfully implementing our growth strategy, which is built on identifying development opportunities and acquiring assets that are a good strategic fit and provide an appropriate return to our shareholders.

Our Strategy
Our overriding strategy is to increase shareholder value by pursuing strategic initiatives that improve and grow our business.

Strengthening our Balance Sheet
We are committed to finding opportunities to strengthen our balance sheet through diversifying and increasing cash flow to reduce our debt.

Operating Efficiently
We are committed to operating more efficiently, and endeavor to prevent unneeded expense in our business. As we continue to experience revenue growth in both our gaming and non-gaming operations, the efficiencies of our business model position us to flow a substantial portion of revenue growth directly to the bottom line.

Evaluating Acquisition Opportunities
Our evaluations of potential transactions and acquisitions are strategic, deliberate, and disciplined. Our goal is to identify and pursue opportunities that are a good fit for our business, deliver a solid return for shareholders, and are available at the right price.

Maintaining our Brand
The ability of our employees to deliver great customer service helps distinguish our Company and our brands from our competitors. Our employees are an important reason that our customers continue to choose our properties over the competition across the country.

Our Key Performance Indicators
We use several key performance measures to evaluate the operations of our properties. These key performance measures include the following:

•
Gaming revenue measures: slot handle, which means the dollar amount wagered in slot machines, and table game drop, which means the total amount of cash deposited in table games drop boxes, plus the sum of markers issued at all table games, are measures of volume and/or market share.  Slot win and table game hold, which mean the difference between customer wagers and customer winnings on slot machines and table games, respectively, represent the amount of wagers retained by us and recorded as gaming revenues. Slot win percentage and table game hold percentage, which are not fully controllable by us, represent the relationship between slot handle to slot win and table game drop to table game hold, respectively.

•
Food and beverage revenue measures: average guest check, which means the average amount spent per customer visit and is a measure of volume and product offerings; number of guests served ("food covers") is an indicator of volume; and the cost per guest served is a measure of operating margin.

•	Room revenue measures: hotel occupancy rate, which measures the utilization of our available rooms; and average daily rate ("ADR"), which is a price measure.

RESULTS OF OPERATIONS
Overview

	Year Ended December 31,
(In millions)	2017	2016	2015
Total revenues	$2,400.8	$2,199.3	$2,214.8
Operating income	343.8	260.4	271.6
Income from continuing operations, net of tax	168.0	207.7	11.1
Income from discontinued operations, net of tax	21.4	212.5	36.5
Net income	189.4	420.2	47.6

Adoption of Revenue Recognition Guidance
As discussed in Note 1, Summary of Significant Accounting Policies, in the notes to the consolidated financial statements, we adopted the Revenue Standard effective January 1, 2018, by applying the full retrospective method, which has impacted previously reported results. All prior year amounts discussed in this management’s discussion and analysis have been adjusted, when necessary, to reflect the adoption of this guidance.

Total Revenues
Total revenues increased approximately $201.6 million, or 9.2%, for 2017 as compared to 2016 due primarily to the acquisitions of Aliante and the Cannery Properties (the "Acquisitions") in September and December 2016, respectively. In addition, total revenues related to our Las Vegas Locals segment, excluding the Acquisitions, and the Downtown Las Vegas segment, increased $12.7 million and $7.9 million, respectively, from the prior year comparable period. These increases are offset by declines in total revenues in the Midwest and South segment, primarily at Evangeline Downs and Amelia Belle, due to localized economic weakness.

Total revenues decreased approximately $15.6 million, or 0.7%, for 2016 as compared to 2015 due to a $57.3 million decrease in total revenues in the Midwest and South segment, primarily in gaming revenue. These decreases were primarily at IP, Evangeline Downs and Par-A-Dice. The three markets in which these casinos operate continue to struggle with soft markets and increased gaming capacity. Offsetting this decrease were increases of $38.4 million and $3.3 million in total revenues in the Las Vegas Locals segment and the Downtown Las Vegas segment, respectively.

Operating Income
In 2017, our operating income increased $83.4 million as compared to 2016, which reflected the addition of the Acquisitions, as well as the impact of our continuing cost control efforts. Changes in operating margins are discussed in detail below. The increase was also driven by project development, preopening and writedowns expense decreasing by $7.7 million as compared to the prior year, along with the inclusion in the prior year of $38.3 million in impairments of intangible assets, both of which are discussed in their respective sections below. Corporate expense increased $15.5 million over the comparable prior year due to costs related to creation of back-of-house support functions as part of the implementation of our business improvement initiatives.

In 2016, our operating income decreased $11.2 million as compared to 2015 due to a $19.7 million increase in impairment charges and a $15.2 million increase in project development, preopening and writedowns costs over the prior year period, related primarily to costs surrounding our Acquisitions, which more than offset decreases in maintenance and utilities and depreciation and amortization expenses.

Income From Continuing Operations, Net of Tax
Income from continuing operations, net of tax was $168.0 million in 2017, as compared to $207.7 million in 2016, a decrease of $39.7 million. This decrease was attributable to a $203.0 million change in the income tax provision primarily due to the release in the prior year of a valuation allowance on our federal and unitary state income tax net operating loss carryforwards and deferred tax assets, offset by a noncash income tax benefit of $60.1 million related to the changes in tax legislation in 2017. Partially offsetting this benefit, is a $40.8 million decline in loss on early extinguishments of debt compared to the prior year period due to the modification of the Boyd Gaming Credit Facility, redemption of our 9.0% senior notes due 2018 and Peninsula Gaming's 8.375% senior notes due 2018, and the extinguishment of the Peninsula Gaming bank credit facility. In addition, operating income increased $83.4 million from the prior year period for those factors mentioned above and interest expense, net of amounts capitalized, declined by $39.6 million due to a decrease in average outstanding borrowings of $129.7 million, along with a decline in the weighted average interest rate of 0.9%.

Income from continuing operations, net of tax in 2016 increased $196.6 million, as compared to the comparable prior year period, due to an income tax benefit of $203.9 million related to the release of a valuation allowance on our federal and state income tax net operating loss carryforwards and other deferred tax assets. Interest expense, net of amounts capitalized, for 2016 decreased $11.9 million compared to the prior year primarily due to interest rate effects of our debt refinancing transactions. These items were offset by the increase in impairment charges and in project development, preopening and writedowns expenses.

Income From Discontinued Operations, Net of Tax
Income from discontinued operations, net of tax, reflects the results of our equity method investment in Borgata. The 2017 results include property tax recovery proceeds of $36.2 million related to the final settlement of Borgata's property tax disputes with Atlantic City. In 2016, the Company recorded a $181.7 million after-tax gain on the sale of our equity interest in Borgata and property tax refunds of $9.1 million, which were received after the sale, both of which are included in discontinued operations in 2016. The 2015 activity includes our share of Borgata's net income.

Net Income
For the year ended December 31, 2017, net income was $189.4 million, compared with net income of $420.2 million for the corresponding period of the prior year. The $230.8 million change is primarily due to the decrease in income from continuing operations, net of tax along with a $191.1 million decrease in income from discontinued operations from the prior year (both items discussed above).

For the year ended December 31, 2016, net income was $420.2 million, compared with net income of $47.6 million for the corresponding period of the prior year. The $372.6 million increase is primarily due to an income tax benefit of $203.9 million related to the release of a valuation allowance on our federal and state income tax net operating loss carryforwards and other deferred tax assets and to the gain on the sale of our equity interest in Borgata on August 1, 2016.

Operating Revenues
We derive the majority of our revenues from our gaming operations, which generated approximately 72%, 73% and 74% of revenues for 2017, 2016 and 2015, respectively. Food and beverage revenues represent our next most significant revenue source, generating approximately 14% of revenues for 2017, 2016, and 2015. Room revenues and other revenues separately contributed less than 10% of revenues during each year.

	Year Ended December 31,
(In millions)	2017	2016	2015
REVENUES
Gaming	$1,740.3	$1,610.4	$1,631.2
Food and beverage	346.4	302.7	303.8
Room	186.8	169.4	162.2
Other	127.3	116.8	117.6
Total revenues	$2,400.8	$2,199.3	$2,214.8

COSTS AND EXPENSES
Gaming	$759.6	$725.1	$740.0
Food and beverage	335.5	300.8	301.8
Room	85.2	77.7	76.9
Other	83.6	83.4	86.9
Total costs and expenses	$1,263.9	$1,187.0	$1,205.6

MARGINS
Gaming	56.4%	55.0%	54.6%
Food and beverage	3.1%	0.6%	0.7%
Room	54.4%	54.1%	52.6%
Other	34.3%	28.6%	26.1%

Gaming
Gaming revenues are comprised primarily of the net win from our slot machine operations and to a lesser extent from table games win. The $129.9 million, or 8.1%, increase in gaming revenues during 2017 as compared to the prior year, was primarily due to the addition of the Acquisitions to our Las Vegas Locals segment. Partially offsetting this increase, is a decrease in gaming revenues in the Midwest and South segment. The Midwest and South segment experienced a 1.5% decline in slot handle, along with a 2.8% decrease in table game drop. Gaming margins slightly increased as compared to prior year due to top line gaming revenue growth and effective cost control.

Gaming revenues decreased by $20.8 million, or 1.3%, during 2016 as compared to the prior year, which was due to a decrease of $49.3 million in the Midwest and South segment. The Midwest and South segment experienced a 4.8% decrease in slot handle and a 5.1% decrease in table game drop. Partially offsetting this decrease was an increase of $27.3 million in the Las Vegas Locals segment attributable primarily to the Acquisitions, an overall increase in both table game drop and slot hold, as well as a $1.3 million increase in the Downtown Las Vegas segment. Gaming expenses decreased by $14.9 million, or 2.0%, reflective of the overall reduction in gaming revenues.

Food and Beverage
Food and beverage revenues increased $43.7 million, or 14.4%, during 2017 as compared to prior year due primarily to the Acquisitions, along with an increase in the Las Vegas Locals segment, excluding the Acquisitions, of $8.4 million, as food covers increased 33% and average check increased 16.9% in the segment. Food and beverage margins increased due to our cost control efforts.

Food and beverage revenues decreased $1.1 million, or 0.4%, during 2016 as compared to 2015 due to a $7.0 million decrease in the Midwest and South segment, primarily at Par-A-Dice and Evangeline Downs. The decrease in food and beverage revenue was also a result of a decline in food covers across all segments. Offsetting this decrease were increases of food and beverage revenues of $5.2 million and $0.7 million in the Las Vegas Locals segment and Downtown Las Vegas segment, respectively, related to the Acquisitions and to increases in average guest check.

Room
Room revenues increased $17.4 million, or 10.3%, in 2017 compared to 2016 due to the addition of the Acquisitions in the Las Vegas Locals segment along with a $4.4 million increase in the Downtown Las Vegas segment. The Downtown Las Vegas segment's occupancy rate stayed consistent year-over-year however the average daily rate increased by 22.3% from the prior year. The growth in this segment over the prior year is due in part to the completion of the 300-room hotel renovation at the California property in August 2017. Overall, room margins remained consistent from 2016 to 2017.

Room revenues increased $7.1 million, or 4.4%, in 2016 compared to 2015 due to increases in average daily rates across all segments. The increase was offset by a $0.5 million decrease in the Midwest and South segment due primarily to a 3.1% decrease in hotel occupancy over the prior year.

Other
Other revenues relate to patronage visits at the amenities at our properties, including entertainment and nightclub revenues, retail sales, theater tickets and other venues. Other revenues increased by $10.6 million, or 9.1%, during 2017 as compared to the prior year due primarily to the Acquisitions, which accounted for an increase to other revenue in the Las Vegas Locals segment.

Other revenues decreased by $0.9 million, or 0.7%, during 2016 as compared to the prior year due to decreased visitor spending.

Revenues by Reportable Segment
The following table presents our total revenues by Reportable Segment:

	Year Ended December 31,
(In millions)	2017	2016	2015
Total Revenues by Reportable Segment
Las Vegas Locals	$868.4	$655.0	$616.5
Downtown Las Vegas	244.4	236.6	233.3
Midwest and South	1,288.0	1,307.7	1,365.0
Total revenues	$2,400.8	$2,199.3	$2,214.8

Las Vegas Locals
Total revenues increased $213.4 million, or 32.6%, during 2017 as compared to the comparable prior year period primarily due to the addition of the Acquisitions.

Total revenues increased $38.4 million, or 6.2%, during 2016 as compared to the comparable prior year period. Gaming revenues increased $27.3 million, or 6.9%, due primarily to the Acquisitions. Table game drop and slot hold increased 0.3 and 0.2 percentage points, respectively, as compared to prior year. Room revenue increased $7.3 million resulting from increases of 2.7% in the average daily rate and 0.8% in hotel occupancy rate. Food and beverage revenues increased by 5.0%, due primarily to a 2.0% increase in average guest check, offset by a 3.7% decrease in food covers.

Downtown Las Vegas
Total revenues increased by $7.9 million, or 3.3%, in 2017 as compared to the prior year, reflecting revenue increases in all departmental categories. We continue to tailor our marketing programs in the Downtown segment to cater to our Hawaiian market. Our Hawaiian market represented approximately 54% and 52% during 2017 and 2016, respectively, of our occupied rooms in this segment.

Total revenues increased by $3.3 million, or 1.4%, in 2016 as compared to the prior year due to an increase in all Downtown Las Vegas revenue sources. Gaming revenues increased $1.3 million, resulting from an 0.8% increase in slot handle. Additionally, food and beverage increased $0.7 million due to 2.8% increase in average guest check, which more than offset a 2.7% decrease in food covers. Room revenues and other revenues remained largely consistent with the prior year.

Midwest and South
Total revenues decreased 1.5%, during 2017 as compared to 2016, primarily due to a gaming revenue decrease resulting from a 1.5% decline in slot coin, along with a 2.8% decrease in table game drop. The results for this segment were impacted by Evangeline Downs and Amelia Belle experiencing localized economic weakness. The declines are partially offset by room revenue growth of $2.9 million at Delta Downs due to the opening of the new hotel tower and newly renovated rooms. The average daily rate at Delta Downs increased by 25.5% over the prior year.

Total revenues decreased $57.3 million, or 4.2%, during 2016 as compared to 2015 due to a decrease in all revenue sources at many of the Midwest and South properties. This decrease was primarily due to a $49.3 million, or 4.5%, decrease in gaming revenues coupled with a $7.0 million, or 4.7%, decrease in food and beverage. The decrease in food and beverage revenues from the prior year was due primarily to a 7.3% decrease in food covers. Room revenues remained largely consistent with the prior year.

Other Operating Costs and Expenses
The following operating costs and expenses, as presented in our consolidated statements of operations, are further discussed below:

	Year Ended December 31,
(In millions)	2017	2016	2015
Selling, general and administrative	$362.0	$322.3	$322.7
Maintenance and utilities	109.5	100.0	104.5
Depreciation and amortization	217.5	196.2	207.1
Corporate expense	88.1	72.7	76.9
Project development, preopening and writedowns	14.5	22.1	6.9
Impairment of assets	(0.4)	38.3	18.6
Other operating items, net	1.9	0.3	0.9

Selling, General and Administrative
Selling, general and administrative expenses include marketing, technology, compliance and risk, surveillance and security. These costs, as a percentage of revenues, were 15.1%, 14.7% and 14.6% for 2017, 2016 and 2015, respectively. We continue to focus on disciplined and targeted marketing spend and on our cost containment efforts.

Maintenance and Utilities
Maintenance and utilities expenses, as a percentage of revenues, were 4.6%, 4.5% and 4.7% for 2017, 2016 and 2015, respectively. The changes between the periods are primarily due to the fact that no major maintenance projects were undertaken in the periods, coupled with cost reductions associated with the Company's energy savings initiatives.

Depreciation and Amortization
Depreciation and amortization expense, as a percentage of revenues, was 9.1%, 8.9% and 9.4% for 2017, 2016 and 2015, respectively. Depreciation and amortization expense increased $21.3 million in the current year as compared to prior year due to the Acquisitions and recent capital expenditures. The decrease in depreciation and amortization from 2015 to 2016 was primarily due to the decrease in intangible asset amortization for the Midwest and South segment as its customer relationships were amortized using an accelerated method over their approximate useful life of five years.

Corporate Expense
Corporate expense represents unallocated payroll, professional fees, rent and various other administrative expenses that are not directly related to our casino and/or hotel operations, in addition to the corporate portion of share-based compensation expense. Corporate expense, represented 3.7%, 3.3% and 3.5%, of revenues, for 2017, 2016 and 2015, respectively.

Project Development, Preopening and Writedowns
Project development, preopening and writedowns represent: (i) certain costs incurred and recoveries realized related to the activities associated with various acquisition opportunities, strategic initiatives, dispositions and other business development activities in the ordinary course of business; (ii) certain costs of start-up activities that are expensed as incurred in our ongoing efforts to develop gaming activities in new jurisdictions and expenses related to other new business development activities that do not qualify as capital costs; and (iii) asset write-downs. The decreases in such costs in the current year as compared to the prior year are due primarily to the Acquisitions that occurred in the prior year, with no similar transactions in the current year. The increase in such costs in 2016 as compared to 2015 was primarily due to the costs incurred related to the Acquisitions and the pursuit of strategic initiatives.

Impairment of Assets
Impairments of assets in 2017 include a $0.6 million write down of a land parcel in Missouri that was sold during the period. This impairment charge is offset by a $1.0 million excess reserve recovery related to the Echelon project. The value of the remaining Echelon inventory is fully reserved.

Impairments of assets of $38.3 million in 2016 include non-cash impairment charges of $23.6 million for a gaming license, $12.5 million for goodwill and $0.8 million for trademarks in our Midwest and South segment.

Impairment of assets of $18.6 million in 2015 include a $17.5 million non-cash impairment charge for a gaming license in our Midwest and South segment and a $1.1 million charge to write down the value of certain non-operating assets.

Other Operating Items, Net
Other operating items, net, is generally comprised of miscellaneous non-recurring operating charges, including direct and non-reimbursable costs associated with natural disasters and severe weather, including hurricane and flood expenses and subsequent recoveries of such costs, as applicable.

Other Expense (Income)
Interest Expense, net

	Year Ended December 31,
(In millions)	2017	2016	2015
Interest Expense, net	$171.3	$209.7	$222.7
Average Long-Term Debt Balance	3,207.2	3,337.0	3,416.5
Loss on Early Extinguishments and Modifications of Debt	1.6	42.4	40.7
Weighted Average Interest Rates	4.4%	5.3%	5.3%

Mix of Boyd Gaming Corporation Debt at Year End
Fixed rate debt	48.1%	45.7%	43.6%
Variable rate debt	51.9%	54.3%	56.4%

Interest expense, net of capitalized interest and interest income, for 2017 decreased $38.4 million, or 18.3%, due to the redemptions of our 9.0% senior notes and the Peninsula 8.375% senior notes, the payoff of the Peninsula bank credit facility, the refinancing of the Boyd Gaming Credit Facility in September 2016 and the refinancing of Term B Loans in March 2017. These transactions led to a reduction in the average long-term debt balance of $129.7 million and a reduction in the weighted average interest rate from 5.3% to 4.4% for 2017.

Interest expense, net of capitalized interest and interest income, for 2016 decreased $13.0 million, or 5.8%, due to the reduction in our average long-term debt balance during the period.

Loss on Early Extinguishments and Modifications of Debt
The components of the loss on early extinguishments and modifications of debt, are as follows:

	December 31,
(In millions)	2017	2016	2015
Boyd Gaming Credit Facility deferred finance charges	$1.1	$6.6	$2.0
Refinancing Amendment	0.5	—	—
9.00% Senior Notes premium and consent fees	—	15.8	—
9.00% Senior Notes deferred finance charges	—	6.0	—
8.375% Senior Notes deferred finance charges	—	4.5	—
9.125% Senior Notes premium and consent fees	—	—	24.0
9.125% Senior Notes deferred finance charges	—	—	4.9
HoldCo Note	—	—	7.8
Peninsula Credit Facility deferred finance charges	—	9.5	2.1
Total loss on early extinguishments and modifications of debt	$1.6	$42.4	$40.8

Income Taxes
The effective tax rate on income from continuing operations during 2017, 2016 and 2015 was 1.8%, (2,573.8%) and (149.1%), respectively. In 2017, our tax provision was favorably impacted by the change to the federal statutory tax rate on our net deferred tax liability. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act makes changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from a top marginal rate of 35% to a flat rate of 21%; (2) eliminating the corporate alternative minimum tax (AMT); (3) creating a new limitation on deductible interest expense; (4) changing bonus depreciation that will allow for full expensing of qualified property; (5) changing the limitations on executive compensation (6) altering the rules with respect to net operating losses generated after December 31, 2017. These changes have various effective dates. As a result of the reduction of the federal corporate income tax rate, we have revalued our net deferred tax liability as of December 31, 2017. Based on this revaluation, we have recorded a discrete tax benefit of $60.1 million.

During 2016, our tax benefit was primarily a result of the release of a valuation allowance on our federal and state net operating loss carryforwards and other deferred tax assets. The tax benefit for the year ended December 31, 2015 was favorably impacted by impairment charges to indefinite lived intangible assets which resulted in a reduction in our recognized deferred tax liability on these assets and adversely impacted by an accrual of non-cash tax expense in connection with the tax amortization of indefinite lived intangible assets. The deferred tax liabilities created by the tax amortization of these intangibles could not be used to offset our net operating loss or other deferred tax assets in determining our valuation allowance. In 2015, the tax benefit was favorably impacted by the partial release of the valuation allowance attributable to income from continuing operations and the federal and state release of unrecognized tax benefits (including associated interest reserves) in connection with our Internal Revenue Service (“IRS”) and New Jersey income tax examinations.

Valuation allowances are evaluated periodically and subject to change in future reporting periods as a result of changes in the factors noted above. As part of our review in determining the need for a valuation allowance, we assess the positive and negative evidence in each tax jurisdiction. In performing our analysis in 2016, we determined that the positive evidence in favor of releasing the valuation allowance, particularly evidence that was objectively verifiable, outweighed the negative evidence. We utilize a rolling twelve quarters of pretax income adjusted for permanent book to tax differences as a measure of cumulative results in recent years. We transitioned from a cumulative loss position to a cumulative income position over the rolling twelve quarters during 2016. Other evidence considered in the analysis included, but was not limited to, a trend reflective of improvement in recent earnings, forecasts of profitability and taxable income and the reversal of existing temporary differences. The change in these conditions during 2016 provided positive evidence that supported the release of the valuation allowance against a significant portion of our deferred tax assets. As such, we concluded that it was more likely than not that the benefit from these deferred tax assets would be realized. As a result, during the year ended December 31, 2016, we released $203.9 million of valuation allowance on our federal and state income tax net operating loss carryforwards and other deferred tax assets.

We have maintained a valuation allowance of $28.7 million against certain federal and state deferred tax assets as of December 31, 2017 due to uncertainties related to our ability to realize the tax benefits associated with these assets. We considered, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of profitability and taxable income, the duration of statutory carryforward periods, our experience with the utilization of operating loss and tax credit carryforwards before expiration and tax planning strategies.

Income from Discontinued Operations, Net of Tax
Income from discontinued operations, net of tax, reflects the results of our equity method investment in Borgata, which we sold in August 2016. The results for the year ended December 31, 2017 include property tax recovery proceeds of $21.4 million, net of tax, related to the final settlement of Borgata's property tax disputes with Atlantic City. The corresponding period of the prior year, includes the $181.7 million after-tax gain on the sale of our equity interest in Borgata, our share of the results of Borgata through the date of sale and our portion of property tax refunds received in 2016 subsequent to the sale of our ownership interest. The Company applied the equity method of accounting to its 50% investment in Borgata.

LIQUIDITY AND CAPITAL RESOURCES
Financial Position
We operate our business with minimal or negative levels of working capital in order to minimize borrowings and related interest costs. Our cash and cash equivalents balance was $203.1 million and $193.9 million at December 31, 2017 and 2016, respectively. Our working capital deficit at December 31, 2017 and 2016 was $56.8 million and $64.0 million, respectively.

Our credit facility generally provides any necessary funds for day-to-day operations, interest and tax payments, as well as capital expenditures. On a daily basis, we evaluate our cash position and adjust the balance under our credit facility, as necessary, by either borrowing or paying down debt with excess cash. We also plan the timing and the amounts of our capital expenditures. We believe that the borrowing capacity under our credit facility, subject to restrictive covenants, and cash flows from operating activities will be sufficient to meet our projected operating and maintenance capital expenditures for at least the next twelve months. The source of funds available to us for the repayment of our debt or to fund development projects is derived primarily from our cash flows from operations and availability under our credit facility, to the extent availability exists after we meet our working capital needs, and subject to restrictive covenants.

We could also seek to secure additional working capital, repay current debt maturities, or fund development projects, in whole or in part, through incremental bank financing and additional debt or equity offerings. If availability does not exist under our credit facility, or we are not otherwise able to draw funds on our credit facility, additional financing may not be available to us, and if available, may not be on terms favorable us.

Cash Flows Summary

	Year Ended December 31,
(In millions)	2017	2016	2015
Net cash provided by operating activities	$422.6	$300.3	$326.7

Cash Flows from Investing Activities
Capital expenditures	(190.4)	(160.4)	(131.2)
Cash paid for acquisitions, net of cash received	(1.2)	(592.7)	—
Advances pursuant to development agreement	(35.1)	—	—
Other investing activities	0.7	14.1	4.5
Net cash used in investing activities	(226.0)	(739.0)	(126.7)
Cash Flows from Financing Activities
Net payments of debt	(161.5)	(97.9)	(203.4)
Dividends paid	(11.3)	—	—
Shares repurchased and retired	(31.9)	—	—
Share-based compensation activities, net	(7.7)	(1.3)	3.7
Other financing activities	(2.9)	—	—
Net cash used in financing activities	(215.3)	(99.2)	(199.7)
Net cash provided by discontinued operations	35.7	570.3	14.1
Net increase in cash, cash equivalents and restricted cash	$17.0	$32.4	$14.4

Cash Flows from Operating Activities
During 2017, 2016 and 2015, we generated net operating cash flow of $422.6 million, $300.3 million and $326.7 million, respectively. Generally, operating cash flows increased $122.2 million in 2017 compared to 2016 due to the flow through effect of higher revenues, including the impact of the Acquisitions, and the timing of working capital spending. Generally, operating cash flows decreased $26.3 million in 2016 compared to 2015 due to the flow through effect of lower revenues and increased project development expenses, offset by reduced interest expense.

Cash Flows from Investing Activities
Our industry is capital intensive and we use cash flows for acquisitions, facility expansions, investments in future development or business opportunities and maintenance capital expenditures.

During 2017, we incurred net cash outflows for investing activities of $226.0 million. The decline in outflows as compared to the prior year is due to the Acquisitions. Capital expenditures for 2017 include $43.0 million paid in February 2017 to exercise a purchase option to acquire leased land underlying The Orleans Hotel and Casino. In January 2017, we paid $35.1 million for the acquisition of land that is the intended site of the Wilton Rancheria casino, pursuant to our development agreement with the Wilton Rancheria Tribe. This cost will be reimbursed to us when the Tribe obtains permanent financing for the project.

During 2016, we incurred net cash outflows for investing activities of $739.0 million due to our Acquisitions and capital expenditures during the period of $160.4 million.

In 2015, we incurred net cash outflows for investing activities of $126.7 million due to our capital expenditures during the period of $131.2 million.

Cash Flows from Financing Activities
We rely upon our financing cash flows to provide funding for investment opportunities, repayments of obligations and ongoing operations.

In 2017, 2016 and 2015, our net cash outflows for financing activities totaled $215.3 million, $99.2 million and $199.7 million, respectively. The net cash outflows for financing activities in 2017, reflect primarily the use of excess cash to reduce our outstanding debt, repurchase outstanding common stock under our share repurchase program and pay cash dividends to our shareholders. The net cash outflows in 2016 reflect primarily the redemption of our 9.00% senior notes due 2020 and Peninsula Gaming's 8.375% senior notes due 2018, and extinguishment of the Peninsula Gaming bank credit facility during the period, using the net cash proceeds from the sale of our equity interest in Borgata, and cash flow from the Refinancing Amendment. In 2015, we used cash generated from operations to extinguish outstanding debt.

Cash Flows from Discontinued Operations
Discontinued operations activities in 2017, 2016 and 2015 represent Borgata. The net cash inflow of $35.7 million in 2017 includes property tax recovery proceeds related to the final settlement of Borgata's property tax disputes with Atlantic City. The net cash flow in 2016 includes the pretax cash proceeds of $589 million received from the sale of our 50% equity interest in the parent company of Borgata, to MGM in August 2016.

Indebtedness
The balances of our long-term debt and the changes in those balances, are as follows:

(In millions)	December 31, 2017	December 31, 2016	Decrease
Bank credit facility	$1,621.1	$1,782.5	$(161.4)
6.875% senior notes due 2023	750.0	750.0	—
6.375% senior notes due 2026	750.0	750.0	—
Other	0.5	0.6	(0.1)
Total long-term debt	3,121.6	3,283.1	(161.5)
Less current maturities	24.0	30.3	(6.3)
Long-term debt, net of current maturities	$3,097.6	$3,252.8	$(155.2)
The amount of current maturities includes certain non-extending balances scheduled to be repaid within the next twelve months under the bank credit facilities.

Boyd Gaming Corporation Debt
Bank Credit Facility
On March 29, 2017, the Company, as borrower, entered into Amendment No. 2 and Refinancing Amendment (the "Refinancing Amendment") with the lenders party thereto, and Bank of America, N.A. ("Bank of America"), as administrative agent. The Refinancing Amendment modifies the Third Amended and Restated Credit Agreement (as amended prior to the execution of the Refinancing Amendment, the "Existing Credit Agreement"), dated as of August 14, 2013, among the Company, certain financial institutions, and Bank of America, as administrative agent. The Refinancing Amendment modified the Existing Credit Agreement and is referred to as the "Amended Credit Agreement" (together referred to as the "Credit Facility").

The Amended Credit Agreement provides for (i) commitments to make Term B Loans in an amount equal to $1,264.5 million (the "Refinancing Term B Loans"), with the proceeds used to refinance in full the Company’s Term B-1 Loans and Term B-2 Loans outstanding under the Existing Credit Agreement and (ii) certain other amendments to the Existing Credit Agreement. The revolving credit facility (the "Revolving Credit Facility") of $775.0 million and the senior secured term A loan (the "Term A Loan") of $225.0 million were not modified in the Refinancing Amendment.

The Refinancing Term B Loans mature on September 15, 2023 (or earlier upon occurrence or non-occurrence of certain events). The Revolving Credit Facility and the Term A Loan mature on September 15, 2021 (or earlier upon occurrence or non-occurrence of certain events).

The Credit Facility includes an accordion feature which permits an increase in the Revolving Credit Facility and the issuance and increase of senior secured term loans in an amount up to (i) $550.0 million, plus (ii) certain voluntary permanent reductions of the Revolving Credit Facility and certain voluntary prepayments of the senior secured term loans, plus (iii) certain reductions in the outstanding principal amounts under the term loans or the Revolving Credit Facility, plus (iv) any additional amount if, after giving effect thereto, the First Lien Leverage Ratio (as defined in the Credit Agreement) would not exceed 4.25 to 1.00 on a pro forma basis, less (v) any Incremental Equivalent Debt (as defined in the Credit Agreement), in each case, subject to the satisfaction of certain conditions.

Pursuant to the terms of the Credit Facility (i) the loans under the Term A Loan amortize in an annual amount equal to 5.00% of the original principal amount thereof, commencing December 31, 2016, payable on a quarterly basis, (ii) the loans under the Refinancing Term B Loans amortize in an annual amount equal to 1.00% of the original principal amount thereof, commencing June 30, 2017, payable on a quarterly basis, and (iii) beginning with the fiscal year ending December 31, 2016, the Company is required to use a portion of its annual Excess Cash Flow, as defined in the Credit Agreement, to prepay loans outstanding under the Credit Facility.

The interest rate on the outstanding balance from time to time of the Revolving Credit Facility and the Term A Loan is based upon, at the Company’s option, either: (i) the Eurodollar rate or (ii) the base rate, in each case, plus an applicable margin. Such applicable margin is a percentage per annum determined in accordance with a specified pricing grid based on the total leverage ratio and ranges from 1.75% to 2.75% (if using the Eurodollar rate) and from 0.75% to 1.75% (if using the base rate). A fee of a percentage per annum (which ranges from 0.25% to 0.50% determined in accordance with a specified pricing grid based on the total leverage ratio) will be payable on the unused portions of the Revolving Credit Facility.

The interest rate on the outstanding balance of the Refinancing Term B Loans under the Amended Credit Agreement is based upon, at the Company’s option, either: (i) the Eurodollar rate or (ii) the base rate, in each case, plus an applicable margin. Such applicable margin is a percentage per annum determined in accordance with the Company’s secured leverage ratio and ranges from 2.25% to 2.50% (if using the Eurodollar rate) and from 1.25% to 1.50% (if using the base rate).

The "base rate" under the Credit Agreement remains the highest of (x) Bank of America’s publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one-month period plus 1.00%.

The blended interest rate for outstanding borrowings under for the Credit Facility was 3.9% at December 31, 2017 and 3.4% at December 31, 2016.

Amounts outstanding under the Refinancing Amendment may be prepaid without premium or penalty, and the commitments may be terminated without penalty, subject to certain exceptions.

Subject to certain exceptions, the Company may be required to repay the amounts outstanding under the Credit Facility in connection with certain asset sales and issuances of certain additional secured indebtedness.

The Credit Facility contains certain financial and other covenants, including, without limitation, various covenants: (i) requiring the maintenance of a minimum consolidated interest coverage ratio 1.75 to 1.00; (ii) establishing a maximum permitted consolidated total leverage ratio; (iii) establishing a maximum permitted secured leverage ratio; (iv) imposing limitations on the incurrence of indebtedness; (v) imposing limitations on transfers, sales and other dispositions; and (vi) imposing restrictions on investments, dividends and certain other payments.

The Company's obligations under the Credit Facility, subject to certain exceptions, are guaranteed by certain of the Company's subsidiaries and are secured by the capital stock of certain subsidiaries. In addition, subject to certain exceptions, the Company and each of the guarantors will grant the administrative agent first priority liens and security interests on substantially all of their real and personal property (other than gaming licenses and subject to certain other exceptions) as additional security for the performance of the secured obligations under the Credit Facility.

The outstanding principal amounts under the Credit Facility are comprised of the following:

	December 31,
(In millions)	2017	2016
Revolving Credit Facility	$170.0	$245.0
Term A Loan	211.0	222.2
Refinancing Term B Loans	1,170.0	—
Term B-1 Loan	—	271.8
Term B-2 Loan	—	997.5
Swing Loan	70.1	46.0
Total outstanding principal amounts under the Credit Facility	$1,621.1	$1,782.5

After consideration of $12.9 million allocated to support various letters of credit, approximately $522.0 million of availability remained under our Credit Facility at December 31, 2017.

Senior Notes
6.875% Senior Notes due May 2023
On May 21, 2015, we issued $750 million aggregate principal amount of 6.875% senior notes due May 2023 (the "6.875% Notes"). The 6.875% Notes require semi-annual interest payments on May 15 and November 15 of each year, commencing on November 15, 2015. The 6.875% Notes will mature on May 15, 2023 and are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us.

The 6.875% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restricted subsidiaries (as defined in the base and supplemental indentures governing the 6.875% Notes, together, the "6.875% Indenture") to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies. In addition, upon the occurrence of a change of control (as defined in the 6.875% Indenture), we will be required, unless certain conditions are met, to offer to repurchase the 6.875% Notes at a price equal to 101% of the principal amount of the 6.875% Notes, plus accrued and unpaid interest and Additional Interest (as defined in the 6.875% Indenture), if any, to, but not including, the date of purchase. If we sell assets or experience an event of loss, we will be required under certain circumstances to offer to purchase the 6.875% Notes.

At any time prior to May 15, 2018, we may redeem the 6.875% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, up to, but excluding, the applicable redemption date, plus a make whole premium. After May 15, 2018, we may redeem all or a portion of the 6.875% Notes at redemption prices (expressed as percentages of the principal amount) ranging from 105.156% in 2018 to 100% in 2021 and thereafter, plus accrued and unpaid interest and Additional Interest.

6.375% Senior Notes due April 2026
On March 28, 2016, we issued $750 million aggregate principal amount of 6.375% senior notes due April 2026 (the "6.375% Notes"). The 6.375% Notes require semi-annual interest payments on April 1 and October 1 of each year, commencing on October 1, 2016. The 6.375% Notes will mature on April 1, 2026 and are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us. Net proceeds from the 6.375% Notes were used to pay down the outstanding amount under the Revolving Credit Facility and the balance was deposited in money market funds and classified as cash equivalents on the consolidated balance sheets.

In conjunction with the issuance of the 6.375% Notes, we incurred approximately $13.0 million in debt financing costs that have been deferred and are being amortized over the term of the 6.375% Notes using the effective interest method.

The 6.375% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restricted subsidiaries (as defined in the base and supplemental indentures governing the 6.375% Notes, together, the "6.375% Indenture") to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies. In addition, upon the occurrence of a change of control (as defined in the 6.375% Indenture), we will be required, unless certain conditions are met, to offer to repurchase the 6.375% Notes at a price equal to 101% of the principal amount of the 6.375% Notes, plus accrued and unpaid interest and Additional Interest (as defined in the 6.375% Indenture), if any, to, but not including, the date of purchase. If we sell assets or experience an event of loss, we will be required under certain circumstances to offer to purchase the 6.375% Notes.

At any time prior to April 1, 2021, we may redeem the 6.375% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, up to, but excluding, the applicable redemption date, plus a make whole premium. After April 1, 2021, we may redeem all or a portion of the 6.375% Notes at redemption prices (expressed as percentages of the principal amount) ranging from 103.188% in 2021 to 100% in 2024 and thereafter, plus accrued and unpaid interest and Additional Interest.

In connection with the private placement of the 6.375% Notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to file a registration statement with the SEC to permit the holders to exchange or resell the 6.375% Notes. We filed the required registration statement and commenced the exchange offer during December 2016. The exchange offer was completed on February 10, 2017 and our obligations under the registration rights agreement have been fulfilled.

9.00% Senior Notes due July 2020
On September 6, 2016 we redeemed all of our 9.00% senior notes due July 2020 (the "9.00% Notes") at a redemption price of 104.50% plus accrued and unpaid interest to the redemption date. The redemption was funded using cash on hand. As a result of this redemption, the 9.00% Notes have been fully extinguished.

Peninsula Gaming Debt
Peninsula Credit Facility
On September 2, 2016, Peninsula repaid all of the outstanding amounts, including all principal and accrued interest amounts, under the Peninsula senior secured credit facility (the "Peninsula Credit Facility") pursuant to the Peninsula Credit Agreement. In connection with the repayment in full of the Peninsula Credit Facility (the "Repayment"), the Peninsula Credit Agreement was terminated.

8.375% Senior Notes due February 2018
On September 2, 2016, we redeemed all of our 8.375% senior notes due February 2018 (the "8.375% Notes") at a redemption price of 100.0% plus accrued and unpaid interest to the redemption date. The redemption was funded using cash on hand. As a result of this redemption, the 8.375% Notes have been fully extinguished.

Covenant Compliance
As of December 31, 2017, we believe that we were in compliance with the financial and other covenants contained in our debt instruments.

Scheduled Maturities of Long-Term Debt
The scheduled maturities of long-term debt, as discussed above, are as follows:

(In millions)	Total
For the year ending December 31,
2018	$24.0
2019	24.0
2020	24.0
2021	430.0
2022	12.8
Thereafter	2,606.8
Total outstanding principal of long-term debt	$3,121.6

Dividends
Dividends are declared at the discretion of our Board of Directors. We are subject to certain limitations regarding payment of dividends, such as restricted payment limitations related to our outstanding notes and our Credit Facility. On May 2, 2017, the Company announced that its Board of Directors had authorized the reinstatement of the Company’s cash dividend program. The dividends declared by the Board under this program are:

Declaration date	Record date	Payment date	Amount per share
May 2, 2017	June 15, 2017	July 15, 2017	$0.05
September 6, 2017	September 18, 2017	October 15, 2017	0.05
December 7, 2017	December 28, 2017	January 15, 2018	0.05

No dividends were declared during the years ended December 31, 2016 or 2015.

Share Repurchase Program
Subject to applicable corporate securities laws, repurchases under our stock repurchase program may be made at such times and in such amounts as we deem appropriate. We are subject to certain limitations regarding the repurchase of common stock, such as restricted payment limitations related to our outstanding notes and our Credit Facility. Purchases under our stock repurchase program can be discontinued at any time that we feel additional purchases are not warranted. We intend to fund the repurchases under the stock repurchase program with existing cash resources and availability under our Credit Facility.

In July 2008, our Board of Directors authorized an amendment to our existing share repurchase program to increase the total amount of common stock available to be repurchased to $100 million. We are not obligated to purchase any shares under our stock repurchase program. The Board reaffirmed this program in May 2017 and we repurchased 1.2 million shares of our common stock during the year ended December 31, 2017. There were no common stock repurchases during 2016 and 2015. We are currently authorized to repurchase up to an additional $60.1 million in shares of our common stock under the share repurchase program.

We have in the past, and may in the future, acquire our debt or equity securities through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine.

Other Items Affecting Liquidity
We anticipate the ability to fund our capital requirements using our free cash flow from operations and availability under our Credit Facility, to the extent availability exists after we meet our working capital needs for the next twelve months. Any additional financing that is needed may not be available to us or, if available, may not be on terms favorable to us. The outcome of the following specific matters, including our commitments and contingencies, may also affect our liquidity.

Divestiture of Borgata
The proceeds we received upon the sale of our equity interest in Borgata did not include our 50% share of any future property tax settlement benefits, from the time period during which we held a 50% ownership in MDDHC, later received by Borgata and to which Boyd Gaming retained the right to receive payment. During 2016, we recognized $9.1 million in income, which was included in discontinued operations for the year ended December 31, 2016, for the cash we received for our share of property tax benefits realized by Borgata subsequent to the closing of the sale. On February 15, 2017, Borgata announced that it had entered into a settlement agreement under which it would receive payments totaling $72 million to resolve the property tax issues. Borgata received full payment, and we received our share of the proceeds, in June 2017. For the year ended December 31, 2017, we recognized $36.2 million in income for the cash we received for our share of property tax benefits realized by Borgata after the closing of the sale. These payments, net of tax of $14.8 million for the year ended December 31, 2017, are included in discontinued operations in the consolidated financial statements.

Commitments
Capital Spending and Development
We continually perform on-going refurbishment and maintenance at our facilities to maintain our standards of quality. Certain of these maintenance costs are capitalized, if such improvement or refurbishment extends the life of the related asset, while other maintenance costs that do not so qualify are expensed as incurred. The commitment of capital and the related timing thereof are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements.

We currently estimate that our annual cash capital requirements to maintain our properties to our quality standards ranges from between $140 million and $160 million. We intend to fund such capital expenditures through our credit facility and operating cash flows.

In addition to the capital spending discussed above, we also continue to pursue other potential development projects that may require us to invest significant amounts of capital. For example, we continue to work with Wilton Rancheria, a federally-recognized Native American tribe located about 15 miles southeast of Sacramento, California, to develop and manage a gaming entertainment complex. In September 2017, the California State Legislature unanimously approved, and the Governor of California executed, a tribal-state gaming compact with the tribe allowing the development of the casino. With the compact now in place, we are in the process of finalizing project design and construction planning. Once commenced, the construction timeline is expected to span 18 to 24 months.

Pending Acquisitions
On December 18, 2017, we announced that we had entered into a definitive agreement with Penn National Gaming, Inc (the "Penn National Purchase Agreement"), to acquire the operations of four properties, which include Ameristar St. Charles and Ameristar Kansas City, both in Missouri, along with Belterra Casino Resort in Florence, Indiana, and Belterra Park in Cincinnati, Ohio, for total net cash consideration of $575.0 million (the "Penn National Purchase").

On December 20, 2017, we announced that we had entered into a definitive agreement with Valley Forge Convention Center Partners, L.P. (the "Valley Forge Merger Agreement"), to acquire Valley Forge Casino Resort in King of Prussia, Pennsylvania, for total cash consideration of $280.5 million (the "Valley Forge Merger").

The completion of the Penn National Purchase and the Valley Forge Merger are each subject to customary conditions and the receipt of all required regulatory approvals, including, among others, approval by the required state gaming commissions and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, the Penn National Purchase is also contingent upon the successful completion of Penn National’s proposed acquisition of Pinnacle Entertainment, Inc. Subject to the satisfaction or waiver of the respective conditions in each of the Penn National Purchase Agreement and the Valley Forge Merger Agreement, we currently expect each of the transactions to close during the second half of 2018. The acquisitions will be funded with cash on hand and available revolver capacity under the Bank Credit Facility.

CONTRACTUAL OBLIGATIONS
The following summarizes our contractual obligations, excluding the Penn National Purchase Agreement and the Valley Forge Merger Agreement discussed above, as of December 31, 2017:

	Year Ending December 31,
(In millions)	Total	2018	2019	2020	2021	2022	Thereafter
CONTRACTUAL OBLIGATIONS:
Long-Term Debt
Bank credit facility	$1,621.1	$23.9	$23.9	$23.9	$429.9	$12.7	$1,106.8
6.375% senior notes due 2026	750.0	—	—	—	—	—	750.0
6.875% senior notes due 2023	750.0	—	—	—	—	—	750.0
Other	0.5	0.1	0.1	0.1	0.1	0.1	—
Total long-term debt	3,121.6	24.0	24.0	24.0	430.0	12.8	2,606.8

Interest on Fixed Rate Debt	669.6	99.4	99.4	99.4	99.4	99.4	172.6

Interest on Variable Rate Debt (1)	313.5	62.6	61.7	60.7	54.9	44.3	29.3

Operating Leases	396.4	20.7	17.8	15.3	14.3	13.9	314.4

Purchase Obligations (2)	48.9	13.9	6.9	4.2	3.7	3.6	16.6

TOTAL CONTRACTUAL OBLIGATIONS	$4,550.0	$220.6	$209.8	$203.6	$602.3	$174.0	$3,139.7

(1)
Estimated interest payments are based on principal amounts and scheduled maturities of debt outstanding at December 31, 2017. Estimated interest payments for variable-rate debt are based on rates at December 31, 2017.

(2) Purchase obligations include various contracted amounts, including construction contacts and information technology, advertising, maintenance and other service agreements.

Other Opportunities
We regularly investigate and pursue additional expansion opportunities in markets where casino gaming is currently permitted. We also pursue expansion opportunities in jurisdictions where casino gaming is not currently permitted in order to be prepared to develop projects upon approval of casino gaming. Such expansions will be affected and determined by several key factors, which may include the following:

•	the outcome of gaming license selection processes;

•	the approval of gaming in jurisdictions where we have been active but where casino gaming is not currently permitted;

•	identification of additional suitable investment opportunities in current gaming jurisdictions; and

•	availability of acceptable financing.

Additional projects may require us to make substantial investments or may cause us to incur substantial costs related to the investigation and pursuit of such opportunities, which investments and costs we may fund through cash flow from operations or availability under our Credit Facility. To the extent such sources of funds are not sufficient, we may also seek to raise such additional funds through public or private equity or debt financings or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to us. Moreover, we can provide no assurances that any expansion opportunity will result in a completed transaction.

Off Balance Sheet Arrangements
Our off balance sheet arrangements consist of the following:

Indemnification
We have entered into certain agreements that contain indemnification provisions, as well as indemnification agreements involving certain of our executive officers and directors. These agreements provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act. In addition, our Restated Articles of Incorporation and Restated Bylaws contain provisions that provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law.

Outstanding Letters of Credit
At December 31, 2017, we had outstanding letters of credit totaling $12.9 million.

Other Arrangements
We have not entered into any transactions with special purpose entities, nor have we engaged in any derivative transactions.

CRITICAL ACCOUNTING POLICIES
Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. In accordance with GAAP, we are required to make estimates and assumptions that affect the reported amounts included in our consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. On an ongoing basis, management reviews and refines those estimates, the following of which materially impact our consolidated financial statements: the recoverability of long-lived assets; application of acquisition method of accounting; valuation of indefinite-lived intangible assets and goodwill; determination of self-insured reserves; and provisions for deferred tax assets, certain tax liabilities and uncertain tax positions.

Judgments are based on information including, but not limited to, historical experience, industry trends, conventional practices, expert opinions, terms of existing agreements and information from outside sources. Judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from these estimates.

We believe the following critical accounting policies require a higher degree of judgment and complexity, the sensitivity of which could result in a material impact on our consolidated financial statements.

Recoverability of Long-Lived Assets
Our long-lived assets were carried at $2.5 billion at December 31, 2017, or 54.2% of our consolidated total assets. We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If triggering events are identified, we then compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. The asset is not impaired if the undiscounted future cash flows exceed its carrying value. If the carrying value exceeds the undiscounted future cash flows, then an impairment charge is recorded, typically measured using a discounted cash flow model, which is based on the estimated future results of the relevant reporting unit discounted using our weighted-average cost of capital and market indicators of terminal year free cash flow multiples.

A long-lived asset shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The following are examples of such events or changes in circumstances:

i.	a significant decrease in the market price of a long-lived asset;

ii.	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

iii.	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;

iv.	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

v.
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; and/or

vi.	a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

We reconsider changes in circumstances on a frequent basis, and if a triggering event related to potential impairment has occurred, we solicit third party valuation expertise to assist in the valuation of our investment. There are three generally accepted approaches available in developing an opinion of value: the cost, sales comparison and income approaches. We generally consider each of these approaches in developing a recommendation of the fair value of the asset; however, the reliability of each approach is dependent upon the availability and comparability of the market data uncovered, as well as, the decision-making criteria used by market participants when evaluating a property. We will bifurcate our investment and apply the most indicative approach to overall fair valuation, or in some cases, a weighted analysis of any or all of these methods.

Developing an opinion of land value is typically accomplished using a sales comparison approach by analyzing recent sales transactions of similar sites. Potential comparables are researched and the pertinent facts are confirmed with parties involved in the transaction. This process fosters a general understanding of the potential comparable sales and facilitates the selection of the most relevant comparables by the appraiser. Valuation is typically accomplished using a unit of comparison such as price per square foot of land or potential building area. Adjustments are applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a value for the property.

The cost approach is based on the premise that a prudent investor would pay no more for an asset of similar utility than its replacement or reproduction cost. The cost to replace the asset would include the cost of constructing a similar asset of equivalent utility at prices applicable at the time of the valuation date. To arrive at an estimate of the fair value using the cost approach, the replacement cost new is determined and reduced for depreciation of the asset. Replacement cost new is defined as the current cost of producing or constructing a similar new item having the nearest equivalent utility as the property being valued.

The income approach focuses on the income-producing capability of the asset. The underlying premise of this approach is that the value of an asset can be measured by the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the subject asset. The steps followed in applying this approach include estimating the expected before-tax cash flows attributable to the asset over its life and converting these before-tax cash flows to present value through capitalization or discounting. The process uses a rate of return that accounts for both the time value of money and risk factors. There are two common methods for converting net income into value, those methods are the direct capitalization and discounted cash flow methods ("DCF"). Direct capitalization is a method used to convert an estimate of a single year's income expectancy into an indication of value in one direct step by dividing the income estimate by an appropriate capitalization rate. Under the DCF method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a specific internal rate of return or a yield rate, because net operating income of the subject property is not fully stabilized.

Application of Acquisition Method of Accounting
Acquisition of Cannery Casino Hotel and Nevada Palace, LLC
On December 20, 2016, we acquired The Cannery Hotel and Casino, LLC (“Cannery”), the owner and operator of Cannery Casino Hotel, and Nevada Palace, LLC (“Eastside Cannery”), the owner and operator of Eastside Cannery Casino and Hotel, pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of April 25, 2016, as amended on October 28, 2016, by and among Boyd, Cannery Casino Resorts, LLC (“Seller”), Cannery and Eastside Cannery. Accordingly, the assets and liabilities of Cannery and Eastside Cannery are included in our consolidated balance sheet as of December 31, 2017 and 2016, and the results of its operations and cash flows are reported in our consolidated statements of operations and cash flows, respectively, for the year ended December 31, 2017 and from December 20, 2016 through December 31, 2016, during the year ended December 31, 2016. The net purchase price was $228.2 million.

The Company followed the acquisition method of accounting per ASC 805 guidance. For purposes of these financial statements, we have allocated the purchase price to the assets acquired and the liabilities assumed based on their fair values as determined by management based on its judgment with assistance from third-party appraisals. The excess of the purchase price over the net book value of the assets acquired and liabilities assumed has been recorded as goodwill. The Company has recognized the assets acquired and liabilities assumed in the acquisitions based on fair value estimates as of the date of the Acquisition. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) was completed in third quarter of 2017. The measurement period adjustment and related tax impact were immaterial to our consolidated financial statements.

Acquisition of Aliante
On September 27, 2016, we acquired ALST, the holding company of Aliante Gaming, LLC ("Aliante"), the owner and operator of the Aliante Casino + Hotel + Spa, pursuant to the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged (the "Merger") with and into ALST, with ALST surviving the Merger. ALST and Aliante are now wholly-owned subsidiaries of Boyd Gaming. Accordingly, the acquired assets and liabilities of Aliante are included in our consolidated balance sheet as of December 31, 2017 and 2016, and the results of its operations and cash flows are reported in our consolidated statements of operations and cash flows, respectively, for the year ended December 31, 2017 and from September 27, 2016 through December 31, 2016, during the year ended December 31, 2016. The net purchase price was $372.3 million.

The Company followed the acquisition method of accounting per Accounting Standards Codification 805 ("ASC 805") guidance. In accordance with ASC 805, the Company allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their fair values, which was determined primarily by management with assistance from third-party appraisals. The excess of the purchase price over those fair values has been recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) was completed in second quarter of 2017. The measurement period adjustment and related tax impact were immaterial to our consolidated financial statements.

Valuation of Indefinite-Lived Intangible Assets
Gaming license rights represent the value of the license to conduct gaming in certain jurisdictions, which is subject to highly extensive regulatory oversight and a limitation on the number of licenses available for issuance with these certain jurisdictions. License rights are tested for impairment using a discounted cash flow approach, and trademarks are tested for impairment using the relief-from-royalty method. The value of gaming licenses is determined using a multi-period excess earnings method, which is a specific discounted cash flow model. The value is determined at an amount equal to the present value of the incremental after-tax cash flows attributable only to future gaming revenue, discounted to present value at a risk-adjusted rate of return. With respect to the application of this methodology, we used the following significant projections and assumptions: gaming revenues; gaming operating expenses; general and administrative expenses; tax expense; terminal value; and discount rate. These projections are modeled for a five-year period.

Trademarks are based on the value of our brand, which reflects the level of service and quality we provide and from which we generate repeat business. Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, we would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, we avoid any such payments and record the related intangible value of our ownership of the brand name. We used the following significant projections and assumptions to determine value under the relief from royalty method: revenue from gaming and hotel activities; royalty rate; tax expense; terminal growth rate; discount rate; and the present value of tax benefit. The projections underlying this discounted cash flow model were forecasted for fifteen years. Applying the selected pretax royalty rates to the applicable revenue base in each period yielded pretax income for each property's trademarks and trade name. These pretax totals were tax effected utilizing the applicable tax rate to arrive at net, after-tax cash flows. The net, after-tax flows were then discounted to present value utilizing an appropriate discount rate. The present value of the after-tax cash flows was then added to the present value of the amortization tax benefit (considering the 15-year amortization of intangible assets pursuant to recent tax legislation) to arrive at the recommended fair values for the trademarks and trade names.

Gaming license rights and trademarks are indefinite-lived intangible assets and are not subject to amortization, but are subject to an annual impairment test and between annual test dates in certain circumstances. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference. Gaming license rights are tested for impairment using a discounted cash flow approach. Trademarks are tested for impairment using the relief-from-royalty method. As part of our annual impairment testing, management assesses the likelihood of impairment and solicits third party valuation expertise to assist in the valuation of indefinite-lived intangible assets that are deemed to have a greater likelihood of impairment.
Our annual impairment test, performed as of October 1, 2017, did not result in an impairment charge.

We evaluate whether any triggering events or changes in circumstances had occurred subsequent to our annual impairment test that would indicate an impairment condition may exist. This evaluation required significant judgment, including consideration of whether there had been any significant adverse changes in legal factors or in our business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel or likely sale or disposal of all or a significant portion of a reporting unit. Based upon this evaluation, we concluded that there had not been any triggering events or changes in circumstances that indicated an impairment condition existed as of December 31, 2017. If an event described above occurs, and results in a significant impact to our revenue and profitability projections, or any significant assumption in our valuations methods is adversely impacted, the impact could result in a material impairment charge in the future.

Valuation of Goodwill
The authoritative guidance related to goodwill impairment requires goodwill to be tested for impairment at the reporting unit level at least annually. The guidance permits an entity to make a qualitative assessment, referred to as "Step Zero," of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount. If the carrying value of the goodwill is considered impaired, a loss is measured as the excess of the reporting unit's carrying value over the fair value, with a limit of the goodwill allocated to that reporting unit.

As part of our annual impairment testing, management assesses the likelihood of impairment and solicits third party valuation expertise to assist in valuations of goodwill for those reporting units that are deemed to have a greater likelihood of impairment. We perform the test as of October 1, using a weighting of two different approaches to determine fair value: (i) the income approach; and (ii) the market approach.

The income approach is based on a discounted cash flow method, which focuses on the expected cash flow of the subject company. In applying this approach, the cash flow available for distribution is calculated for a finite period of years. Cash flow available for distribution is defined, for purposes of this analysis, as the amount of cash that could be distributed as a dividend without impairing the future profitability or operations of the subject company. The cash flow available for distribution and the terminal value (the value of the subject company at the end of the estimation period) are then discounted to present value to derive an indication of value of the business enterprise.

In the valuation of an asset, the income approach focuses on the income-producing capability of the subject asset. The underlying premise of this approach is that the value of an asset can be measured by the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the subject asset. The steps followed in applying this approach include estimating the expected after-tax cash flows attributable to the asset over its life and converting these after-tax cash flows to present value through "discounting." The discounting process uses a rate of return which accounts for both the time value of money and investment risk factors. Finally, the present value of the after-tax cash flows over the life of the asset is totaled to arrive at an indication of the fair value of the asset.

The market approach is comprised of the guideline company method, which focuses on comparing the subject company to selected reasonably similar, or "guideline", publicly-traded companies. Under this method, valuation multiples are: (i) derived from the operating data of selected guideline companies; (ii) evaluated and adjusted based on the strengths and weaknesses of the subject company relative to the selected guideline companies; and (iii) applied to the operating data of the subject company to arrive at an indication of value. In the valuation of an asset, the market approach measures value based on what typical purchasers in the market have paid for assets which can be considered reasonably similar to those being valued. When the market approach is utilized, data are collected on the prices paid for reasonably comparable assets. Adjustments are made to the similar assets to compensate for differences between reasonably similar assets and the asset being valued. The application of the market approach results in an estimate of the price reasonably expected to be realized from the sale of the subject asset.

The two methodologies were weighted 60.0% toward the income approach and 40.0% toward the market approach, to arrive at an overall fair value. At October 1, 2017, the fair value of our reporting units exceeded their carrying value. At December 31, 2017, we evaluated whether any triggering events or changes in circumstances had occurred subsequent to our annual impairment test that would indicate an impairment condition may exist. This evaluation required significant judgment, including consideration of whether there had been any significant adverse changes in legal factors or in our business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel or likely sale or disposal of all or a significant portion of a reporting unit. Based upon this evaluation, we concluded that there had not been a triggering event or change in circumstances that indicated an impairment condition existed at December 31, 2017.

Although we satisfied the impairment analysis requirements for each reporting unit tested, changes to certain underlying assumptions and variables, many of which are derived from external factors, could greatly impact the results of future tests. We cannot control or influence the impact of these factors from a fair valuation perspective, but they could nonetheless have a material effect on the results of valuation, particularly the guideline company method under the market approach, in the future.

Additionally, several of the assumptions underlying the discounted cash flow method under the income approach could pose a high degree of sensitivity to the resulting fair value. These factors include, but are not limited to, the following: total revenue, depreciation expense, depreciation overhang, tax expense and effective rates, debt-free net working capital, capital additions, terminal year growth factor, discount rate and the capitalization rate. A change in any of these variables that cause our undiscounted cash flows or terminal value or both to adversely and materially change could result in the failure of the impairment test, and a resulting impairment of our goodwill in an amount up to its book value of $888.2 million.

The Company has determined that each of its properties is a reporting unit for goodwill impairment testing, since discrete financial information is available at the property level.

Determination of Self-Insured Reserves
We are fully self-insured for general liability costs and self-insured for workers' compensation costs up to a stop loss limit of $0.5 million. Self-insurance reserves include accruals of estimated settlements for known claims, ("Case Reserves") as well as accruals of estimates for claims incurred but not yet reported ("IBNR"). Case reserves represent estimated liability for unpaid loss, based on a claims administrator's estimates of future payments on individual reported claims, including Loss Adjustment Expenses ("LAE"). Generally, LAE includes claims settlement costs directly assigned to specific claims, such as legal fees. We estimate case and LAE reserves on a combined basis, but do not include claim administration costs in our estimated ultimate loss reserves. IBNR reserves include the provision for unreported claims, changes in case reserves, and future payments on reopened claims.

We have relied upon an industry-based method to establish our self-insurance reserves, which projects the ultimate losses estimated by multiplying the exposures by a selected ultimate loss rate. The selected ultimate loss rates were determined based on a review of ultimate loss rates for prior years, adjusted for loss and exposure trend, and benefit level changes. We believe this method best provides an appropriate result, given the maturing experience and relative stabilization of our claims history. In previous years, and in certain instances, loss rates were based on industry Loss Development Factors ("LDFs"). Industry LDFs are from various national sources for workers compensation and general liability claims, and we utilize the most recent information available, although there is some lag time between compilation and publishing of such reports, during which unfavorable trends or data could emerge, which would not be reflected in our reserves.

For workers' compensation, using payroll by state as weights, we calculate a weighted average industry LDF; for general liability claims, we use gross revenues as weights, and apply to a weighted average Industry LDF to yield an initial expectation of the ultimate loss amount. The paid LDFs are used to determine the percentage of the expected ultimate loss that is expected to be unpaid as of the reserving date. This future unpaid percentage is multiplied by the expected ultimate losses to derive the expected future paid losses. As a loss year matures, the expected future paid losses are replaced by actual paid losses.

In the computation of workers' compensation claims, we exclude any claim which has reached our stop loss limitation; and therefore, we do not include any allowance for expected recoverable from excess or reinsurance. We are, however, contingently liable in the event such reinsurer cannot meet its obligations. Although we place this risk with insurers rated better than A with AM Best, a national insurance company rating agency, there can be no assurance that such reinsurer will be able to meet their obligations in the future. At December 31, 2017, unpaid case reserves on claims in excess of $0.5 million, which we have subrogated to the reinsurer, totaled less than $2.9 million.

In estimating our reserves for unpaid losses, it is also necessary to project future loss payments. Actual future losses will not develop exactly as projected and may, in fact, vary significantly from the projections. Further, the projections make no provision for future emergence of new classes of losses or types of losses not sufficiently represented in our historical database or that are not yet quantifiable. Additionally, our results are estimates based on long term averages. Actual loss experience in any given year may differ from what is suggested by these averages. The sensitivity of key variables and assumptions in the analysis was considered. Key variables and assumptions include (but are not limited to) loss development factors, trend factors and the expected loss rates/ratios used. It is possible that reasonable alternative selections would produce materially different reserve estimates.

Management believes the estimates of future liability are reasonable based upon this methodology; however, changes in key variables and assumptions used above, or generally in health care costs, accident frequency and severity could materially affect the estimate for these reserves.

Provisions for Deferred Tax Assets, Certain Tax Liabilities and Uncertain Tax Positions
Income taxes are recorded under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with the usability of operating loss and tax credit carryforwards before expiration, and tax planning alternatives.

The Company's income tax returns are subject to examination by the Internal Revenue Service ("IRS") and other tax authorities in the locations where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes, which prescribe a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

We recognize the tax benefit from an uncertain tax position only when it is more likely than not, based on the technical merits of the position, that the tax position will be sustained upon examination, including the resolution of any related appeals or litigation. The tax benefits recognized in the consolidated financial statements from such a position are measured as the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

We have established contingency reserves for material, known tax exposures. Our tax reserves reflect management's judgment as to the resolution of the issues involved if subject to judicial review. While we believe our reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a taxing authority will be resolved at a financial cost that does not exceed its related reserve. With respect to these reserves, our income tax expense would include: (i) any changes in tax reserves arising from material changes during the period in the facts and circumstances (i.e., new information) surrounding a tax issue; and (ii) any difference from our tax position as recorded in the financial statements and the final resolution of a tax issue during the period.

Our balance for uncertain tax benefits as of December 31, 2017 was $2.5 million. While we believe that our reserves are adequate to cover reasonably expected tax risks, in the event that the ultimate resolution of our uncertain tax positions differ from our estimates, we may be exposed to material increases in income tax expense, which could materially impact our financial position, results of operations and cash flows.

Recently Issued Accounting Pronouncements
For information with respect to recent accounting pronouncements and the impact of these pronouncements on our consolidated financial statements, see Note 1, Summary of Significant Accounting Policies - Recently Issued Accounting Pronouncements, in the notes to the consolidated financial statements.

ITEM 7A.    Quantitative and Qualitative Disclosures About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. We do not hold any market risk sensitive instruments for trading purposes. Our primary exposure to market risk is interest rate risk, specifically long-term U.S. treasury rates and the applicable spreads in the high-yield investment market, short-term and long-term LIBOR rates, and short-term Eurodollar rates, and their potential impact on our long-term debt. We attempt to limit our exposure to interest rate risk by managing the mix of our long-term fixed-rate borrowings and short-term borrowings under our Credit Facility. We do not currently utilize derivative financial instruments for trading or speculative purposes.

Table of Debt Maturities and Interest Rates
The following table provides information about our financial instruments that are sensitive to changes in interest rates, including debt obligations. For our debt obligations, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates. The weighted-average variable rates are based upon prevailing interest rates.

The scheduled maturities of our long-term debt outstanding for the years ending December 31 are as follows:

	Scheduled Maturity Date
	Year Ending December 31,
(In millions, except percentages)	2018	2019	2020	2021	2022	Thereafter	Total	Fair Value
Long-term debt (including current portion):
Fixed-rate	$0.1	$0.1	$0.1	$0.1	$0.1	$1,500.0	$1,500.5	$1,609.2
Average interest rate	6.6%	6.6%	6.6%	6.6%	6.6%	6.4%	6.6%
Variable-rate	$23.9	$23.9	$23.9	$429.9	$12.7	$1,106.8	$1,621.1	$1,625.2
Average interest rate	3.9%	3.9%	3.9%	3.9%	4.0%	4.0%	3.9%

As of December 31, 2017, our long-term variable-rate borrowings represented approximately 51.9% of total long-term debt. Based on December 31, 2017 debt levels, a 100-basis-point change in interest rate would cause our annual interest costs to change by approximately $16.2 million.

The following table provides other information about our long-term debt:

	December 31, 2017
(In millions)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Bank credit facility	$1,621.1	$1,595.7	$1,625.2	Level 2
6.875% senior notes due 2023	750.0	740.6	798.7	Level 1
6.375% senior notes due 2026	750.0	739.1	810.0	Level 1
Other	0.5	0.5	0.5	Level 3
Total long-term debt	$3,121.6	$3,075.9	$3,234.4

The estimated fair value of our Credit Facility is based on a relative value analysis performed on or about December 31, 2017.

ITEM 8.    Financial Statements and Supplementary Data
The following consolidated financial statements for the three years in the period ended December 31, 2017 are filed as part of this Report:

The accompanying audited consolidated financial statements of Boyd Gaming Corporation (and together with its subsidiaries, the "Company," "we" or "us") have been prepared in accordance with the instructions to Form 10-K and Regulation S-X and include all information and footnote disclosures necessary for complete financial statements in conformity with accounting principles generally accepted in the United States ("GAAP").

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Boyd Gaming Corporation and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Boyd Gaming Corporation and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Boyd Gaming Corporation and subsidiaries at December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principles

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for revenue in all periods presented due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, and related amendments, as well as ASU 2016-18, Statement of Cash Flows: Restricted Cash.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada

February 26, 2018
(June 8, 2018 as it relates to the adoption of ASU 2014-09 and ASU 2016-18 as discussed in Note 1 of the financial statements)

We have served as the Company’s auditor since 1981.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
______________________________________________________________________________________________________

	December 31,
(In thousands, except share data)	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$203,104	$193,862
Restricted cash	24,175	16,488
Accounts receivable, net	40,322	30,371
Inventories	18,004	18,568
Prepaid expenses and other current assets	37,873	46,214
Income taxes receivable	5,185	2,444
Total current assets	328,663	307,947
Property and equipment, net	2,539,786	2,605,169
Other assets, net	81,128	49,205
Intangible assets, net	842,946	881,954
Goodwill, net	888,224	826,476
Other long-term tax assets	5,183	—
Total assets	$4,685,930	$4,670,751
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$106,323	$84,086
Current maturities of long-term debt	23,981	30,336
Accrued liabilities	255,146	257,554
Income tax payable	21	—
Total current liabilities	385,471	371,976
Long-term debt, net of current maturities and debt issuance costs	3,051,899	3,199,119
Deferred income taxes	86,657	81,454
Other long-term tax liabilities	3,447	3,307
Other liabilities	61,229	84,715
Commitments and contingencies (Note 9)
Stockholders’ equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 112,634,418 and 112,896,377 shares outstanding	1,126	1,129
Additional paid-in capital	931,858	953,440
Retained earnings (accumulated deficit)	164,425	(23,824)
Accumulated other comprehensive loss	(182)	(615)
Total Boyd Gaming Corporation stockholders’ equity	1,097,227	930,130
Noncontrolling interest	—	50
Total stockholders’ equity	1,097,227	930,180
Total liabilities and stockholders’ equity	$4,685,930	$4,670,751

The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
______________________________________________________________________________________________________

	Year Ended December 31,
(In thousands, except per share data)	2017	2016	2015
Revenues
Gaming	$1,740,268	$1,610,393	$1,631,177
Food and beverage	346,379	302,705	303,786
Room	186,795	169,391	162,248
Other	127,377	116,770	117,620
Total revenues	2,400,819	2,199,259	2,214,831
Operating costs and expenses
Gaming	759,612	725,078	740,023
Food and beverage	335,506	300,766	301,813
Room	85,188	77,734	76,903
Other	83,615	83,407	86,850
Selling, general and administrative	362,037	322,259	322,672
Maintenance and utilities	109,462	100,020	104,548
Depreciation and amortization	217,522	196,226	207,118
Corporate expense	88,148	72,668	76,941
Project development, preopening and writedowns	14,454	22,107	6,907
Impairments of assets	(426)	38,302	18,565
Other operating items, net	1,900	284	907
Total operating costs and expenses	2,057,018	1,938,851	1,943,247
Operating income	343,801	260,408	271,584
Other expense (income)
Interest income	(1,818)	(2,961)	(1,858)
Interest expense, net of amounts capitalized	173,108	212,692	224,590
Loss on early extinguishments and modifications of debt	1,582	42,364	40,733
Other, net	(184)	545	3,676
Total other expense, net	172,688	252,640	267,141
Income from continuing operations before income taxes	171,113	7,768	4,443
Income tax (provision) benefit	(3,115)	199,933	6,625
Income from continuing operations, net of tax	167,998	207,701	11,068
Income from discontinued operations, net of tax	21,392	212,530	36,539
Net income	$189,390	$420,231	$47,607

Basic net income per common share
Continuing operations	$1.46	$1.81	$0.10
Discontinued operations	0.19	1.86	0.32
Basic net income per common share	$1.65	$3.67	$0.42
Weighted average basic shares outstanding	114,957	114,507	112,789

Diluted net income per common share
Continuing operations	$1.45	$1.80	$0.10
Discontinued operations	0.19	1.85	0.32
Diluted net income per common share	$1.64	$3.65	$0.42
Weighted average diluted shares outstanding	115,628	115,189	113,676

Dividends per common share	$0.15	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
______________________________________________________________________________________________________

	Year Ended December 31,
(In thousands)	2017	2016	2015
Net income	$189,390	$420,231	$47,607
Other comprehensive income (loss), net of tax:
Fair value of adjustments to available-for-sale securities	433	(299)	(263)
Comprehensive income	$189,823	$419,932	$47,344

The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
______________________________________________________________________________________________________

	Boyd Gaming Corporation Stockholders’ Equity
				Retained	Accumulated
			Additional	Earnings/	Other		Total
	Common Stock		Paid-in	(Accumulated	Comprehensive	Noncontrolling	Stockholders'
(In thousands, except share data)	Shares	Amount	Capital	Deficit)	Income (Loss), Net	Interest	Equity
Balances, January 1, 2015	109,277,060	$1,093	$922,112	$(485,115)	$(53)	$50	$438,087
Cumulative effect of change in accounting principle, adoption of Revenue Standard	—	—	—	(6,547)	—	—	(6,547)
Net income	—	—	—	47,607	—	—	47,607
Comprehensive loss attributable to Boyd	—	—	—	—	(263)	—	(263)
Stock options exercised	1,301,789	13	9,794	—	—	—	9,807
Release of restricted stock units, net of tax	553,822	6	(3,678)	—	—	—	(3,672)
Release of performance stock units, net of tax	481,749	5	(2,451)	—	—	—	(2,446)
Share-based compensation costs	—	—	19,264	—	—	—	19,264
Balances, December 31, 2015	111,614,420	1,117	945,041	(444,055)	(316)	50	501,837
Net income	—	—	—	420,231	—	—	420,231
Comprehensive loss attributable to Boyd	—	—	—	—	(299)	—	(299)
Stock options exercised	452,898	4	2,936	—	—	—	2,940
Release of restricted stock units, net of tax	670,032	6	(3,374)	—	—	—	(3,368)
Release of performance stock units, net of tax	159,027	2	(869)	—	—	—	(867)
Tax effect from share-based compensation arrangements	—	—	(5,812)	—	—	—	(5,812)
Share-based compensation costs	—	—	15,518	—	—	—	15,518
Balances, December 31, 2016	112,896,377	1,129	953,440	(23,824)	(615)	50	930,180
Cumulative effect of change in accounting principle, adoption of Update 2016-09	—	—	—	15,777	—	—	15,777
Net income	—	—	—	189,390	—	—	189,390
Comprehensive income attributable to Boyd	—	—	—	—	433	—	433
Stock options exercised	241,964	2	2,082	—	—	—	2,084
Release of restricted stock units, net of tax	520,854	5	(8,009)	—	—	—	(8,004)
Release of performance stock units, net of tax	173,653	2	(1,793)	—	—	—	(1,791)
Dividends Declared	—	—	—	(16,918)	—	—	(16,918)
Shares repurchased and retired	(1,198,430)	(12)	(31,915)	—	—	—	(31,927)
Share-based compensation costs	—	—	17,413	—	—	—	17,413
Other	—	—	640	—	—	(50)	590
Balances, December 31, 2017	112,634,418	$1,126	$931,858	$164,425	$(182)	$—	$1,097,227

The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2017	2016	2015
Cash Flows from Operating Activities
Net income	$189,390	$420,231	$47,607
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(21,392)	(212,530)	(36,539)
Depreciation and amortization	217,522	196,226	207,118
Amortization of debt financing costs and discounts on debt	9,845	14,870	21,308
Share-based compensation expense	17,413	15,518	19,264
Deferred income taxes	5,203	(201,498)	16,855
Non-cash impairment of assets	—	38,302	18,565
Gain on sale of assets	(1,027)	(6,288)	—
Loss on early extinguishments and modifications of debt	1,582	42,364	40,733
Other operating activities	(2,033)	1,625	2,145
Changes in operating assets and liabilities:
Accounts receivable, net	(9,937)	45	1,971
Inventories	565	884	(301)
Prepaid expenses and other current assets	4,957	1,691	(4,275)
Current other tax asset	—	—	1,802
Income taxes receivable	1,089	(1,064)	(137)
Other long-term tax assets, net	(5,183)	—	—
Other assets, net	2,318	(626)	922
Accounts payable and accrued liabilities	13,216	(11,605)	12,825
Other long-term tax liabilities	140	222	(25,566)
Other liabilities	(1,117)	1,972	2,377
Net cash provided by operating activities	422,551	300,339	326,674
Cash Flows from Investing Activities
Capital expenditures	(190,464)	(160,358)	(131,170)
Cash paid for acquisitions, net of cash received	(1,153)	(592,703)	—
Advances pursuant to development agreement	(35,108)	—	—
Other investing activities	706	14,207	4,528
Net cash used in investing activities	(226,019)	(738,854)	(126,642)

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
_____________________________________________________________________________________________________

	Year Ended December 31,
(In thousands)	2017	2016	2015

Cash Flows from Financing Activities
Borrowings under Boyd Gaming bank credit facility	958,000	2,039,175	1,033,500
Payments under Boyd Gaming bank credit facility	(1,119,485)	(1,466,362)	(1,211,200)
Borrowings under Peninsula bank credit facility	—	237,000	345,500
Payments under Peninsula bank credit facility	—	(899,750)	(425,150)
Proceeds from issuance of senior notes	—	750,000	750,000
Debt financing costs, net	(3,430)	(42,220)	(14,004)
Retirements of senior notes	—	(700,000)	(657,813)
Premium and consent fees paid	—	(15,750)	(24,246)
Share-based compensation activities, net	(7,711)	(1,295)	3,689
Shares repurchased and retired	(31,927)	—	—
Dividends paid	(11,286)	—	—
Other financing activities	503	(45)	—
Net cash used in financing activities	(215,336)	(99,247)	(199,724)

Cash Flows from Discontinued Operations
Cash flows from operating activities	(514)	(27,796)	14,095
Cash flows from investing activities	36,247	598,057	—
Cash flows from financing activities	—	—	—
Net cash provided by discontinued operations	35,733	570,261	14,095
Change in cash, cash equivalents and restricted cash	16,929	32,499	14,403
Cash, cash equivalents and restricted cash, beginning of period	210,350	177,851	163,448
Cash, cash equivalents and restricted cash, end of period	$227,279	$210,350	$177,851

Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$174,090	$197,475	$178,433
Cash paid (received) for income taxes, net of refunds	5,189	33,723	(1,159)
Supplemental Schedule of Non-cash Investing and Financing Activities
Payables incurred for capital expenditures	$9,297	$9,334	$7,235

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Boyd Gaming Corporation (and together with its subsidiaries, the "Company", the "Registrant", "Boyd Gaming", "Boyd", "we" or "us") was incorporated in the state of Nevada in 1988 and has been operating since 1975. The Company's common stock is traded on the New York Stock Exchange under the symbol "BYD".

The consolidated financial statements reflect the impact of the adoption of Update 2016-18 and the Revenue Standard, as defined and discussed below under Recently Adopted Accounting Pronouncements. All amounts in the footnotes have been adjusted, when necessary, to reflect the adoption of this guidance.

As of December 31, 2017, we are a diversified operator of 24 wholly owned gaming entertainment properties. Headquartered in Las Vegas, we have gaming operations in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi, which we aggregate in order to present the following three reportable segments:

Las Vegas Locals
Gold Coast Hotel and Casino	Las Vegas, Nevada
The Orleans Hotel and Casino	Las Vegas, Nevada
Sam's Town Hotel and Gambling Hall	Las Vegas, Nevada
Suncoast Hotel and Casino	Las Vegas, Nevada
Eastside Cannery Casino and Hotel	Las Vegas, Nevada
Aliante Casino + Hotel + Spa	North Las Vegas, Nevada
Cannery Casino Hotel	North Las Vegas, Nevada
Eldorado Casino	Henderson, Nevada
Jokers Wild Casino	Henderson, Nevada

Downtown Las Vegas
California Hotel and Casino	Las Vegas, Nevada
Fremont Hotel and Casino	Las Vegas, Nevada
Main Street Station Casino, Brewery and Hotel	Las Vegas, Nevada

Midwest and South
Par-A-Dice Hotel Casino	East Peoria, Illinois
Blue Chip Casino, Hotel & Spa	Michigan City, Indiana
Diamond Jo Dubuque	Dubuque, Iowa
Diamond Jo Worth	Northwood, Iowa
Kansas Star Casino	Mulvane, Kansas
Amelia Belle Casino	Amelia, Louisiana
Delta Downs Racetrack Casino & Hotel	Vinton, Louisiana
Evangeline Downs Racetrack and Casino	Opelousas, Louisiana
Sam's Town Hotel and Casino	Shreveport, Louisiana
Treasure Chest Casino	Kenner, Louisiana
IP Casino Resort Spa	Biloxi, Mississippi
Sam's Town Hotel and Gambling Hall	Tunica, Mississippi

As a result of the sale of our equity interest in Borgata (see Note 2, Acquisitions and Divestitures), we no longer report our interest in Borgata as a Reportable Segment.

Our Las Vegas Locals segment includes the results of Aliante Gaming, LLC ("Aliante"), The Cannery Hotel and Casino, LLC (“Cannery”) and Nevada Palace, LLC (“Eastside Cannery”) (see Note 2, Acquisitions and Divestitures).

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

In addition to these properties, we own and operate a travel agency and a captive insurance company that underwrites travel-related insurance, each located in Hawaii. Financial results for our travel agency and our captive insurance company are included in our Downtown Las Vegas segment, as our Downtown Las Vegas properties concentrate significant marketing efforts on gaming customers from Hawaii.

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its subsidiaries.

See Note 2, Acquisitions and Divestitures, for discussion of our acquisitions of Aliante, Cannery and Eastside Cannery, which were completed during the year ended December 31, 2016. We have not disclosed the pro forma impact of these acquisitions to our results of operations, as the pro forma impact was deemed immaterial.

Investments in unconsolidated affiliates, which are 50% or less owned and do not meet the consolidation criteria of the authoritative accounting guidance for voting interest, controlling interest or variable interest entities, are accounted for under the equity method.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Discontinued Operations
On August 1, 2016, Boyd Gaming completed the sale of its 50% equity interest in Marina District Development Holding Company, LLC ("MDDHC"), the parent company of Borgata, to MGM Resorts International ("MGM") pursuant to an Equity Purchase Agreement (the "Purchase Agreement") enter into on May 31, 2016, as amended on July 19, 2016 by and among Boyd, Boyd Atlantic City, Inc., a wholly owned subsidiary of Boyd, and MGM. (See Note 2, Acquisitions and Divestitures.) We accounted for our investment in Borgata by applying the equity method and reported its results as discontinued operations for all periods presented in these consolidated financial statements.

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with maturities of three months or less at their date of purchase, and are on deposit with high credit quality financial institutions. Although these balances may at times exceed the federal insured deposit limit, we believe such risk is mitigated by the quality of the institution holding such deposit. The carrying values of these instruments approximate their fair values as such balances are generally available on demand.

The following table provides a reconciliation of cash, cash equivalents and restricted cash balances reported within the consolidated balance sheets to the total balance shown in the consolidated statements of cash flows.

	December 31,
(In thousands)	2017	2016	2015
Cash and cash equivalents	$203,104	$193,862	$158,821
Restricted cash	24,175	16,488	19,030
Total cash, cash equivalents and restricted cash	$227,279	$210,350	$177,851

Restricted Cash
Restricted cash consists primarily of advance payments related to: (i) future bookings with our Hawaiian travel agency; and (ii) amounts restricted by regulation for gaming and racing purposes. These restricted cash balances are invested in highly liquid instruments with a maturity of 90 days or less. These restricted cash balances are held by high credit quality financial institutions. The carrying value of these instruments approximates their fair value due to their short maturities.

Accounts Receivable, net
Accounts receivable consist primarily of casino, hotel and other receivables. Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible, based upon historical collection experience, the age of the receivable and other relevant economic factors. An estimated allowance for doubtful accounts is maintained to reduce our receivables to their carrying amount. As a result, the net carrying value approximates fair value.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The activity comprising our allowance for doubtful accounts is as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Beginning balance, January 1,	$1,971	$2,087	$1,971
Additions due to Acquisitions	—	87	—
Additions	478	345	361
Deductions	(377)	(548)	(245)
Ending balance	$2,072	$1,971	$2,087

Inventories
Inventories consist primarily of food and beverage and retail items and are stated at the lower of cost or market. Cost is determined using the weighted-average inventory method.

Property and Equipment, net
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the asset's useful life or term of the lease.

The estimated useful lives of our major components of property and equipment are:

Building and improvements	3 through 40 years
Riverboats and barges	5 through 40 years
Furniture and equipment	1 through 10 years

Gains or losses on disposals of assets are recognized as incurred. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

For an asset that is held for sale, we recognize the asset at the lower of carrying value or fair market value, less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For a long-lived asset to be held and used, we review the asset for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We then compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. The asset is not impaired if the undiscounted future cash flows exceed its carrying value. If the carrying value exceeds the undiscounted future cash flows, then an impairment charge is recorded, typically measured using a discounted cash flow model, which is based on the estimated future results of the relevant reporting unit discounted using our weighted-average cost of capital and market indicators of terminal year free cash flow multiples. All resulting recognized impairment charges are recorded as Impairment of assets within operating expenses.

Capitalized Interest
Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using our weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed. Interest capitalized during the years ended December 31, 2016 and 2015 was $0.5 million and $0.1 million, respectively. There was no interest capitalized for the year ended December 31, 2017.

Investment in Available for Sale Securities
We have an investment in $20.5 million aggregate principal amount of 7.5% Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007 ("City Bonds"). This investment is classified as available-for-sale and is recorded at fair value. The fair value at December 31, 2017 and 2016 was $17.8 million and $17.3 million, respectively. At December 31, 2017 and 2016, $0.5 million and $0.4 million, respectively, is included in prepaid expenses and other current assets, and $17.3 million and $16.8 million, respectively, is included in other assets, net.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Future maturities of the City Bonds, excluding the discount, for the years ending December 31 are summarized as follows:

(In thousands)
For the year ending December 31,
2018	$475
2019	510
2020	550
2021	590
2022	635
Thereafter	17,760
Total	$20,520

Intangible Assets
Intangible assets include customer relationships, favorable lease rates, development agreements, gaming license rights and trademarks.

Amortizing Intangible Assets
Customer relationships represent the value of repeat business associated with our customer loyalty programs. These intangible assets are being amortized on an accelerated method over their approximate useful life. Favorable lease rates represent the amount by which acquired lease rental rates are favorable to market terms. These favorable lease values are amortized over the remaining lease term, primarily on leasehold land interests, originally ranging in duration from 41 to 52 years. Development agreements are contracts between two parties establishing an agreement for development of a product or service. These agreements are amortized over the respective cash flow period of the related agreement.

Indefinite-Lived Intangible Assets
Trademarks are based on the value of our brands, which reflect the level of service and quality we provide and from which we generate repeat business. Gaming license rights represent the value of the license to conduct gaming in certain jurisdictions, which is subject to highly extensive regulatory oversight, and a limitation on the number of licenses available for issuance therein. These assets, considered indefinite-lived intangible assets, are not subject to amortization, but instead are subject to an annual impairment test, and between annual test dates in certain circumstances. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference. License rights are tested for impairment using a discounted cash flow approach, and trademarks are tested for impairment using the relief-from-royalty method.

Goodwill
Goodwill is an asset representing the future economic benefits arising from other assets in a business combination that are not individually identified and separately recognized. Goodwill is not subject to amortization, but it is subject to an annual impairment test and between annual test dates in certain circumstances.

We evaluate goodwill using a weighted average allocation of both the income and market approach models. The income approach is based upon a discounted cash flow method, whereas the market approach uses the guideline public company method. Specifically, the income approach focuses on the expected cash flow of the subject reporting unit, considering the available cash flow for a finite period of years. Available cash flow is defined as the amount of cash that could be distributed as a dividend without impairing the future profitability or operations of the reporting unit. The underlying premise of the income approach is that the value of goodwill can be measured by the present value of the net economic benefit to be received over the life of the reporting unit. The market approach focuses on comparing the reporting unit to selected reasonably similar (or "guideline") publicly-traded companies. Under this method, valuation multiples are: (i) derived from the operating data of selected guideline companies; (ii) evaluated and adjusted based on the strengths and weaknesses of our reporting unit relative to the selected guideline companies; and (iii) applied to the operating data of our reporting unit to arrive at an indication of value. The application of the market approach results in an estimate of the price reasonably expected to be realized from the sale of the subject reporting unit.

Player Loyalty Point Program
We have established promotional programs to encourage repeat business from frequent and active slot machine customers and other patrons. Members earn points based on gaming activity and such points can be redeemed for complimentary slot play, food

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

and beverage, and other free goods and services. We record points earned based on the value of a point that can be redeemed for a hotel room, food & beverage or other items. The player loyalty point program accrual is deferred and recognized as revenue when the customer redeems the points for a hotel room stay, for food & beverage or for other amenities and is included in accrued liabilities on our consolidated balance sheets.

Long-Term Debt, Net
Long-term debt, net is reported as the outstanding debt amount net of amortized cost. Any unamortized debt issuance costs, which include legal and other direct costs related to the issuance of our outstanding debt, or discount granted to the initial purchasers or lenders upon issuance of our debt instruments is recorded as a direct reduction to the face amount of our outstanding debt. The debt issuance costs and discount are accreted to interest expense using the effective interest method over the contractual term of the underlying debt. In the event that our debt is modified, repurchased or otherwise reduced prior to its original maturity date, we ratably reduce the unamortized debt issuance costs and discount and record a loss on extinguishment of debt.

Income Taxes
Income taxes are recorded under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We reduce the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence it is more likely than not that such assets will not be realized. Use of the term "more likely than not" indicates the likelihood of occurrence is greater than 50%. Accordingly, the need to establish valuation allowances for deferred tax assets is continually assessed based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of profitability, the duration of statutory carryforward periods, our experience with the utilization of operating loss and tax credit carryforwards before expiration and tax planning strategies. In making such judgments, significant weight is given to evidence that can be objectively verified.

Other Long-Term Tax Liabilities
The Company's income tax returns are subject to examination by the Internal Revenue Service ("IRS") and other tax authorities in the locations where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes, which prescribe a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Uncertain tax position accounting standards apply to all tax positions related to income taxes. These accounting standards utilize a two-step approach for evaluating tax positions. Recognition occurs when the Company concludes that a tax position, based on its technical merits, is more likely than not to be sustained upon examination. Measurement is only addressed if the position is deemed to be more likely than not to be sustained. The tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement.

Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the "more likely than not" standard. If it is subsequently determined that a previously recognized tax position no longer meets the "more likely than not" standard, it is required that the tax position is derecognized. Accounting standards for uncertain tax positions specifically prohibit the use of a valuation allowance as a substitute for derecognition of tax positions. As applicable, the Company will recognize accrued penalties and interest related to unrecognized tax benefits in the provision for income taxes. Accrued interest and penalties are included in other long-term tax liabilities on the balance sheet.

Self-Insurance Reserves
We are self-insured for various insurance coverages such as property, general liability, employee health and workers' compensation costs with the appropriate levels of deductibles and retentions. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not yet reported. In estimating these accruals, we consider historical loss experience and make judgments about the expected levels of costs per claim. Management believes the estimates of future liability are reasonable based upon our methodology; however, changes in health care costs, accident frequency and severity and other factors could materially affect the estimate for these liabilities. Certain of these claims represent obligations to make future payments; and therefore, we discount such reserves to an amount representing the present value of the claims which will be paid in the future using a blended rate, which represents the inherent risk and the average payout duration. Self-insurance reserves are included in other liabilities on our consolidated balance sheets.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The activity comprising our self-insurance reserves is as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Beginning balance	$31,022	$30,068	$33,004
Additions
Charged to costs and expenses	84,209	79,685	80,311
Due to acquisitions	—	14	—
Payments made	(81,236)	(78,745)	(83,247)
Ending balance	$33,995	$31,022	$30,068

Accumulated Other Comprehensive Income (Loss)
Comprehensive income includes net income and other comprehensive income (loss). Components of the Company's comprehensive income are reported in the accompanying consolidated statements of changes in stockholders' equity and consolidated statements of comprehensive income. The accumulated other comprehensive income (loss) at December 31, 2017, consists of unrealized gains and losses on the investment available for sale resulting from changes in fair value.

Noncontrolling Interest
Noncontrolling interest represented the ownership interest in one of our subsidiaries that was held by a third party. During 2017, the joint venture in which we held an 80% interest was dissolved, thus eliminating our noncontrolling interest.

Revenue Recognition
The Company’s revenue contracts with customers consist of gaming wagers, hotel room sales, food & beverage offerings and other amenity transactions. The transaction price for a gaming wagering contract is the difference between gaming wins and losses, not the total amount wagered. Cash discounts, commissions and other cash incentives to customers related to gaming play are recorded as a reduction of gaming revenues. The transaction price for hotel, food & beverage and other contracts is the net amount collected from the customer for such goods and services. Hotel, food & beverage and other services have been determined to be separate, stand-alone performance obligations and the transaction price for such contracts is recorded as revenue as the good or service is transferred to the customer over their stay at the hotel, when the delivery is made for the food & beverage or when the service is provided for other amenity transactions.

Gaming wager contracts involve two performance obligations for those customers earning points under the Company’s player loyalty programs and a single performance obligation for customers who do not participate in the programs. The Company applies a practical expedient by accounting for its gaming contracts on a portfolio basis as such wagers have similar characteristics and the Company reasonably expects the effects on the financial statements of applying the revenue recognition guidance to the portfolio to not differ materially from that which would result if applying the guidance to an individual wagering contract. For purposes of allocating the transaction price in a wagering contract between the wagering performance obligation and the obligation associated with the loyalty points earned, the Company allocates an amount to the loyalty point contract liability based on the stand-alone selling price of the points earned, which is determined by the value of a point that can be redeemed for a hotel room stay, food & beverage or other amenities. Sales and usage-based taxes are excluded from revenues. An amount is allocated to the gaming wager performance obligation using the residual approach as the stand-alone price for wagers is highly variable and no set established price exists for such wagers. The allocated revenue for gaming wagers is recognized when the wagers occur as all such wagers settle immediately. The loyalty point contract liability amount is deferred and recognized as revenue when the customer redeems the points for a hotel room stay, food & beverage or other amenities and such goods or services are delivered to the customer. See Note 6, Accrued Liabilities, for the balance outstanding related to player loyalty programs.

The Company collects advanced deposits from hotel customers for future reservations representing obligations of the Company until the hotel room stay is provided to the customer. See Note 6, Accrued Liabilities, for the balance outstanding related to advance deposits.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The Company's outstanding chip liability represents the amounts owned in exchange for gaming chips held by a customer. Outstanding chips are expected to be recognized as revenue or redeemed for cash within one year of being purchased. See Note 6, Accrued Liabilities, for the balance outstanding related to the chip liability.

The retail value of hotel accommodations, food & beverage, and other services furnished to guests without charge is recorded as departmental revenues. Gaming revenues are net of incentives earned in our slot bonus program such as cash and the estimated retail value of goods and services (such as complimentary rooms and food & beverages). We reward customers, through the use of bonus programs, with points based on amounts wagered that can be redeemed for a specified period of time for complimentary slot play, food & beverage, and to a lesser extent for other goods or services, depending upon the property.

The estimated retail value related to goods and services provided to guests without charge or upon redemption of points under our player loyalty programs, included in departmental revenues, and therefore reducing our gaming revenues, are as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Food and beverage	$171,904	$147,494	$151,407
Room	76,565	75,647	77,678
Other	10,900	11,076	11,320

Gaming Taxes
We are subject to taxes based on gross gaming revenues in the jurisdictions in which we operate. These gaming taxes are assessed based on our gaming revenues and are recorded as a gaming expense in the consolidated statements of operations. These taxes totaled approximately $324.5 million, $321.7 million and $332.1 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Advertising Expense
Direct advertising costs are expensed the first time such advertising appears. Advertising costs are included in selling, general and administrative expenses on the consolidated statements of operations and totaled $29.9 million, $32.3 million and $33.4 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Corporate Expense
Corporate expense represents unallocated payroll, professional fees, aircraft costs and various other expenses that are not directly related to our casino hotel operations.

Project Development, Preopening and Writedowns
Project development, preopening and writedowns represent: (i) certain costs incurred and recoveries realized related to the activities associated with various acquisition opportunities, dispositions and other business development activities in the ordinary course of business; (ii) certain costs of start-up activities that are expensed as incurred and do not qualify as capital costs; and (iii) asset write-downs.

Share-Based Compensation
Share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee's requisite service period. The requisite service period can be impacted by the provisions of the Company’s stock compensation programs that provide for automatic vesting acceleration upon retirement (including as a result of death or disability) for those long-service participants achieving defined age and years of service criteria. These acceleration provisions do not apply to stock grants and awards issued within six months of the employee’s retirement. Compensation costs related to stock option awards are calculated based on the fair value of each major option grant on the date of the grant using the Black-Scholes option pricing model, which requires the following assumptions: expected stock price volatility, risk-free interest rates, expected option lives and dividend yields. We formed our assumptions using historical experience and observable market conditions.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The Company did not issue any stock option grants in 2017. The following table discloses the weighted-average assumptions used in estimating the fair value of our significant stock option grants and awards in prior years:

	Year Ended December 31,
	2016	2015
Expected stock price volatility	46.62%	49.06%
Risk-free interest rate	1.39%	1.59%
Expected option life (in years)	5.4	5.3
Estimated fair value per share	$7.67	$9.06

Net Income per Share
Basic net income per share is computed by dividing net income applicable to Boyd Gaming Corporation stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the additional dilution for all potentially-dilutive securities, such as stock options.

Concentration of Credit Risk
Financial instruments that subject us to credit risk consist of cash equivalents and accounts receivable.

Our policy is to limit the amount of credit exposure to any one financial institution, and place investments with financial institutions evaluated as being creditworthy, or in short-term money market and tax-free bond funds which are exposed to minimal interest rate and credit risk. We have bank deposits that may at times exceed federally-insured limits.

Concentration of credit risk, with respect to gaming receivables, is limited through our credit evaluation process. We issue markers to approved gaming customers only following credit checks and investigations of creditworthiness.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Change in Accounting Principle
In first quarter 2017, the Company adopted Accounting Standards Update 2016-09, Compensation - Stock Compensation ("Update 2016-09") which simplified several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Update 2016-09 requires excess tax benefits and deficiencies to be recorded in income tax expense instead of equity. The cumulative effect of this change in accounting principle is to record the benefit of previously unrecognized excess tax deductions as an increase in retained earnings of $15.8 million on the consolidated statement of changes in stockholders' equity for the year ended December 31, 2017. Additionally, for the year ended December 31, 2017, we recorded an excess tax benefit in our tax expense of approximately $1.5 million. We anticipate recording excess tax benefits as a component of tax expense will cause volatility in our future effective tax rate.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Recently Adopted Accounting Pronouncements
Accounting Standards Update 2016-18, Statement of Cash Flows ("Update 2016-18")
In November 2016, the FASB issued Update 2016-18, which amends Accounting Standards Codification ("ASC") 230 to add or clarify the guidance on the classification and presentation of restricted cash in the statement of cash flows. Update 2016-18 requires restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts on the statement of cash flows. The Company adopted Update 2016-18 using the retrospective approach. We adjusted our consolidated statement of cash flows from amounts previously reported due to the adoption of Update 2016-18. The effects of adopting Update 2016-18 on our consolidated statement of cash flows were as follows:

	Year Ended December 31, 2017
(In thousands)	As Previously Reported	Adoption of Update 2016-18	As Adjusted
Net cash provided by operating activities	$414,864	$7,687	$422,551

Cash, cash equivalents and restricted cash, beginning of period	$193,862	$16,488	$210,350
Net increase (decrease) in cash, cash equivalents and restricted cash	9,242	7,687	16,929
Cash, cash equivalents and restricted cash, end of period	$203,104	$24,175	$227,279

	Year Ended December 31, 2016
(In thousands)	As Previously Reported	Adoption of Update 2016-18	As Adjusted
Net cash provided by operating activities	$302,881	$(2,542)	$300,339

Cash, cash equivalents and restricted cash, beginning of period	$158,821	$19,030	$177,851
Net increase (decrease) in cash, cash equivalents and restricted cash	35,041	(2,542)	32,499
Cash, cash equivalents and restricted cash, end of period	$193,862	$16,488	$210,350

	Year Ended December 31, 2015
(In thousands)	As Previously Reported	Adoption of Update 2016-18	As Adjusted
Net cash provided by operating activities	$325,751	$923	$326,674

Cash, cash equivalents and restricted cash, beginning of period	$145,341	$18,107	$163,448
Net increase (decrease) in cash, cash equivalents and restricted cash	13,480	923	14,403
Cash, cash equivalents and restricted cash, end of period	$158,821	$19,030	$177,851

Accounting Standards Update 2014-09, Revenue from Contracts with Customers ("Update 2014-09"); Accounting Standards Update 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date ("Update 2015-14" ); Accounting Standards Update 2016-08, Revenue from Contracts with Customers - Principal versus Agent Considerations (Reporting Revenue Gross versus Net) ("Update 2016-08"); Accounting Standards Update 2016-10, Revenue from Contracts with Customers - Identifying Performance Obligations and Licensing ("Update 2016-10"); Accounting Standards Update 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815) - Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting ("Update 2016-11"); and Accounting Standards Update 2016-12, Revenue from Contracts with Customers - Narrow-Scope Improvements and Practical Expedients ("Update 2016-12"); (collectively, the “Revenue Standard”)
The Revenue Standard prescribes a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The Company adopted the Revenue Standard by applying the full retrospective approach and has adjusted the prior periods presented.

The guidance changed the presentation of revenues as our historical presentation reflected revenues gross for goods and services provided to our customers as an inducement to play with us, with an offsetting reduction for promotional allowances to derive net revenues. Under the new guidance, revenues are allocated among our departmental classifications based on the relative standalone

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

selling prices of the goods and services provided to the customer. Our reporting of amounts paid to operators of wide area progressive games has changed as a result of the adoption of the Revenue Standard. We previously reported these payments as contra-revenues. Under the Revenue Standard, these payments are reported as an operating expense. The accounting for our frequent player programs was also impacted, with changes to the timing and/or classification of certain transactions between revenues and operating expenses.

The implementation of the Revenue Standard resulted in an increase to the player point liability due to the change in our accounting method for this liability from an estimated cost of redemption model to a deferred revenue model. As of the effective date of our adoption (January 1, 2015), the cumulative effect adjustment decreased beginning Retained earnings by $3.8 million (after tax), resulted in a deferred tax asset reduction of $2.4 million and increased Accrued liabilities by approximately $6.2 million on the consolidated balance sheet. The impact of this change in accounting for these programs is not expected to be material to any annual accounting period.

The effects of the adoption of the Revenue Standard on the affected line items of our consolidated balance sheet as of December 31, 2017, are as follows:

	As of December 31, 2017
(In thousands)	As Previously Reported	Adoption of Revenue Standard	As Adjusted
Accrued liabilities	$248,979	$6,167	$255,146
Deferred income taxes	89,075	(2,418)	86,657
Retained earnings	168,174	(3,749)	164,425

The effects of the adoption of the Revenue Standard on the affected line items of our consolidated balance sheet as of December 31, 2016, are as follows:

	As of December 31, 2016
(In thousands)	As Previously Reported	Adoption of Revenue Standard	As Adjusted
Accrued liabilities	$251,082	$6,472	$257,554
Deferred income taxes	83,980	(2,526)	81,454
Accumulated deficit	(19,878)	(3,946)	(23,824)

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The effects of the adoption of the Revenue Standard on our results for the year ended December 31, 2017, are as follows:

	Year Ended December 31, 2017
(In thousands, except per share data)	As Previously Reported	Adoption of Revenue Standard	As Adjusted
Revenues
Gaming	$1,972,422	$(232,154)	$1,740,268
Food and beverage	349,271	(2,892)	346,379
Room	188,689	(1,894)	186,795
Other	132,695	(5,318)	127,377
Gross revenues	2,643,077	(242,258)	2,400,819
Less promotional allowances	259,370	(259,370)	—
Net revenues	2,383,707	17,112	2,400,819
Operating costs and expenses
Gaming	923,266	(163,654)	759,612
Food and beverage	194,524	140,982	335,506
Room	52,196	32,992	85,188
Other	77,129	6,486	83,615
Selling, general and administrative	362,037	—	362,037
Maintenance and utilities	109,462	—	109,462
Depreciation and amortization	217,522	—	217,522
Corporate expense	88,148	—	88,148
Project development, preopening and writedowns	14,454	—	14,454
Impairments of assets	(426)	—	(426)
Other operating items, net	1,900	—	1,900
Total operating costs and expenses	2,040,212	16,806	2,057,018
Operating income	343,495	306	343,801
Other expense (income)
Interest income	(1,818)	—	(1,818)
Interest expense, net of amounts capitalized	173,108	—	173,108
Loss on early extinguishments and modifications of debt	1,582	—	1,582
Other, net	(184)	—	(184)
Total other expense, net	172,688	—	172,688
Income from continuing operations before income taxes	170,807	306	171,113
Income tax provision	(3,006)	(109)	(3,115)
Income from continuing operations, net of tax	167,801	197	167,998
Income from discontinued operations, net of tax	21,392	—	21,392
Net income	$189,193	$197	$189,390

Basic net income per common share
Continuing operations	$1.46	$—	$1.46
Discontinued operations	0.19	—	0.19
Basic net income per common share	$1.65	$—	$1.65
Weighted average basic shares outstanding	114,957	—	114,957

Diluted net income per common share
Continuing operations	$1.45	$—	$1.45
Discontinued operations	0.19	—	0.19
Diluted net income per common share	$1.64	$—	$1.64
Weighted average diluted shares outstanding	115,628	—	115,628

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The effects of the adoption of the Revenue Standard on our results for the year ended December 31, 2016, are as follows:

	Year Ended December 31, 2016
(In thousands, except per share data)	As Previously Reported	Adoption of Revenue Standard	As Adjusted
Revenues
Gaming	$1,820,176	$(209,783)	$1,610,393
Food and beverage	306,145	(3,440)	302,705
Room	170,816	(1,425)	169,391
Other	122,416	(5,646)	116,770
Gross revenues	2,419,553	(220,294)	2,199,259
Less promotional allowances	235,577	(235,577)	—
Net revenues	2,183,976	15,283	2,199,259
Operating costs and expenses
Gaming	880,716	(155,638)	725,078
Food and beverage	170,053	130,713	300,766
Room	44,245	33,489	77,734
Other	76,719	6,688	83,407
Selling, general and administrative	322,009	250	322,259
Maintenance and utilities	100,020	—	100,020
Depreciation and amortization	196,226	—	196,226
Corporate expense	72,668	—	72,668
Project development, preopening and writedowns	22,107	—	22,107
Impairments of assets	38,302	—	38,302
Other operating items, net	284	—	284
Total operating costs and expenses	1,923,349	15,502	1,938,851
Operating income	260,627	(219)	260,408
Other expense (income)
Interest income	(2,961)	—	(2,961)
Interest expense, net of amounts capitalized	212,692	—	212,692
Loss on early extinguishments and modifications of debt	42,364	—	42,364
Other, net	545	—	545
Total other expense, net	252,640	—	252,640
Income from continuing operations before income taxes	7,987	(219)	7,768
Income tax benefit	197,486	2,447	199,933
Income from continuing operations, net of tax	205,473	2,228	207,701
Income from discontinued operations, net of tax	212,530	—	212,530
Net income	$418,003	$2,228	$420,231

Basic net income per common share
Continuing operations	$1.79	$0.02	$1.81
Discontinued operations	1.86	—	1.86
Basic net income per common share	$3.65	$0.02	$3.67
Weighted average basic shares outstanding	114,507	—	114,507

Diluted net income per common share
Continuing operations	$1.78	$0.02	$1.80
Discontinued operations	1.85	—	1.85
Diluted net income per common share	$3.63	$0.02	$3.65
Weighted average diluted shares outstanding	115,189	—	115,189

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The effects of the adoption of the Revenue Standard on our results for the year ended December 31, 2015, are as follows:

	Year Ended December 31, 2015
(In thousands, except per share data)	As Previously Reported	Adoption of Revenue Standard	As Adjusted
Revenues
Gaming	$1,847,167	$(215,990)	$1,631,177
Food and beverage	307,442	(3,656)	303,786
Room	163,509	(1,261)	162,248
Other	123,959	(6,339)	117,620
Gross revenues	2,442,077	(227,246)	2,214,831
Less promotional allowances	242,645	(242,645)	—
Net revenues	2,199,432	15,399	2,214,831
Operating costs and expenses
Gaming	900,922	(160,899)	740,023
Food and beverage	168,096	133,717	301,813
Room	41,298	35,605	76,903
Other	80,508	6,342	86,850
Selling, general and administrative	322,420	252	322,672
Maintenance and utilities	104,548	—	104,548
Depreciation and amortization	207,118	—	207,118
Corporate expense	76,941	—	76,941
Project development, preopening and writedowns	6,907	—	6,907
Impairments of assets	18,565	—	18,565
Other operating items, net	907	—	907
Total operating costs and expenses	1,928,230	15,017	1,943,247
Operating income	271,202	382	271,584
Other expense (income)
Interest income	(1,858)	—	(1,858)
Interest expense, net of amounts capitalized	224,590	—	224,590
Loss on early extinguishments and modifications of debt	40,733	—	40,733
Other, net	3,676	—	3,676
Total other expense, net	267,141	—	267,141
Income from continuing operations before income taxes	4,061	382	4,443
Income tax benefit	6,634	(9)	6,625
Income from continuing operations, net of tax	10,695	373	11,068
Income from discontinued operations, net of tax	36,539	—	36,539
Net income	$47,234	$373	$47,607

Basic net income per common share
Continuing operations	$0.10	$—	$0.10
Discontinued operations	0.32	—	0.32
Basic net income per common share	$0.42	$—	$0.42
Weighted average basic shares outstanding	112,789	—	112,789

Diluted net income per common share
Continuing operations	$0.10	$—	$0.10
Discontinued operations	0.32	—	0.32
Diluted net income per common share	$0.42	$—	$0.42
Weighted average diluted shares outstanding	113,676	—	113,676

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The effects of the adoption of the Revenue Standard on the affected line items of our consolidated cash flow statement for the year ended December 31, 2017, are as follows:

	Year Ended December 31, 2017
(In thousands)	As Previously Reported	Adoption of Revenue Standard	As Adjusted
Net income	$189,193	$197	$189,390
Deferred income taxes	5,095	108	5,203
Accounts payable and accrued liabilities	13,521	(305)	13,216
Net cash provided by operating activities	414,864	—	414,864

The effects of the adoption of the Revenue Standard on the affected line items of our consolidated cash flow statement for the year ended December 31, 2016, are as follows:

	Year Ended December 31, 2016
(In thousands)	As Previously Reported	Adoption of Revenue Standard	As Adjusted
Net income	$418,003	$2,228	$420,231
Deferred income taxes	(199,051)	(2,447)	(201,498)
Accounts payable and accrued liabilities	(11,824)	219	(11,605)
Net cash provided by operating activities	302,881	—	302,881

The effects of the adoption of the Revenue Standard on the affected line items of our consolidated cash flow statement for the year ended December 31, 2015, are as follows:

	Year Ended December 31, 2015
(In thousands)	As Previously Reported	Adoption of Revenue Standard	As Adjusted
Net income	$47,234	$373	$47,607
Deferred income taxes	16,846	9	16,855
Accounts payable and accrued liabilities	13,207	(382)	12,825
Net cash provided by operating activities	325,751	—	325,751

Recently Issued Accounting Pronouncements
Accounting Standards Update 2017-09, Compensation-Stock Compensation ("Update 2017-09")
In May 2017, the Financial Accounting Standards Board ("FASB") issued Update 2017-09, which amends the scope of modification accounting for share-based payment arrangements. An entity should account for the effects of a modification unless the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The standard is effective for the financial statements issued for annual periods and interim periods within those annual periods, beginning after December 15, 2017, and early adoption is permitted. The Company adopted Update 2017-09 during second quarter 2017. The early adoption did not have a material impact on our consolidated financial statements.

Accounting Standards Update 2017-04, Intangibles-Goodwill and Other ("Update 2017-04")
In January 2017, the FASB issued Update 2017-04, which addresses goodwill impairment testing. Instead of determining goodwill impairment by calculating the implied fair value of goodwill, an entity should perform goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The standard is effective for financial statements issued for annual periods and interim periods within those annual periods, beginning after December 15, 2019, and early adoption is permitted. The Company adopted Update 2017-04 effective January 1, 2017. The early adoption did not have an impact on our consolidated financial statements.

Accounting Standards Update 2016-17, Consolidation ("Update 2016-17")
In October 2016, the FASB issued Update 2016-17, which amends the guidance on related parties that are under common control.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The ASU provides guidance on a single decision maker does not consider indirect interest held through related parties as equivalent to direct interests in determining whether it meets the economics criterion to be a primary beneficiary. The standard is effective for financial statements issued for annual periods and interim periods within those annual periods beginning after December 15, 2017, and early adoption is permitted. The Company determined that the impact of the new standard on its consolidated financial statements will not be material.

Accounting Standards Update 2016-16, Income Taxes ("Update 2016-16")
In October 2016, the FASB issued Update 2016-16, which addresses the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and early adoption is permitted. The Company is evaluating the impact of the new standard on its consolidated financial statements. The Company determined that the impact of the new standard on its consolidated financial statements will not be material.

Accounting Standards Update 2016-15, Statement of Cash Flows ("Update 2016-15")
In August 2016, the FASB issued Update 2016-15, which amends the guidance on the classification of certain cash receipts and payments in the statement of cash flows. The Accounting Standards Update ("ASU") is intended to reduce the lack of consistent principles on certain classifications such as debt prepayment, debt extinguishment costs, distributions, insurance claims and beneficial interest in securitization transactions. The standard is effective for financial statements issued for annual periods and interim periods within those annual periods beginning after December 15, 2017, and early adoption is permitted. The Company is evaluating the impact of the adoption of Update 2016-15 to the consolidated financial statements.

Accounting Standards Update 2016-13, Financial Instruments-Credit Losses ("Update 2016-13")
In June 2016, the FASB issued Update 2016-13, which amends the guidance on the impairment of financial instruments. Update 2016-13 adds to GAAP an impairment model (known as the current expected credit loss ("CECL") model) that is based on expected losses rather than incurred losses. The standard is effective for financial statements issued for annual periods and interim periods within those annual periods beginning after December 15, 2019, and early adoption is permitted. The Company is evaluating the impact of the adoption of Update 2016-13 to the consolidated financial statements.

Accounting Standards Update 2016-02, Leases ("Update 2016-02")
In February 2016, the FASB issued Update 2016-02 which requires the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The standard is effective for financial statements issued for annual periods and interim periods within those annual periods beginning after December 15, 2018, and early adoption is permitted. The Company is evaluating the impact of the adoption of Update 2016-02 to the consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently being studied by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of such proposed standards would have on our consolidated financial statements.

NOTE 2.    ACQUISITIONS AND DIVESTITURES
Cannery Casino Hotel and Nevada Palace, LLC
On December 20, 2016 (the "Acquisition Date"), Boyd Gaming completed the acquisitions of Cannery, the owner and operator of Cannery Casino Hotel, and Nevada Palace, LLC, the owner and operator of Eastside Cannery Casino and Hotel, pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of April 25, 2016, as amended on October 28, 2016, by and among Boyd, Cannery Casino Resorts, LLC (“Seller”), Cannery and Eastside Cannery.

Pursuant to the terms of the Purchase Agreement, Boyd acquired from Seller all of the issued and outstanding membership interests of Cannery and Eastside Cannery (the “Acquisitions”). With the closing of the Acquisitions, each of Cannery and Eastside Cannery became wholly owned subsidiaries of Boyd. Accordingly, the assets and liabilities of Cannery and Eastside Cannery are included in our consolidated balance sheets as of December 31, 2017 and 2016 and the results of their operations and cash flows in our consolidated statements of operations and cash flows, respectively, for the year ended December 31, 2017 and the period from December 20, 2016 through December 31, 2016. The Cannery and Eastside Cannery are modern casinos and hotels in the Las Vegas Valley that offer premium accommodations, gaming, dining, entertainment and retail, and are aggregated into our Las Vegas Locals segment (See Note 1, Summary of Significant Accounting Policies.) The net purchase price was $228.2 million.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The fair value of the consideration transferred to the Seller on the Acquisition Date included the purchase price of the net assets transferred. The total gross consideration was $238.6 million. In addition, the Purchase Agreement provided for a working capital adjustment to the purchase consideration. This adjustment was calculated during second quarter 2017 and paid during the third quarter, resulting in an additional $1.2 million being paid to Seller.

Acquisition Method of Accounting
The Company followed the acquisition method of accounting according to the guidance of FASB Accounting Standards Codification Topic 805 ("ASC 805"). For purposes of these financial statements, we have allocated the purchase price to the assets acquired and the liabilities assumed based on their fair values, as determined by management based on its judgment with assistance from third-party appraisals. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The purchase price allocation below represents the opening balance sheet on December 20, 2016, which was initially reported in our Form 10-K for the year ended December 31, 2016. During the measurement period, which concluded on September 30, 2017, opening balance sheet adjustments were made to finalize the preliminary fair value estimates, resulting in a $62.5 million reduction in acquired assets, primarily related to a $56.7 million reduction in property and equipment, and a $5.0 million reduction in assumed liabilities with a corresponding increase to goodwill of $58.7 million. The property and equipment adjustment resulted in a depreciation expense reduction of $2.5 million for the year ended December 31, 2017. The measurement period adjustment and the related tax impact were immaterial to our consolidated financial statements.

The following table summarizes the components and allocation of the purchase price, including the measurement period adjustments:

(In thousands)	Preliminary Purchase Price Allocation	Adjustments	Final Purchase Price Allocation
Current assets	$29,929	$(8,345)	$21,584
Property and equipment	181,757	(56,675)	125,082
Other long-term assets	—	3,419	3,419
Intangible and other assets	16,330	(880)	15,450
Total acquired assets	228,016	(62,481)	165,535

Current liabilities	15,850	(4,984)	10,866
Total liabilities assumed	15,850	(4,984)	10,866
Net identifiable assets acquired	212,166	(57,497)	154,669
Goodwill	26,401	58,651	85,052
Net assets acquired	$238,567	$1,154	$239,721

The following table summarizes the values assigned to acquired property and equipment and estimated useful lives:

(In thousands)	Useful Lives	As Recorded
Land		$7,870
Buildings and improvements	10 - 40 years	107,268
Furniture and equipment	3 - 7 years	9,820
Construction in progress		124
Property and equipment acquired		$125,082

The goodwill was assigned to the Las Vegas Locals reportable segment. All of the goodwill is expected to be deductible for income tax purposes.

The Company recognized $1.1 million and $10.5 million of acquisition related costs that were expensed for the year ended December 31, 2017 and 2016, respectively. These costs are included in the consolidated statements of operations in the line item entitled "Project development, preopening and writedowns".

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Aliante Casino + Hotel + Spa
On September 27, 2016, Boyd Gaming completed the acquisition of ALST Casino Holdco LLC, the holding company of Aliante Casino + Hotel + Spa ("Aliante"). Pursuant to the Merger Agreement, Merger Sub merged with and into ALST (the "Merger"), with ALST surviving the Merger. ALST and Aliante are now wholly owned subsidiaries of Boyd Gaming. Accordingly, the acquired assets and liabilities of Aliante are included in our consolidated balance sheets as of December 31, 2017 and 2016 and the results of its operations and cash flows in our consolidated statements of operations and cash flows, respectively, for the year ended December 31, 2017 and the period from September 27, 2016 through December 31, 2016. Aliante is an upscale, resort-style casino and hotel situated in North Las Vegas offering premium accommodations, gaming, dining, entertainment and retail, and is aggregated into our Las Vegas Locals segment (See Note 1, Summary of Significant Accounting Policies.) The net purchase price was $372.3 million.

The fair value of the consideration transferred on the acquisition date included the purchase price of the net assets transferred. The total gross consideration was $399.1 million.

Acquisition Method of Accounting
The Company followed the acquisition method of accounting per ASC 805 guidance. In accordance with ASC 805, the Company allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their fair values, which were determined primarily by management with assistance from third-party appraisals. The excess of the purchase price over those fair values was recorded as goodwill. The purchase price allocation below represents Aliante’s opening balance sheet on September 27, 2016, which was initially reported in our Form 10−K for the year ended December 31, 2016. During the measurement period, which concluded on June 30, 2017, opening balance sheet adjustments were made to finalize the preliminary fair value estimates, resulting in a $2.6 million reduction in other assets, primarily related to base stock, a $0.8 million reduction in property and equipment and a $0.4 million increase in assumed liabilities, with a corresponding net increase to goodwill of $3.8 million. The measurement period adjustment and the related tax impact were immaterial to our consolidated financial statements.

The following table presents the components and allocation of the purchase price, including the measurement period adjustments:

(In thousands)	Preliminary Purchase Price Allocation	Adjustments	Final Purchase Price Allocation
Current assets	$31,886	$—	$31,886
Property and equipment	226,309	(760)	225,549
Intangible and other assets	20,791	(2,643)	18,148
Total acquired assets	278,986	(3,403)	275,583

Current liabilities	5,693	515	6,208
Other liabilities	636	(83)	553
Total liabilities assumed	6,329	432	6,761
Net identifiable assets acquired	272,657	(3,835)	268,822
Goodwill	126,489	3,835	130,324
Net assets acquired	$399,146	$—	$399,146

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The following table summarizes the values assigned to acquired property and equipment and estimated useful lives:

(In thousands)	Useful Lives	As Recorded
Land		$16,680
Buildings and improvements	10 - 45 years	200,770
Furniture and equipment	3 - 7 years	8,099
Property and equipment acquired		$225,549

All of the goodwill was assigned to the Las Vegas Locals reportable segment. All of the goodwill is expected to be deductible for income tax purposes.

The Company recognized $1.0 million and $2.2 million of acquisition related costs that were expensed for the year ended December 31, 2017 and 2016, respectively. These costs are included in the consolidated statements of operations in the line item entitled "Project development, preopening and writedowns".

We have not provided the amount of revenue and earnings included in our consolidated financial results from the Aliante or Cannery acquisitions for the period subsequent to their respective acquisitions as such amounts are not material for the twelve months ended December 31, 2016.

Announced Acquisitions
On December 18, 2017, Boyd Gaming announced that it had entered into a definitive agreement to acquire Ameristar Casino Kansas City, LLC ("Ameristar Kansas City"), the owner and operator of Ameristar Casino Hotel Kansas City; Ameristar Casino St. Charles, LLC ("Ameristar St. Charles"), the owner and operator of Ameristar Casino Resort Spa St. Charles; Belterra Resort Indiana LLC ("Belterra"), the owner and operator of Belterra Casino Resort located in Florence, Indiana; and PNK (Ohio) LLC (“Belterra Park”), the owner and operator of Belterra Park, located in Cincinnati, Ohio. Ameristar Kansas City, Ameristar St. Charles, Belterra and Belterra Park are collectively referred to as the "Companies".

Boyd Gaming will acquire the Companies pursuant to a Membership Interest Purchase Agreement (the "Penn National Purchase Agreement"), made and entered into on December 17, 2017 (the "Agreement Date"), by and among Boyd, Boyd TCIV, LLC, a wholly owned subsidiary of Boyd ("Boyd Sub"), Penn National Gaming, Inc. ("Penn"), and, solely following the execution and delivery of a joinder to the Penn National Purchase Agreement, Pinnacle Entertainment, Inc. ("Pinnacle Entertainment") and its wholly owned subsidiary, Pinnacle MLS, LLC (collectively with Pinnacle Entertainment, "Pinnacle"). The Penn National Purchase Agreement provides that, pursuant to the terms and subject to the conditions set forth therein, Boyd will acquire from Pinnacle all of the issued and outstanding membership interests of the Companies as well as certain other assets (and assume certain other liabilities) of Pinnacle related to the Companies (collectively, the "Pending Acquisitions"), such that following the Pending Acquisitions, each of the Companies will be a wholly owned subsidiary of Boyd.

The Pending Acquisitions will occur substantially concurrently with the acquisition of Pinnacle Entertainment by Penn (the "Merger") pursuant to the Merger Agreement (the "Merger Agreement"), dated the Agreement Date, by and among Pinnacle Entertainment, Penn and Franchise Merger Sub, Inc., a wholly owned subsidiary of Penn.

Upon the terms and subject to the conditions of the Purchase Agreement, Boyd will acquire the Companies for total cash consideration of approximately $575.0 million, subject to adjustments based on (a) the adjusted 2017 EBITDA of each Company (as determined subsequent to the Agreement Date), and (b) working capital, cash and indebtedness of the Companies at closing and transaction expenses.

In addition, on the Agreement Date, Boyd entered into a Master Lease Commitment and Rent Allocation Agreement (the "Lease Commitment Agreement") by and among Boyd, Boyd Sub, Penn, Gaming and Leisure Properties, Inc. ("GLPI Parent") and Gold Merger Sub, LLC, a wholly owned subsidiary of GLPI Parent (collectively with GLPI Parent, "GLPI"), pursuant to which, among other things, concurrently with the consummation of the Pending Acquisitions, Boyd will enter into a new Master Lease with GLPI, under which Boyd will lease the real estate, improvements and fixtures owned by GLPI that are associated with the Companies and currently leased to Pinnacle (the "Master Lease"). The Lease Commitment Agreement also sets forth the manner in which rent will be calculated for the purposes of the Master Lease. GLPI’s commitment to enter into the Master Lease is subject to certain conditions, including that the conditions to the Merger under the Merger Agreement and the conditions to the Pending Acquisitions under the Penn National Purchase Agreement have been satisfied or waived, and that the sale of Belterra Park’s real property to

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

GLPI has been consummated, as contemplated by a purchase agreement between Penn and GLPI (and, upon the execution of a joinder, Belterra Park) entered into on the Agreement Date.

The completion of the Pending Acquisitions is subject to the effectiveness of the Master Lease and the consummation of the Merger, and the receipt of all required regulatory approvals, as well as customary conditions, including, among others, approval by Missouri, Ohio and Indiana gaming authorities and the acceptance or approval by the Federal Trade Commission. In addition, the Penn National Purchase is also contingent upon the successful completion of Penn National’s proposed acquisition of Pinnacle Entertainment, Inc. Subject to the satisfaction or waiver of conditions in the Penn National Purchase Agreement, Boyd currently expects the transaction to close in the second half of 2018.

The Penn National Purchase Agreement contains certain termination rights for Boyd Gaming, and the other parties thereto, and could result in a reverse termination fee payment of up to $58.0 million in certain circumstances.

On December 20, 2017, Boyd Gaming announced that it had entered into a definitive agreement to acquire Valley Forge Convention Center Partners, L.P. ("Valley Forge"), the owner and operator of Valley Forge Casino Resort in King of Prussia, Pennsylvania.

Boyd will acquire Valley Forge pursuant to an Agreement and Plan of Merger, made and entered into on December 20, 2017 (the "Valley Forge Merger Agreement"), by and among Boyd, Boyd TCV, LP, a Pennsylvania limited partnership and a wholly owned subsidiary of Boyd ("Boyd TCV"), Valley Forge, and VFCCP SR LLC, a Pennsylvania limited liability company, solely in its capacity as the representative of Valley Forge’s limited partners. The Valley Forge Merger Agreement provides that, pursuant to the terms and subject to the conditions set forth therein, Boyd TCV will be merged with and into Valley Forge (the "Merger"), following which Valley Forge will be the surviving entity and a wholly owned subsidiary of Boyd.

Upon the terms and subject to the conditions of the Valley Forge Merger Agreement, Boyd will acquire Valley Forge for cash consideration of approximately $280.5 million, subject to adjustment based on working capital, cash and indebtedness of Valley Forge at closing and transaction expenses.

The completion of the Merger is subject to customary conditions, including the receipt of all required regulatory approvals, including, among others, approval by the Pennsylvania Gaming Control Board and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to the satisfaction or waiver of conditions in the Valley Forge Merger Agreement, Boyd currently expects the transaction to close in the third quarter of 2018.

Investment in and Divestiture of Borgata
On August 1, 2016, Boyd Gaming completed the sale of its 50% equity interest in Marina District Development Holding Company, LLC ("MDDHC"), the parent company of Borgata, to MGM, pursuant to an Equity Purchase Agreement ("Purchase Agreement") entered into on May 31, 2016, as amended on July 19, 2016, by and among Boyd, Boyd Atlantic City, Inc., a wholly-owned subsidiary of Boyd ("Seller"), and MGM. Pursuant to the Purchase Agreement, MGM acquired from Boyd Gaming 49% of its 50% membership interest in MDDHC and, immediately thereafter, MDDHC redeemed Boyd Gaming’s remaining 1% membership interest in MDDHC (collectively, the "Transaction"). Following the Transaction, MDDHC became a wholly owned subsidiary of MGM.

In consideration for the Transaction, MGM paid Boyd Gaming $900 million. The initial net cash proceeds were approximately $589 million, net of certain expenses and adjustments on the closing date, including outstanding indebtedness, cash and working capital. The after-tax gain on the sale of Borgata was $181.7 million and is included in discontinued operations in the year ended December 31, 2016. The initial proceeds did not include our 50% share of any future property tax settlement benefits, from the time period during which we held a 50% ownership in MDDHC, to which Boyd Gaming retained the right to receive upon payment. During 2016, we recognized $9.1 million in income, which is included in discontinued operations, for the cash we received for our share of property tax benefits realized by Borgata subsequent to the closing of the sale. On February 15, 2017, Borgata announced that it had entered into a settlement agreement under which it would receive payments totaling $72 million to resolve the property tax issues. Borgata received full payment, and we received our share of the proceeds, in June 2017. For the year ended December 31, 2017, we recognized $36.2 million in income for the cash we received for our share of property tax benefits realized by Borgata after the closing of the sale. These proceeds, net of tax of $14.8 million for the year ended December 31, 2017, are included in discontinued operations in the consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

We accounted for our investment in Borgata applying the equity method, through the date of the sale, and, as a result of the sale, we reported the results as discontinued operations for all periods presented in these consolidated financial statements.

The Borgata results presented have not been recast and therefore do not reflect the impact of the adoption of the Revenue Standard.

The table below summarizes the results of operations information for periods prior to the date of divestiture:

	Seven Months Ended	Twelve Months Ended
(In thousands)	July 31, 2016	December 31, 2015
Net revenues	$485,510	$804,166
Operating expenses	366,812	657,324
Operating income	118,698	146,842
Interest expense	26,378	59,681
Loss on early extinguishments of debt	1,628	18,895
State income tax expense (benefit)	8,274	(3,731)
Net income	$82,418	$71,997

NOTE 3.    PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following:

	December 31,
(In thousands)	2017	2016
Land	$294,533	$251,316
Buildings and improvements	2,935,539	2,915,664
Furniture and equipment	1,311,704	1,243,724
Riverboats and barges	238,926	239,264
Construction in progress	59,538	86,226
Other	—	726
Total property and equipment	4,840,240	4,736,920
Less accumulated depreciation	2,300,454	2,131,751
Property and equipment, net	$2,539,786	$2,605,169

Construction in progress primarily relates to costs capitalized in conjunction with major improvements that have not yet been placed into service, and accordingly, such costs are not currently being depreciated. Other property and equipment relates to the estimated net realizable value of construction materials inventory that was not disposed of with the sale of the Echelon project in 2013. Such assets are not in service and are not currently being depreciated.

Depreciation expense for the years ended December 31, 2017, 2016 and 2015 was $199.3 million, $179.6 million and $179.9 million, respectively.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

NOTE 4.    INTANGIBLE ASSETS
Intangible assets consist of the following:

	December 31, 2017
	Weighted	Gross		Cumulative
	Average Life	Carrying	Cumulative	Impairment	Intangible
(In thousands)	Remaining	Value	Amortization	Losses	Assets, Net
Amortizing intangibles:
Customer relationships	5.2 years	$9,400	$(3,470)	$—	$5,930
Favorable lease rates	38.0 years	11,730	(3,075)	—	8,655
Development agreement	—	21,373	—	—	21,373
		42,503	(6,545)	—	35,958

Indefinite lived intangible assets:
Trademarks	Indefinite	151,887	—	(4,300)	147,587
Gaming license rights	Indefinite	873,335	(33,960)	(179,974)	659,401
		1,025,222	(33,960)	(184,274)	806,988
Balance, December 31, 2017		$1,067,725	$(40,505)	$(184,274)	$842,946

	December 31, 2016
	Weighted	Gross		Cumulative
	Average Life	Carrying	Cumulative	Impairment	Intangible
(In thousands)	Remaining	Value	Amortization	Losses	Assets, Net
Amortizing intangibles:
Customer relationships	1.1 years	$144,780	$(125,318)	$—	$19,462
Favorable lease rates	31.4 years	45,370	(13,039)	—	32,331
Development agreement	—	21,373	—	—	21,373
		211,523	(138,357)	—	73,166

Indefinite lived intangible assets:
Trademarks	Indefinite	153,687	—	(4,300)	149,387
Gaming license rights	Indefinite	873,335	(33,960)	(179,974)	659,401
		1,027,022	(33,960)	(184,274)	808,788
Balance, December 31, 2016		$1,238,545	$(172,317)	$(184,274)	$881,954

Amortizing Intangible Assets
Customer Relationships
Customer relationships represent the value of repeat business associated with our customer loyalty programs. The value of customer relationships is determined using a multi-period excess earnings method, which is a specific discounted cash flow model. The value is determined at an amount equal to the present value of the incremental after-tax cash flows attributable only to these customers, discounted to present value at a risk-adjusted rate of return. With respect to the application of this methodology, we used the following significant projections and assumptions: revenue of our rated customers, based on expected level of play; promotional allowances provided to these existing customers; attrition rate related to these customers; operating expenses; general and administrative expenses; trademark expense; discount rate; and the present value of tax benefit.

Favorable Lease Rates
Favorable lease rates represent the rental rates for assumed land leases that are favorable to comparable market rates. The fair value is determined on a technique whereby the difference between the lease rate and the then current market rate for the remaining contractual term is discounted to present value. The assumptions underlying this computation include the actual lease rates, the

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

expected remaining lease term, including renewal options, based on the existing lease; current rates of rent for leases on comparable properties with similar terms obtained from market data and analysis; and an assumed discount rate. The estimates underlying the result covered a term of 41 to 52 years.

Development Agreement
Development agreement is an acquired contract with a Native American tribe (the "Tribe") under which the Company has the right to assist the Tribe in the development and management of a gaming facility on the Tribe's land. This asset although amortizable, is not amortized until development is completed. We are in the process of finalizing project design and construction planning. In the interim, this asset is subject to periodic impairment reviews.

Indefinite Lived Intangible Assets
Trademarks
Trademarks are based on the value of our brands, which reflect the level of service and quality we provide and from which we generate repeat business. Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademark, we would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, we avoid any such payments and record the related intangible value of our ownership of the trade name. We used the following significant projections and assumptions to determine value under the relief from royalty method: revenue from gaming and hotel activities; royalty rate; tax expense; terminal growth rate; discount rate; and the present value of tax benefit.

Gaming License Rights
Gaming license rights represent the value of the license to conduct gaming in certain jurisdictions, which is subject to highly extensive regulatory oversight, and a limitation on the number of licenses available for issuance therein. In the majority of cases, the value of our gaming licenses is determined using a multi-period excess earnings method, which is a specific discounted cash flow model. The value is determined at an amount equal to the present value of the incremental after-tax cash flows attributable only to future gaming revenue, discounted to present value at a risk-adjusted rate of return. With respect to the application of this methodology, we used the following significant projections and assumptions: gaming revenues; gaming operating expenses; general and administrative expenses; tax expense; terminal value; and discount rate. In two instances, we determine the value of our gaming licenses by applying a cost approach. Our primary consideration in the application of this methodology is the initial statutory fee associated with acquiring a gaming license in the jurisdiction.

Activity for the Years Ended December 31, 2017, 2016 and 2015
The following table sets forth the changes in these intangible assets:

(In thousands)	Customer Relationships	Favorable Lease Rates	Development Agreements	Trademarks	Gaming License Rights	Intangible Assets, Net
Balance, January 1, 2015	$51,958	$34,414	$21,373	$126,001	$700,503	$934,249
Additions	—	—	—	—	—	—
Impairments	—	—	—	—	(17,502)	(17,502)
Amortization	(25,652)	(1,041)	—	—	—	(26,693)
Balance, December 31, 2015	26,306	33,373	21,373	126,001	683,001	890,054
Additions	8,480	—	—	24,200	—	32,680
Impairments	—	—	—	(800)	(23,600)	(24,400)
Amortization	(15,324)	(1,042)	—	—	—	(16,366)
Other	—	—	—	(14)	—	(14)
Balance, December 31, 2016	19,462	32,331	21,373	149,387	659,401	881,954
Additions	—	—	—	—	—	—
Purchase price adjustment	920	—	—	(1,800)	—	(880)
Impairments	—	—	—	—	—	—
Amortization	(14,452)	(228)	—	—	—	(14,680)
Other	—	(23,448)	—	—	—	(23,448)
Balance, December 31, 2017	$5,930	$8,655	$21,373	$147,587	$659,401	$842,946

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

In March 2017, The Orleans Hotel and Casino exercised an option in its lease agreement to terminate the existing lease and purchase the land subject to the lease therefore combining the remaining unamortized favorable lease rate asset into the cost of the land asset.

Future Amortization
Customer relationships are being amortized on an accelerated basis over an estimated life of five years. Favorable lease rates are being amortized on a straight-line basis over a weighted-average original useful life of 38.0 years. Future amortization is as follows:

(In thousands)	Customer Relationships	Favorable Lease Rates	Total
For the year ending December 31,
2018	$2,291	$228	$2,519
2019	1,634	228	1,862
2020	1,043	228	1,271
2021	511	228	739
2022	271	228	499
Thereafter	180	7,515	7,695
Total future amortization	$5,930	$8,655	$14,585

Trademarks and gaming license rights are not subject to amortization, as we have determined that they have an indefinite useful life; however, these assets are subject to an annual impairment test each year and between annual test dates in certain circumstances.

Impairment Considerations
As a result of our annual impairment testing in the fourth quarter of 2017, there were no impairment charges recognized.

During the year ended 2016, we recognized non-cash impairment charges of $23.6 million of gaming licenses and $0.8 million of trademarks in our Midwest and South segment. These amounts are included in impairments of assets in the consolidated statements of operations for the year ended December 31, 2016.

During the year ended 2015, we recognized non-cash impairment charges of $17.5 million of a gaming license in our Midwest and South segment. These amounts are included in impairments of assets in the consolidated statements of operations for the year ended December 31, 2015.

NOTE 5.     GOODWILL
Goodwill consists of the following:

(In thousands)	Gross Carrying Value	Cumulative Amortization	Cumulative Impairment Losses	Goodwill, Net
Goodwill, net by Reportable Segment:
Las Vegas Locals	$593,567	$—	$(165,479)	$428,088
Downtown Las Vegas	6,997	(6,134)	—	863
Midwest and South	471,735	—	(12,462)	459,273
Balance, December 31, 2017	$1,072,299	$(6,134)	$(177,941)	$888,224

Changes in Goodwill
During the year ended December 31, 2017 and 2016, we recorded $61.7 million and $153.6 million of goodwill, respectively, in our Las Vegas Locals segment related to our acquisitions of Aliante on September 27, 2016 and Cannery and Eastside Cannery on December 20, 2016 as the acquisition accounting was finalized in the current year (see Note 2, Acquisitions and Divestitures).

Goodwill decreased approximately $12.5 million during 2016 due to an impairment in the Midwest and South segment.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The following table sets forth the changes in our goodwill, net, during the years ended December 31, 2017, 2016 and 2015.

(In thousands)	Goodwill, Net
Balance, January 1, 2015	$685,310
Additions	—
Impairments	—
Balance, December 31, 2015	685,310
Additions	153,628
Impairments	(12,462)
Balance, December 31, 2016	826,476
Additions	—
Impairments	—
Final purchase price adjustment	61,748
Balance, December 31, 2017	$888,224

NOTE 6.    ACCRUED LIABILITIES
Accrued liabilities consist of the following:

	December 31,
(In thousands)	2017	2016
Payroll and related expenses	$70,724	$68,102
Interest	19,858	33,407
Gaming liabilities	55,961	41,942
Player loyalty program liabilities	24,489	25,548
Advance deposits	18,922	16,999
Outstanding chip liability	4,928	4,553
Dividends payable	5,632	—
Other accrued liabilities	54,632	67,003
Total accrued liabilities	$255,146	$257,554

NOTE 7.    LONG-TERM DEBT
Long-term debt, net of current maturities and debt issuance costs consists of the following:

		December 31, 2017
	Interest			Unamortized
	Rates at	Outstanding	Unamortized	Origination	Long-Term
(In thousands)	Dec. 31, 2017	Principal	Discount	Fees and Costs	Debt, Net
Bank credit facility	3.882%	$1,621,054	$(1,556)	$(23,795)	$1,595,703
6.875% senior notes due 2023	6.875%	750,000	—	(9,455)	740,545
6.375% senior notes due 2026	6.375%	750,000	—	(10,872)	739,128
Other	5.800%	504	—	—	504
Total long-term debt		3,121,558	(1,556)	(44,122)	3,075,880
Less current maturities		23,981	—	—	23,981
Long-term debt, net		$3,097,577	$(1,556)	$(44,122)	$3,051,899

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

		December 31, 2016
	Interest			Unamortized
	Rates at	Outstanding	Unamortized	Origination	Long-Term
(In thousands)	Dec. 31, 2016	Principal	Discount	Fees and Costs	Debt, Net
Bank credit facility	3.440%	$1,782,538	$(1,888)	$(28,503)	$1,752,147
6.875% senior notes due 2023	6.875%	750,000	—	(11,209)	738,791
6.375% senior notes due 2026	6.375%	750,000	—	(12,074)	737,926
Other	5.800%	591	—	—	591
Total long-term debt		3,283,129	(1,888)	(51,786)	3,229,455
Less current maturities		30,336	—	—	30,336
Long-term debt, net		$3,252,793	$(1,888)	$(51,786)	$3,199,119

Boyd Gaming Corporation Debt
Bank Credit Facility
Credit Agreement
On March 29, 2017, the Company, as borrower, entered into Amendment No. 2 and Refinancing Amendment (the "Refinancing Amendment") with the lenders party thereto, and Bank of America, N.A. ("Bank of America"), as administrative agent. The Refinancing Amendment modifies the Third Amended and Restated Credit Agreement (as amended prior to the execution of the Refinancing Amendment, the "Existing Credit Agreement"), dated as of August 14, 2013, among the Company, certain financial institutions, and Bank of America, as administrative agent. The Refinancing Amendment modified the Existing Credit Agreement and is referred to as the "Amended Credit Agreement" (together referred to as the "Credit Facility").

The Amended Credit Agreement provides for (i) commitments to make Term B Loans in an amount equal to $1,264.5 million (the "Refinancing Term B Loans"), with the proceeds used to refinance in full the Company’s Term B-1 Loans and Term B-2 Loans outstanding under the Existing Credit Agreement and (ii) certain other amendments to the Existing Credit Agreement. The revolving credit facility (the "Revolving Credit Facility") of $775.0 million and the senior secured term A loan (the "Term A Loan") of $225.0 million were not modified in the Refinancing Amendment.

The Refinancing Term B Loans mature on September 15, 2023 (or earlier upon occurrence or non-occurrence of certain events). The Revolving Credit Facility and the Term A Loan mature on September 15, 2021 (or earlier upon occurrence or non-occurrence of certain events).

The Credit Facility includes an accordion feature which permits an increase in the Revolving Credit Facility and the issuance and increase of senior secured term loans in an amount up to (i) $550.0 million, plus (ii) certain voluntary permanent reductions of the Revolving Credit Facility and certain voluntary prepayments of the senior secured term loans, plus (iii) certain reductions in the outstanding principal amounts under the term loans or the Revolving Credit Facility, plus (iv) any additional amount if, after giving effect thereto, the First Lien Leverage Ratio (as defined in the Credit Agreement) would not exceed 4.25 to 1.00 on a pro forma basis, less (v) any Incremental Equivalent Debt (as defined in the Credit Agreement), in each case, subject to the satisfaction of certain conditions.

Amounts Outstanding
The outstanding principal amounts under the Credit Facility are comprised of the following:

	December 31,
(In thousands)	2017	2016
Revolving Credit Facility	$170,000	$245,000
Term A Loan	210,938	222,188
Refinancing Term B Loans	1,170,016	—
Term B-1 Loan	—	271,750
Term B-2 Loan	—	997,500
Swing Loan	70,100	46,100
Total outstanding principal amounts	$1,621,054	$1,782,538

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

At December 31, 2017 approximately $1.6 billion was outstanding under the Credit Facility and $12.9 million was allocated to support various letters of credit, leaving remaining contractual availability of $522.0 million.

Interest and Fees
The interest rate on the outstanding balance from time to time of the Revolving Credit Facility and the Term A Loan is based upon, at the Company’s option, either: (i) the Eurodollar rate or (ii) the base rate, in each case, plus an applicable margin. Such applicable margin is a percentage per annum determined in accordance with a specified pricing grid based on the total leverage ratio and ranges from 1.75% to 2.75% (if using the Eurodollar rate) and from 0.75% to 1.75% (if using the base rate). A fee of a percentage per annum (which ranges from 0.25% to 0.50% determined in accordance with a specified pricing grid based on the total leverage ratio) will be payable on the unused portions of the Revolving Credit Facility.

The interest rate on the outstanding balance of the Refinancing Term B Loans under the Amended Credit Agreement is based upon, at the Company’s option, either: (i) the Eurodollar rate or (ii) the base rate, in each case, plus an applicable margin. Such applicable margin is a percentage per annum determined in accordance with the Company’s secured leverage ratio and ranges from 2.25% to 2.50% (if using the Eurodollar rate) and from 1.25% to 1.50% (if using the base rate).

The "base rate" under the Credit Agreement remains the highest of (x) Bank of America’s publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one-month period plus 1.00%.

Optional and Mandatory Prepayments
Pursuant to the terms of the Credit Facility (i) the loans under the Term A Loan amortize in an annual amount equal to 5.00% of the original principal amount thereof, commencing December 31, 2016, payable on a quarterly basis, (ii) the loans under the Refinancing Term B Loans amortize in an annual amount equal to 1.00% of the original principal amount thereof, commencing June 30, 2017, payable on a quarterly basis, and (iii) beginning with the fiscal year ending December 31, 2016, the Company is required to use a portion of its annual Excess Cash Flow, as defined in the Credit Agreement, to prepay loans outstanding under the Credit Facility.

Amounts outstanding under the Refinancing Amendment may be prepaid without premium or penalty, and the commitments may be terminated without penalty, subject to certain exceptions.

Subject to certain exceptions, the Company may be required to repay the amounts outstanding under the Credit Facility in connection with certain asset sales and issuances of certain additional secured indebtedness.

Guarantees and Collateral
The Company's obligations under the Credit Facility, subject to certain exceptions, are guaranteed by certain of the Company's subsidiaries and are secured by the capital stock of certain subsidiaries. In addition, subject to certain exceptions, the Company and each of the guarantors will grant the administrative agent first priority liens and security interests on substantially all of their real and personal property (other than gaming licenses and subject to certain other exceptions) as additional security for the performance of the secured obligations under the Credit Facility.

Financial and Other Covenants
The Credit Facility contains certain financial and other covenants, including, without limitation, various covenants: (i) requiring the maintenance of a minimum consolidated interest coverage ratio 1.75 to 1.00; (ii) establishing a maximum permitted consolidated total leverage ratio (discussed below); (iii) establishing a maximum permitted secured leverage ratio (discussed below); (iv) imposing limitations on the incurrence of indebtedness; (v) imposing limitations on transfers, sales and other dispositions; and (vi) imposing restrictions on investments, dividends and certain other payments.

The maximum permitted consolidated Total Leverage Ratio is calculated as Consolidated Funded Indebtedness to twelve-month trailing Consolidated EBITDA, as defined by the Agreement. The following table provides our maximum Total Leverage Ratio during the remaining term of the Credit Facility:

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

	Maximum Total
For the Trailing Four Quarters Ending	Leverage Ratio
March 31, 2017 through December 31, 2017	7.00	to	1.00
March 31, 2018 through December 31, 2018	6.25	to	1.00
March 31, 2019 through December 31, 2019	6.00	to	1.00
March 31, 2020 through December 31, 2020	5.75	to	1.00
March 31, 2021 and thereafter	5.50	to	1.00

The maximum permitted Secured Leverage Ratio is calculated as Secured Indebtedness to twelve-month trailing Consolidated EBITDA, as defined by the Agreement. The following table provides our maximum Secured Leverage Ratio during the remaining term of the Credit Facility:

	Maximum Secured
For the Trailing Four Quarters Ending	Leverage Ratio
September 30, 2016 through December 31, 2017	4.50	to	1.00
March 31, 2018 through December 31, 2018	4.00	to	1.00
March 31, 2019 through December 31, 2019	3.75	to	1.00
March 31, 2020 and thereafter	3.50	to	1.00

Current Maturities of Our Indebtedness
We classified certain non-extending balances under our Credit Facility as a current maturity, as such amounts come due within the next twelve months.

Senior Notes
6.875% Senior Notes due May 2023
On May 21, 2015, we issued $750 million aggregate principal amount of 6.875% senior notes due May 2023 (the "6.875% Notes"). The 6.875% Notes require semi-annual interest payments on May 15 and November 15 of each year, commencing on November 15, 2015. The 6.875% Notes will mature on May 15, 2023 and are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us.

The 6.875% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restricted subsidiaries (as defined in the base and supplemental indentures governing the 6.875% Notes, together, the "6.875% Indenture") to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies. In addition, upon the occurrence of a change of control (as defined in the 6.875% Indenture), we will be required, unless certain conditions are met, to offer to repurchase the 6.875% Notes at a price equal to 101% of the principal amount of the 6.875% Notes, plus accrued and unpaid interest and Additional Interest (as defined in the 6.875% Indenture), if any, to, but not including, the date of purchase. If we sell assets or experience an event of loss, we will be required under certain circumstances to offer to purchase the 6.875% Notes.

At any time prior to May 15, 2018, we may redeem the 6.875% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, up to, but excluding, the applicable redemption date, plus a make whole premium. After May 15, 2018, we may redeem all or a portion of the 6.875% Notes at redemption prices (expressed as percentages of the principal amount) ranging from 105.156% in 2018 to 100% in 2021 and thereafter, plus accrued and unpaid interest and Additional Interest.

In conjunction with the issuance of the 6.875% Notes, we incurred approximately $14.0 million in debt financing costs that have been deferred and are being amortized over the term of the 6.875% Notes using the effective interest method.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

6.375% Senior Notes due April 2026
On March 28, 2016, we issued $750 million aggregate principal amount of 6.375% senior notes due April 2026 (the "6.375% Notes"). The 6.375% Notes require semi-annual interest payments on April 1 and October 1 of each year, commencing on October 1, 2016. The 6.375% Notes will mature on April 1, 2026 and are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us. Net proceeds from the 6.375% Notes were used to pay down the outstanding amount under the Revolving Credit Facility and the balance was deposited in money market funds and classified as cash equivalents on the consolidated balance sheets.

In conjunction with the issuance of the 6.375% Notes, we incurred approximately $13.0 million in debt financing costs that have been deferred and are being amortized over the term of the 6.375% Notes using the effective interest method.

The 6.375% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restricted subsidiaries (as defined in the base and supplemental indentures governing the 6.375% Notes, together, the "6.375% Indenture") to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies. In addition, upon the occurrence of a change of control (as defined in the 6.375% Indenture), we will be required, unless certain conditions are met, to offer to repurchase the 6.375% Notes at a price equal to 101% of the principal amount of the 6.375% Notes, plus accrued and unpaid interest and Additional Interest (as defined in the 6.375% Indenture), if any, to, but not including, the date of purchase. If we sell assets or experience an event of loss, we will be required under certain circumstances to offer to purchase the 6.375% Notes.

At any time prior to April 1, 2021, we may redeem the 6.375% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, up to, but excluding, the applicable redemption date, plus a make whole premium. After April 1, 2021, we may redeem all or a portion of the 6.375% Notes at redemption prices (expressed as percentages of the principal amount) ranging from 103.188% in 2021 to 100% in 2024 and thereafter, plus accrued and unpaid interest and Additional Interest.

In connection with the private placement of the 6.375% Notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to file a registration statement with the SEC to permit the holders to exchange or resell the 6.375% Notes. We filed the required registration statement and commenced the exchange offer during December 2016. The exchange offer was completed on February 10, 2017 and our obligations under the registration rights agreement have been fulfilled.

9.00% Senior Notes due July 2020
On September 6, 2016 we redeemed all of our 9.00% senior notes due July 2020 (the "9.00% Notes") at a redemption price of 104.50% plus accrued and unpaid interest to the redemption date. The redemption was funded using cash on hand. As a result of this redemption, the 9.00% Notes have been fully extinguished.

Peninsula Gaming Debt
Peninsula Credit Facility
On September 2, 2016, Peninsula repaid all of the outstanding amounts, including all principal and accrued interest amounts, under the Peninsula senior secured credit facility (the "Peninsula Credit Facility") pursuant to the Peninsula Credit Agreement. In connection with the repayment in full of the Peninsula Credit Facility (the "Repayment"), the Peninsula Credit Agreement was terminated.

8.375% Senior Notes due February 2018
On September 2, 2016 we redeemed all of our 8.375% senior notes due February 2018 (the "8.375% Notes") at a redemption price of 100.0% plus accrued and unpaid interest to the redemption date. The redemption was funded using cash on hand. As a result of this redemption, the 8.375% Notes have been fully extinguished.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Loss on Early Extinguishments and Modifications of Debt
The components of the loss on early extinguishments and modifications of debt, are as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Boyd Gaming Credit Facility deferred finance charges	$1,086	$6,629	$1,978
Refinancing Amendment	496	—	—
9.00% Senior Notes premium and consent fees	—	15,750	—
9.00% Senior Notes deferred finance charges	—	5,976	—
8.375% Senior Notes deferred finance charges	—	4,497	—
9.125% Senior Notes premium and consent fees	—	—	23,962
9.125% Senior Notes deferred finance charges	—	—	4,888
HoldCo Note	—	—	7,819
Peninsula Credit Facility deferred finance charges	—	9,512	2,086
Total loss on early extinguishments and modifications of debt	$1,582	$42,364	$40,733

Covenant Compliance
As of December 31, 2017, we believe that we were in compliance with the financial and other covenants of our debt instruments.

The indentures governing the notes issued by the Company contain provisions that allow for the incurrence of additional indebtedness, if after giving effect to such incurrence, the coverage ratio (as defined in the respective indentures, essentially a ratio of the Company's consolidated EBITDA to fixed charges, including interest) for the Company's trailing four quarter period on a pro forma basis would be at least 2.0 to 1.0. Should this provision prohibit the incurrence of additional debt, the Company may still borrow under its existing credit facility. At December 31, 2017, the available borrowing capacity under our Credit Facility was $522.0 million.

Scheduled Maturities of Long-Term Debt
The scheduled maturities of long-term debt, as discussed above, are as follows:

(In thousands)	Total
For the year ending December 31,
2018	$23,981
2019	23,991
2020	23,997
2021	430,040
2022	12,758
Thereafter	2,606,791
Total outstanding principal of long-term debt	$3,121,558

NOTE 8.    INCOME TAXES
Deferred Tax Assets and Liabilities
Deferred tax assets and liabilities are provided to record the effects of temporary differences between the tax basis of an asset or liability and its amount as reported in our consolidated balance sheets. These temporary differences result in taxable or deductible amounts in future years.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The components comprising our deferred tax assets and liabilities are as follows:

	December 31,
(In thousands)	2017	2016
Deferred tax assets
Federal net operating loss carryforwards	$110,350	$201,978
State net operating loss carryforwards	45,096	38,715
Share-based compensation	14,226	26,344
Other	35,161	63,815
Gross deferred tax assets	204,833	330,852
Valuation allowance	(28,821)	(28,402)
Deferred tax assets, net of valuation allowance	176,012	302,450

Deferred tax liabilities
Difference between book and tax basis of property and intangible assets	219,090	337,654
State tax liability	33,777	31,443
Other	9,802	14,807
Gross deferred tax liabilities	262,669	383,904
Deferred tax liabilities, net	$86,657	$81,454

At December 31, 2017, we have unused federal general business tax credits of approximately $8.0 million which may be carried forward or used until expiration beginning in 2036 and alternative minimum tax credits of $10.4 million which may be used or refunded through 2022. We have a federal income tax net operating loss of approximately $525.5 million, which may be carried forward or used until expiration beginning in 2031. We also have state income tax net operating loss carryforwards of approximately $732.4 million, which may be used to reduce future state income taxes. The state net operating loss carryforwards will expire in various years ranging from 2018 to 2036, if not fully utilized.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). As part of our analysis of the impact of the Tax Act, we have recorded a discrete net tax benefit of $60.1 million in the period ending December 31, 2017. This tax benefit is due to the corporate federal tax rate reduction on our net deferred tax liability.

The SEC staff issued Staff Accounting Bulletin 118 ("SAB 118") which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under Accounting Standards Codification 740, Income Taxes ("ASC 740"). In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act. We have recorded an adjustment as a result of the Tax Act as described above. We believe our analysis to be complete and do not anticipate any material future changes to financial statements as a result of the impact of the Tax Act. If any changes are determined, we will record those as part of the measurement period.

Valuation Allowance on Deferred Tax Assets
Management assesses available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. In evaluating our ability to recover deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and results of recent operations.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

As part of our review in determining the need for a valuation allowance, we assess the potential release of existing valuation allowances. In 2016, we determined that the positive evidence in favor of releasing the valuation allowance, particularly evidence that was objectively verifiable, outweighed the negative evidence. We utilize a rolling twelve quarters of pretax income adjusted for permanent book to tax differences as a measure of cumulative results in recent years. We transitioned from a cumulative loss position to a cumulative income position over the rolling twelve quarters during 2016. Other evidence considered in the analysis included, but was not limited to, a trend reflective of improvement in recent earnings, forecasts of profitability and taxable income and the reversal of existing temporary differences. The change in these conditions during 2016 provided positive evidence that supported the release of the valuation allowance against a significant portion of our deferred tax assets. As such, we concluded that it was more likely than not that the benefit from these deferred tax assets would be realized. As a result, during the year ended December 31, 2016, we released $203.9 million of valuation allowance on our federal and state income tax net operating loss carryforwards and other deferred tax assets. For the year ended December 31, 2017, no significant changes of evidence have occurred that would require a change to our valuation allowance position.

We have maintained a valuation allowance of $28.8 million against certain federal and state deferred tax assets as of December 31, 2017 due to uncertainties related to our ability to realize the tax benefits associated with these assets. In assessing the need to establish a valuation allowance, we consider, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of profitability and taxable income, the duration of statutory carryforward periods, our experience with the utilization of operating loss and tax credit carryforwards before expiration and tax planning strategies. Valuation allowances are evaluated periodically and subject to change in future reporting periods as a result of changes in the factors noted above.

Provision (Benefit) for Income Taxes
A summary of the provision (benefit) for income taxes is as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Current
Federal	$(10,367)	$—	$—
State	5,335	1,242	2,052
Total current taxes provision	(5,032)	1,242	2,052
Deferred
Federal	6,449	(192,472)	(9,493)
State	1,698	(8,703)	816
Total deferred taxes benefit	8,147	(201,175)	(8,677)
Provision (benefit) for income taxes from continuing operations	$3,115	$(199,933)	$(6,625)

Provision (benefit) for income taxes included on the consolidated statement of operations
Provision (benefit) for income taxes from continuing operations	$3,115	$(199,933)	$(6,625)
Provision (benefit) for income taxes from discontinued operations	14,855	146,379	(540)
Provision (benefit) for income taxes from continuing and discontinued operations	$17,970	$(53,554)	$(7,165)

Our tax provision for the year ended December 31, 2017 was favorably impacted by the federal statutory tax rate change applied to our net deferred tax liability. Based on this revaluation, we have recorded a discrete tax benefit of $60.1 million.

Our tax benefit for the year ended December 31, 2016 resulted from the release of a valuation allowance on our federal and state net operating loss carryforwards and other deferred tax assets.

Our tax benefit for the year ended December 31, 2015 was favorably impacted by the partial release of the valuation allowance on our federal and state net operating losses, impairment charges to indefinite lived intangible assets which resulted in a reduction in our recognized deferred tax liability on these assets, federal and state audit settlements in connection with our IRS and New Jersey income tax examinations and, the realization of certain unrecognized tax benefits, inclusive of the reversal of related accrued interest.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Additionally, the tax benefit in 2015 was adversely impacted by an accrual of non-cash tax expense in connection with the tax amortization of indefinite lived intangible assets that was not available to offset existing deferred tax assets. The deferred tax liabilities created by the tax amortization of these intangibles cannot be used to offset corresponding increases in the net operating loss deferred tax assets in determining our valuation allowance.

The following table provides a reconciliation between the federal statutory rate and the effective income tax rate, expressed as a percentage of income from continuing operations before income taxes:

	Year Ended December 31,
	2017	2016	2015
Tax at federal statutory rate	35.0%	35.0%	35.0%
Federal statutory rate change on deferred tax liability	(35.2)%	—%	—%
State income taxes, net of federal benefit	2.7%	(60.8)%	64.1%
Compensation-based credits	(1.0)%	(22.3)%	(55.5)%
Valuation allowance for deferred tax assets	—%	(2,548.1)%	179.9%
Company provided benefits	0.5%	15.2%	139.8%
Nondeductible expenses	0.5%	10.6%	17.3%
Tax exempt interest	(0.3)%	(7.1)%	(12.6)%
Accrued interest on uncertain tax benefits	0.1%	2.1%	(127.7)%
Uncertain tax benefits	—%	—%	(385.4)%
Other, net	(0.5)%	1.6%	(4.0)%
Effective tax rate	1.8%	(2,573.8)%	(149.1)%

Status of Examinations
In January 2015, we received Joint Committee on Taxation ("Joint Committee") approval of the 2005-2009 IRS appeals settlement reached in August 2013. We received a refund of $2.4 million in connection with the appeals settlement. Additionally, in 2015, we received a final audit determination in connection with our New Jersey examination, effectively settling years 2003 through 2009. We received a refund of $1.1 million as a result of the New Jersey examination.

We generated net operating losses on our federal income tax returns for years 2011 - 2013. These returns remain subject to federal examination until the statute of limitations expires for the year in which the net operating losses are utilized.

We are also currently under examination for various state income and franchise tax matters. As it relates to our material state returns, we are subject to examination for tax years ended on or after December 31, 2001, and the statute of limitations will expire over the period September 2018 through October 2021.

We believe that we have adequately reserved for any tax liability; however, the ultimate resolution of these examinations may result in an outcome that is different than our current expectation. We do not believe the ultimate resolution of these examinations will have a material impact on our consolidated financial statements.

Other Long-Term Tax Liabilities
The impact of an uncertain income tax position taken in our income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position is not recognized if it has less than a 50% likelihood of being sustained. Our liability for uncertain tax positions is recorded as other long-term tax liabilities in our consolidated balance sheets.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Unrecognized tax benefit, beginning of year	$2,482	$2,482	$30,198
Additions:
Tax positions related to current year	—	—	—
Reductions:
Tax position related to prior years	—	—	(27,716)
Unrecognized tax benefits, end of year	$2,482	$2,482	$2,482

Included in the $2.5 million balance of unrecognized tax benefits at December 31, 2017, are $2.0 million of federally tax effected benefits that, if recognized, would impact the effective tax rate. We recognize interest related to unrecognized tax benefits in our income tax provision. During the year ended December 31, 2017, we recognized interest and penalties of approximately $0.1 million in our tax provision. During the year ended December 31, 2015 we recognized interest related benefits, due to favorable settlements, of $6.2 million in our income tax provision. We have accrued $1.0 million and $0.8 million of interest and penalties as of December 31, 2017 and 2016, respectively, in our consolidated balance sheets.

During the first quarter of 2015, we received Joint Committee approval on our IRS appeals agreement, effectively settling our 2005 through 2009 examination. During the third quarter of 2015, we received a final audit determination in connection with our New Jersey examination, effectively settling years 2003 through 2009. As a result of the resolution of these audits, we reduced our unrecognized tax benefits by $27.7 million, of which $19.5 million impacted our effective tax rate. Due to the utilization of tax loss carryforwards in certain states, the statute of limitations remains open with respect to years in which the tax losses are utilized. When these years close, unrecognized tax benefits may be realized. We do not anticipate any material changes to our unrecognized tax benefits over the next twelve-month period.

NOTE 9.    COMMITMENTS AND CONTINGENCIES
Commitments
Capital Spending and Development
We continually perform on-going refurbishment and maintenance at our facilities to maintain our standards of quality. Certain of these maintenance costs are capitalized, if such improvement or refurbishment extends the life of the related asset, while other maintenance costs that do not so qualify are expensed as incurred. The commitment of capital and the related timing thereof are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements.

Acquisitions
We recently announced the Penn National Purchase Agreement and Valley Forge Merger Agreement, pursuant to which we will acquire additional casino properties. See Note 2, Acquisitions and Divestitures, for further discussion of the commitments arising from these agreements.

Kansas Management Contract
As part of the Kansas Management Contract approved by the Kansas Racing and gaming Commission on January 11, 2011, Kansas Star committed to donate $1.5 million each year to support education in the local area in which Kansas Star operates for the duration of the Kansas Management Contract. We have made all distributions under this commitment as scheduled and such related expenses are recorded in Selling, general and administrative expenses on the consolidated statements of operations.

Mulvane Development Agreement
On March 7, 2011, Kansas Star entered into a Development Agreement with the City of Mulvane ("Mulvane Development Agreement") related to the provision of water, sewer, and electrical utilities to the Kansas Star site. This agreement sets forth certain parameters governing the use of public financing for the provision of such utilities, through the issuance of general obligation bonds by the City of Mulvane, paid for through the imposition of a special tax assessment on the Kansas Star site payable over 15 years in an amount equal to the City’s full obligations under the general obligation bonds.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

All infrastructure improvements to the Kansas Star site under the Mulvane Development Agreement are complete and the City of Mulvane issued $19.7 million in general obligation bonds related to these infrastructure improvements. As of December 31, 2017 and 2016, under the Mulvane Development Agreement, Kansas Star recorded $1.7 million at each date, which is included in accrued liabilities on the consolidated balance sheets and $8.2 million, net of a $3.5 million discount, and $8.9 million, net of a $4.0 million discount, respectively, which is recorded as a long-term obligation in other liabilities on the consolidated balance sheets. Interest costs are expensed as incurred and the discount will be amortized to interest expense over the term of the special tax assessment ending in 2028. Kansas Star's special tax assessment related to these bonds is approximately $1.7 million annually. Payments under the special tax assessment are secured by irrevocable letters of credit of $5.0 million issued by the Company in favor of the City of Mulvane, representing an amount equal to three times the annual special assessment tax imposed on Kansas Star.

Contingent Payments
In connection with securing the Kansas Management Contract, Kansas Star agreed to pay a former casino project promoter 1% of Kansas Star’s earnings before interest expense, taxes, depreciation and amortization ("EBITDA") each month for a period of 10 years commencing December 20, 2011.

Minimum Assessment Agreement
In 2007, Diamond Jo Dubuque entered into a Minimum Assessment Agreement with the City of Dubuque (the "City"). Under the Minimum Assessment Agreement, Diamond Jo Dubuque and the City agreed to a minimum taxable value related to the new casino of $57.9 million.  Diamond Jo Dubuque agreed to pay property taxes to the City based on the actual taxable value of the casino, but not less than the minimum taxable value. Scheduled payments of principal and interest on the City Bonds will be funded through Diamond Jo Dubuque's payment obligations under the Minimum Assessment Agreement.  Diamond Jo Dubuque is also obligated to pay any shortfall should property taxes be insufficient to fund the principal and interest payments on the City Bonds.

Interest costs under the Minimum Assessment Agreement obligation are expensed as incurred. As of December 31, 2017 and 2016, the remaining obligation under the Minimum Assessment Agreement was $1.9 million at each date, which was recorded in accrued liabilities on the consolidated balance sheets and $13.8 million, net of a $2.6 million discount, and $14.1 million, net of a $2.8 million discount, respectively, which was recorded as a long-term obligation in other liabilities on the consolidated balance sheets. The discount will be amortized to interest expense over the life of the Minimum Assessment Agreement. Total minimum payments by Diamond Jo Dubuque under the Minimum Assessment Agreement are approximately $1.9 million per year through 2036.

Public Parking Facility Agreement
Diamond Jo Dubuque has an agreement with the City for use of the public parking facility adjacent to Diamond Jo Dubuque's casino and owned and operated by the City (the "Parking Facility Agreement"). The Parking Facility Agreement calls for: (i) the payment by the Company for the reasonable and necessary actual operating costs incurred by the City for the operation, security, repair and maintenance of the public parking facility; and (ii) the payment by the Company to the City of $65 per parking space in the public parking facility per year, subject to annual increases based on any increase in the Consumer Price Index, which funds will be deposited into a special sinking fund and used by the City for capital expenditures necessary to maintain the public parking facility. Operating costs of the parking facility incurred by Diamond Jo Dubuque are expensed as incurred. Deposits to the sinking fund are recorded as other assets. When the sinking fund is used for capital improvements, such amounts are capitalized and amortized over their remaining useful life.

Iowa Qualified Sponsoring Organization Agreements
Diamond Jo Dubuque and Diamond Jo Worth are required to pay their respective qualified sponsoring organization, who hold a joint gaming license with Diamond Jo Dubuque and Diamond Jo Worth, 4.50% and 5.76%, respectively, of the casino’s adjusted gross receipts on an ongoing basis. Diamond Jo Dubuque expensed $3.1 million, during the year ended December 31, 2017 and $3.0 million, in the year ended December 31, 2016 and 2015, respectively, related to its agreement. Diamond Jo Worth expensed $5.0 million, $4.9 million, and $5.0 million during the years ended December 31, 2017, 2016, and 2015, respectively, related to its agreement. The Diamond Jo Dubuque agreement expires on December 31, 2018. Diamond Jo Dubuque has entered into an amendment to the existing operating agreement with the qualified sponsoring organization. The new agreement will go into effect on January 1, 2019 and will extend for twelve years, expiring on December 31, 2030. The agreement is subject to review and approval by the state gaming commission. The Diamond Jo Worth agreement expires on March 31, 2025, and is subject to automatic ten-year renewal periods.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________
Development Agreement
In September 2011, the Company acquired the membership interests of a limited liability company (the "LLC") for a purchase price of $24.5 million. The primary asset of the LLC was a previously executed development agreement (the "Development Agreement") with Wilton Rancheria (the "Tribe"). The purchase price was allocated primarily to an intangible asset associated with the Company's rights under the agreement to assist the Tribe in the development and management of a gaming facility on the Tribe's land.

In July 2012, the Company and the Tribe amended and replaced the agreement with a new development agreement and a management agreement (the "Agreements"). The Agreements obligate us to fund certain pre-development costs, which are estimated to be approximately $1 million to $2 million annually, for the next several years and to assist the Tribe in its development and oversight of the gaming facility construction. Upon opening, we will manage the gaming facility. The pre-development costs funded by us are reimbursable to us with future cash flows from the operations of the gaming facility under terms of a note receivable from the Tribe.

In January 2017, the Company funded the acquisition of land that is the intended site of the Wilton Rancheria casino and, in February 2017, the land was placed into trust by the U.S. Bureau of Indian Affairs for the benefit of the Tribe. The cost of the land will be recorded as a receivable on our consolidated balance sheet, and we expect to be reimbursed for this cost when project financing is in place. Should the project be abandoned, ownership of the land would revert to the Company.

The Agreements provide that the Company will receive future revenue for its services to the Tribe contingent upon successful development of the gaming facility and based on future net revenues at the gaming facility. In September 2017, the California State Legislature unanimously approved, and the Governor of California executed, a tribal-state gaming compact with the tribe allowing the development of the casino. With the compact now in place, we are in the process of finalizing project design and preparation and expect to begin construction mid-2018, with a construction timeline of 18 to 24 months.

Future Minimum Lease Payments and Rental Income
Future minimum lease payments required under noncancelable operating leases, which are primarily related to land leases are as follows:

(In thousands)	Lease Obligations
For the year ending December 31,
2018	$20,642
2019	17,826
2020	15,325
2021	14,330
2022	13,884
Thereafter	314,391
Total	$396,398

Rent expense included in selling, general and administrative expenses on the accompanying consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015 was $30.3 million, $31.0 million, and $29.0 million, respectively, and primarily relates to land leases and advertising-related expenses.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Future minimum rental income, which is primarily related to retail and restaurant facilities located within our properties are as follows:

(In thousands)	Minimum Rental Income
For the year ending December 31,
2018	$3,432
2019	2,371
2020	1,665
2021	930
2022	771
Thereafter	250
Total	$9,419

Contingencies
Legal Matters
We are parties to various legal proceedings arising in the ordinary course of business. We believe that all pending claims, if adversely decided, would not have a material adverse effect on our business, financial position or results of operations.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

NOTE 10.    STOCKHOLDERS' EQUITY AND STOCK INCENTIVE PLANS
Share Repurchase Program
We have in the past, and may in the future, acquire our equity securities through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine from time to time. In July 2008, our Board of Directors authorized an amendment to an existing share repurchase program to increase the amount of common stock that can be repurchased to $100 million. We are not obligated to repurchase any shares under this program. On May 2, 2017 the Company announced that its Board of Directors had reaffirmed the Company's existing share repurchase program, and 1.2 million shares were repurchased during the year ended December 31, 2017. As of December 31, 2017, $60.1 million remained available under this authorization. There were no share repurchases during the years ended December 31, 2016 or 2015.

The following table provides information regarding share repurchases during the referenced periods.(1)

(In thousands, except per share data)	For the Year Ended December 31, 2017
Shares repurchased (2)	1,198
Total cost, including brokerage fees	$31,927
Average repurchase price per share (3)	$26.64
(1) Shares repurchased reflect repurchases settled during the twelve months ended December 31, 2017. These amounts exclude repurchases traded but not yet settled on or before December 31, 2017.
(2) All shares repurchased have been retired and constitute authorized but unissued shares.
(3) Figures in the table may not recalculate exactly due to rounding. Average repurchase price per share is calculated based on unrounded numbers.

Subject to applicable corporate securities laws, repurchases under our stock repurchase program may be made at such times and in such amounts as we deem appropriate. Repurchases can be discontinued at any time that we feel additional purchases are not warranted. We intend to fund the repurchases under the stock repurchase program with existing cash resources and availability under our Credit Facility. We are subject to certain limitations regarding the repurchase of common stock, such as restricted payment limitations related to our outstanding notes and our Credit Facility.

Dividends
Dividends are declared at the discretion of our Board of Directors. We are subject to certain limitations regarding the payment of dividends, such as restricted payment limitations contained in our Credit Facility and the indentures for our outstanding notes.

On May 2, 2017, the Company announced that its Board of Directors had authorized the reinstatement of the Company’s cash dividend program. The dividends declared by the Board under this program are:

Declaration date	Record date	Payment date	Amount per share
May 2, 2017	June 15, 2017	July 15, 2017	$0.05
September 6, 2017	September 18, 2017	October 15, 2017	0.05
December 7, 2017	December 28, 2017	January 15, 2018	0.05

No dividends were declared during the years ended December 31, 2016 or 2015.

Stock Incentive Plan
In May 2012, the Company's stockholders approved the 2012 Stock Incentive Plan (the "2012 Plan"), which amended and restated the Company's 2002 Stock Incentive Plan (the "2002 Plan") to (a) provide for a term ending ten years from the date of stockholder approval at the Annual Meeting, (b) increase the maximum number of shares of the Company's common stock authorized for issuance over the term of the 2012 Plan by 4 million shares from 17 million to 21 million shares, (c) permit the future grant of certain equity-based awards, including awards designed to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, and (d) make certain other changes. Under our 2012 Plan, approximately 4.4 million shares remain available for grant at December 31, 2017. The number of authorized but unissued shares of common stock under this 2012 Plan as of December 31, 2017 was approximately 9.7 million shares.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Grants made under the 2012 Plan include provisions that entitle the grantee to automatic vesting acceleration in the event of a grantee’s separation from service (including as a result of retirement, death or disability), other than for cause (as defined), after reaching the defined age and years of service thresholds. These provisions result in the accelerated recognition of the stock compensation expense for those grants issued to employees who have met the stipulated thresholds.

Stock Options
Options granted under the 2012 Plan generally become exercisable ratably over a three-year period from the date of grant. Options that have been granted under the 2012 Plan had an exercise price equal to the market price of our common stock on the date of grant and will expire no later than ten years after the date of grant.

Summarized stock option plan activity is as follows:

	Options	Weighted Average Option Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
			(In years)	(In thousands)
Outstanding at January 1, 2015	7,169,668	$25.73
Granted	200,673	19.98
Canceled	(1,463,497)	39.82
Exercised	(1,301,789)	7.53
Outstanding at December 31, 2015	4,605,055	26.14
Granted	216,509	17.50
Canceled	(1,260,750)	38.63
Exercised	(452,898)	6.49
Outstanding at December 31, 2016	3,107,916	23.36
Granted	—	—
Canceled	(1,323,500)	39.30
Exercised	(241,964)	8.61
Outstanding at December 31, 2017	1,542,452	$11.99	5.3	$35,565

Exercisable at December 31, 2016	2,696,315	$24.27	3.1	$14,587

Exercisable at December 31, 2017	1,335,717	$11.00	4.8	$32,128

Share-based compensation costs related to stock option awards are calculated based on the fair value of each option grant on the date of the grant using the Black-Scholes option pricing model.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The following table summarizes the information about stock options outstanding and exercisable at December 31, 2017:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$5.22	25,510	4.9	$5.22	25,510	$5.22
6.60	28,000	0.8	6.60	28,000	6.60
6.70	196,869	3.9	6.70	196,869	6.70
7.55	65,000	1.8	7.55	65,000	7.55
8.34	294,163	2.8	8.34	294,163	8.34
9.86	260,882	5.9	9.86	260,882	9.86
11.57	229,846	6.2	11.57	229,846	11.57
17.75	216,509	8.9	17.75	72,174	17.75
19.98	200,673	7.4	19.98	138,273	19.98
33.31	25,000	0.0	33.31	25,000	33.31
$5.22-$33.31	1,542,452	5.3	$11.99	1,335,717	$11.00

The total intrinsic value of in-the-money options exercised during the years ended December 31, 2017, 2016 and 2015 was $3.9 million, $5.9 million, and $11.1 million, respectively. The total fair value of options vested during the years ended December 31, 2017, 2016 and 2015 was approximately $1.6 million, $2.0 million, and $1.9 million, respectively. As of December 31, 2017, there was approximately $0.2 million of total unrecognized share-based compensation costs related to unvested stock options, which is expected to be recognized over approximately 1.4 years, the weighted-average remaining requisite service period.

Restricted Stock Units
Our 2012 Plan provides for the grant of Restricted Stock Units ("RSUs"). An RSU is an award that may be earned in whole, or in part, upon the passage of time, and that may be settled for cash, shares, other securities or a combination thereof. The RSUs do not contain voting rights and are not entitled to dividends. The RSUs are subject to the terms and conditions contained in the applicable award agreement and the 2012 Plan. Share-based compensation costs related to RSU awards are calculated based on the market price on the date of the grant.

We annually award RSUs to certain members of our Board of Directors. Each RSU is to be paid in shares of common stock upon the member’s cessation of service to the Company. These RSUs were issued for past service; therefore, they are expensed on the date of issuance.

We also grant RSUs to members of management of the Company, which represents a contingent right to receive one share of our common stock upon vesting. An RSU generally vests on the third anniversary of its issuance and the share-based compensation expense is amortized to expense over the requisite service period.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Summarized RSU activity is as follows:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2015	2,534,496
Granted	541,016	$19.05
Canceled	(40,800)
Awarded	(713,886)
Outstanding at December 31, 2015	2,320,826
Granted	542,220	$18.06
Canceled	(30,400)
Awarded	(871,528)
Outstanding at December 31, 2016	1,961,118
Granted	442,879	$27.40
Canceled	(38,964)
Awarded	(727,821)
Outstanding at December 31, 2017	1,637,212

As of December 31, 2017, there was approximately $12.1 million of total unrecognized share-based compensation costs related to unvested RSUs, which is expected to be recognized over approximately 2.5 years.

Performance Stock Units
Our 2012 Plan provides for the grant of Performance Stock Units ("PSUs"). A PSU is an award which may be earned in whole, or in part, upon the passage of time, and the attainment of performance criteria, and which may be settled for cash, shares, other securities or a combination thereof. The PSUs do not contain voting rights and are not entitled to dividends. The PSUs are subject to the terms and conditions contained in the applicable award agreement and our 2012 Plan. We annually award PSUs to certain members of management.

Each PSU represents a contingent right to receive a share of Boyd Gaming Corporation common stock; however, the actual number of common shares awarded is dependent upon the occurrence of: (i) a requisite service period; and (ii) an evaluation of specific performance conditions. The performance conditions are based on Company metrics for net revenue growth, EBITDA growth and customer service scores, all of which are determined on a comprehensive annual three-year growth rate. Based upon actual and combined achievement, the number of shares awarded could range from zero, if no conditions are met, a 50% payout if only threshold performance is achieved, a payout of 100% for target performance, or a payout of up to 200% of the original award for achievement of maximum performance. Each condition weighs equally and separately in determining the payout, and based upon management's estimates at the service inception date, the Company is expected to meet the target for each performance condition. Therefore, the related compensation cost of these PSUs assumes all units granted will be awarded. Share-based compensation costs related to PSU awards are calculated based on the market price on the date of the grant.

These PSUs will vest three years from the service inception date, during which time achievement of the related performance conditions is periodically evaluated, and the number of shares expected to be awarded, and resulting compensation expense, is adjusted accordingly.

Performance Shares Vesting
The PSU grants awarded in fourth quarter 2013 and 2012 vested during first quarter 2017 and 2016, respectively. Common shares were issued based on the determination by the Compensation Committee of the Board of Directors of our actual achievement of net revenue growth, EBITDA growth and customer service scores for the three-year performance period of each grant. As provided under the provisions of our stock incentive plan, certain of the participants elected to surrender a portion of the shares to be received to pay the withholding and other payroll taxes payable on the compensation resulting from the vesting of the PSUs.
The PSU grant awarded in November 2013 resulted in a total of 268,429 shares being issued during first quarter 2017, representing approximately 0.80 shares per PSU. Of the 268,429 shares issued, a total of 94,776 were surrendered by the participants for payroll

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

taxes, resulting in a net issuance of 173,653 shares due to the vesting of the 2013 grant. The actual achievement level under the award metrics equaled the estimated performance as of year-end 2016; therefore, the vesting of the PSUs did not impact compensation costs in our 2017 consolidated statement of operations.

The PSU grant awarded in December 2012 resulted in a total of 213,365 shares being issued during first quarter 2016, representing approximately 0.59 shares per PSU. Of the 213,365 shares issued, a total of 54,338 were surrendered by the participants for payroll taxes, resulting in a net issuance of 159,027 shares due to the vesting of the 2012 grant. The actual achievement level under the award metrics equaled the estimated performance as of year-end 2015; therefore, the vesting of the PSUs did not impact compensation costs in our 2016 consolidated statement of operations.

Summarized PSU activity is as follows:

	Performance Stock Units	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2015	1,411,640
Granted	240,156	$16.75
Performance Adjustment	264,306
Canceled	(2,677)
Awarded	(663,945)
Outstanding at December 31, 2015	1,249,480
Granted	241,235	$17.75
Performance Adjustment	(148,272)
Canceled	—
Awarded	(213,365)
Outstanding at December 31, 2016	1,129,078
Granted	275,305	$28.94
Performance Adjustment	(73,407)
Canceled	—
Awarded	(268,429)
Outstanding at December 31, 2017	1,062,547

As of December 31, 2017, there was approximately $6.9 million of total unrecognized share-based compensation costs related to unvested PSUs, which is expected to be recognized over approximately 2.7 years. Based on the current estimates of performance compared to the targets set for the respective PSU grants, the Company estimates that approximately 1.4 million shares will be issued to settle the PSUs outstanding at December 31, 2017.

Career Shares
Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement. The program incentivizes and rewards executives for their period of service. Our Career Shares Program was adopted in December 2006, and modified in October 2010, as part of the overall update of our compensation programs. The Career Shares Program rewards eligible executives with annual grants of Boyd Gaming Corporation stock units, to be paid out at retirement. The payout at retirement is dependent upon the executive's age at such retirement and the number of years of service with the Company. Executives must be at least 55 years old and have at least 10 years of service to receive any payout at retirement. Career Shares do not contain voting rights and are not entitled to dividends. Career Shares are subject to the terms and conditions contained in the applicable award agreement and our 2012 Plan. The Career Share awards are tranched by specific term, in the following periods: 10 years, 15 years and 20 years of service. These grants vest over the remaining period of service required to fulfill the requisite years in each of these tranches, and compensation expense is recorded in accordance with the specific vesting provisions. Share-based compensation costs related to Career Shares awards are calculated based on the market price on the date of the grant.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Summarized Career Shares activity is as follows:

	Career Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2015	896,585
Granted	103,018	$12.51
Canceled	—
Awarded	(31,028)
Outstanding at December 31, 2015	968,575
Granted	73,064	$19.01
Canceled	—
Awarded	—
Outstanding at December 31, 2016	1,041,639
Granted	66,000	$20.41
Canceled	(11,236)
Awarded	(82,944)
Outstanding at December 31, 2017	1,013,459

As of December 31, 2017, there was approximately $1.1 million of total unrecognized share-based compensation costs related to unvested Career Shares.

Share-Based Compensation
We account for share-based awards exchanged for employee services in accordance with the authoritative accounting guidance for share-based payments. Under the guidance, share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee's requisite service period.

The following table summarizes our share-based compensation costs by award type:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Stock Options	$1,193	$1,974	$2,821
Restricted Stock Units	7,463	8,883	9,909
Performance Stock Units	7,381	3,353	5,135
Career Shares	1,376	1,308	1,399
Total share-based compensation costs	$17,413	$15,518	$19,264

The following table provides classification detail of the total costs related to our share-based employee compensation plans reported in our consolidated statements of operations:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Gaming	$363	$428	$393
Food and beverage	69	82	75
Room	33	39	36
Selling, general and administrative	1,846	2,176	1,996
Corporate expense	15,102	12,793	16,764
Total share-based compensation expense	$17,413	$15,518	$19,264

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

NOTE 11.     FAIR VALUE MEASUREMENTS
We have adopted the authoritative accounting guidance for fair value measurements, which does not determine or affect the circumstances under which fair value measurements are used, but defines fair value, expands disclosure requirements around fair value and specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions.

These inputs create the following fair value hierarchy:

Level 1: Quoted prices for identical instruments in active markets.
Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

As required by the guidance for fair value measurements, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Thus, assets and liabilities categorized as Level 3 may be measured at fair value using inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Management's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

Balances Measured at Fair Value
The following tables show the fair values of certain of our financial instruments:

	December 31, 2017
(In thousands)	Balance	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$203,104	$203,104	$—	$—
Restricted cash	24,175	24,175	—	—
Investment available for sale	17,752	—	—	17,752

Liabilities
Contingent payments	$2,887	$—	$—	$2,887

	December 31, 2016
(In thousands)	Balance	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$193,862	$193,862	$—	$—
Restricted cash	16,488	16,488	—	—
Investment available for sale	17,259	—	—	17,259

Liabilities
Contingent payments	$3,038	$—	$—	$3,038

Cash and Cash Equivalents and Restricted Cash
The fair value of our cash and cash equivalents and restricted cash, classified in the fair value hierarchy as Level 1, is based on statements received from our banks at December 31, 2017 and 2016.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Investment Available for Sale
We have an investment in a single municipal bond issuance of $20.5 million aggregate principal amount of 7.5% Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007 that is classified as available for sale with a maturity date of June 1, 2037. We are the only holder of this instrument and there is no quoted market price for this instrument. As such, the fair value of this investment is classified as Level 3 in the fair value hierarchy. The estimate of the fair value of such investment was determined using a combination of current market rates and estimates of market conditions for instruments with similar terms, maturities, and degrees of risk and a discounted cash flows analysis as of December 31, 2017 and 2016. The fair value of the investment is estimated using a discounted cash flows approach and the significant unobservable input used in the valuation as of December 31, 2017 and 2016 is a discount rate of 9.6% and 10.3%, respectively. Unrealized gains and losses on this instrument resulting from changes in the fair value of the instrument are not charged to earnings, but rather are recorded as other comprehensive income (loss) in the stockholders' equity section of the consolidated balance sheets. At December 31, 2017 and 2016, $0.5 million and $0.4 million, respectively, of the carrying value of the investment available for sale is included as a current asset in prepaid expenses and other current assets, and at December 31, 2017 and 2016, $17.3 million and $16.8 million, respectively, is included in investment on the consolidated balance sheets. The discount associated with this investment of $2.9 million and $3.1 million as of December 31, 2017 and 2016, respectively, is netted with the investment balance and is being accreted over the life of the investment using the effective interest method. The accretion of such discount is included in interest income on the consolidated statements of operations.

Contingent Payments
In connection with securing the Kansas Management Contract, Kansas Star agreed to pay a former casino project promoter 1% of Kansas Star’s EBITDA each month for a period of ten years commencing December 20, 2011. The liability is recorded at the estimated fair value of the contingent payments using a discounted cash flows approach and the significant unobservable input used in the valuation at December 31, 2017 and 2016 is a discount rate of 9.2% and 18.5%, respectively. At December 31, 2017 and 2016, there was a current liability of $0.8 million and $0.9 million, respectively, related to this agreement, which was recorded in accrued liabilities on the respective consolidated balance sheets, and long-term obligations of $2.1 million and $2.2 million, respectively, which were included in other liabilities on the respective consolidated balance sheets.

The following tables summarize the changes in fair value of the Company’s Level 3 assets and liabilities:

	December 31, 2017
	Assets	Liabilities
(In thousands)	Investment Available for Sale	Contingent Payments
Balance at January 1, 2017	$17,259	$(3,038)
Total gains (losses) (realized or unrealized):
Included in interest income (expense)	138	(335)
Included in other comprehensive income (loss)	795	—
Included in other items, net	—	(333)
Purchases, sales, issuances and settlements:
Settlements	(440)	819
Balance at December 31, 2017	$17,752	$(2,887)

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

	December 31, 2016
	Assets	Liabilities
(In thousands)	Investment Available for Sale	Contingent Payments
Balance at January 1, 2016	$17,839	$(3,632)
Total gains (losses) (realized or unrealized):
Included in interest income (expense)	130	(600)
Included in other comprehensive income (loss)	(299)	—
Included in other items, net	—	346
Purchases, sales, issuances and settlements:
Settlements	(411)	848
Balance at December 31, 2016	$17,259	$(3,038)

The fair value of intangible assets, classified in the fair value hierarchy as Level 3, is utilized in performing its impairment analyses (see Note 4, Intangible Assets).

Balances Disclosed at Fair Value
The following tables provide the fair value measurement information about our obligation under minimum assessment agreements and other financial instruments:

	December 31, 2017
(In thousands)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Liabilities
Obligation under assessment arrangements	$31,729	$25,602	$26,999	Level 3

	December 31, 2016
(In thousands)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Liabilities
Obligation under assessment arrangements	$33,456	$26,660	$27,054	Level 3
Other financial instruments	100	97	97	Level 3

The following tables provide the fair value measurement information about our long-term debt:

	December 31, 2017
(In thousands)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Credit Facility	$1,621,054	$1,595,703	$1,625,178	Level 2
6.875% Senior Notes due 2023	750,000	740,545	798,750	Level 1
6.375% Senior Notes due 2026	750,000	739,128	810,000	Level 1
Other	504	504	504	Level 3
Total debt	$3,121,558	$3,075,880	$3,234,432

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

	December 31, 2016
(In thousands)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Credit Facility	$1,782,538	$1,752,147	$1,791,853	Level 2
6.875% Senior Notes due 2023	750,000	738,791	806,250	Level 1
6.375% Senior Notes due 2026	750,000	737,926	804,375	Level 1
Other	591	591	591	Level 3
Total debt	$3,283,129	$3,229,455	$3,403,069

The estimated fair value of the Credit Facility is based on a relative value analysis performed on or about December 31, 2017 and December 31, 2016. The estimated fair values of our Senior Notes are based on quoted market prices as of December 31, 2017 and December 31, 2016. The other debt is a fixed-rate debt that is payable in 32 semi-annual installments, beginning in 2008. It is not traded and does not have an observable market input; therefore, we have estimated its fair value to be equal to the carrying value.

There were no transfers between Level 1, Level 2 and Level 3 measurements during the years ended December 31, 2017 and 2016.

NOTE 12.    EMPLOYEE BENEFIT PLANS
We contribute to multiemployer pension defined benefit plans under terms of collective-bargaining agreements that cover our union-represented employees. Contributions, based on wages paid to covered employees, totaled approximately $1.6 million, $1.5 million and $1.4 million for the years ended December 31, 2017, 2016 and 2015, respectively. These aggregate contributions were not individually significant to any of the respective plans. Our share of the unfunded vested liability related to multi-employer plans, if any, is not determinable and our participation is not individually significant on an individual multiemployer plan basis.

We have retirement savings plans under Section 401(k) of the Internal Revenue Code covering our non-union employees. The plans allow employees to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the plans. We expensed our voluntary contributions to the 401(k) profit-sharing plans and trusts of $4.4 million, $3.9 million and $3.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

NOTE 13.    SEGMENT INFORMATION
We have aggregated certain of our properties in order to present three Reportable Segments: (i) Las Vegas Locals; (ii) Downtown Las Vegas; and (iii) Midwest and South. The table in Note 1, Summary of Significant Accounting Policies, lists the classification of each of our properties.

Results of Operations - Total Reportable Segment Revenues and Adjusted EBITDA
We evaluate each of our property's profitability based upon Property Adjusted EBITDA, which represents each property's earnings before interest expense, income taxes, depreciation and amortization, deferred rent, share-based compensation expense, project development, preopening and writedowns expenses, impairments of assets, other operating items, net, and gain or loss on early retirements of debt, as applicable. Total Reportable Segment Adjusted EBITDA is the aggregate sum of the Property Adjusted EBITDA for each of the properties included in our Las Vegas Locals, Downtown Las Vegas, and Midwest and South segments. Results for Downtown Las Vegas include the results of our Hawaii-based travel agency and captive insurance company.

We reclassify the reporting of corporate expense on the accompanying table in order to exclude it from our subtotal for Total Reportable Segment Adjusted EBITDA. Furthermore, corporate expense excludes its portion of share-based compensation expense. Corporate expense represents unallocated payroll, professional fees, aircraft expenses and various other expenses not directly related to our casino and hotel operations.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The following tables set forth, for the periods indicated, departmental revenues for our Reportable Segments:

	Year Ended December 31, 2017
(In thousands)	Gaming Revenue	Food & Beverage Revenue	Room Revenue	Other Revenue	Total Revenue
Revenues
Las Vegas Locals	$563,785	$154,451	$98,406	$51,735	$868,377
Downtown Las Vegas	133,072	54,451	24,623	32,295	244,441
Midwest and South	1,043,411	137,477	63,766	43,347	1,288,001
Total Revenues	$1,740,268	$346,379	$186,795	$127,377	$2,400,819

	Year Ended December 31, 2016
(In thousands)	Gaming Revenue	Food & Beverage Revenue	Room Revenue	Other Revenue	Total Revenue
Revenues
Las Vegas Locals	$422,375	$108,541	$82,566	$41,533	$655,015
Downtown Las Vegas	133,165	52,849	20,209	30,347	236,570
Midwest and South	1,054,853	141,315	66,616	44,890	1,307,674
Total Revenues	$1,610,393	$302,705	$169,391	$116,770	$2,199,259

	Year Ended December 31, 2015
(In thousands)	Gaming Revenue	Food & Beverage Revenue	Room Revenue	Other Revenue	Total Revenue
Revenues
Las Vegas Locals	$395,108	$103,353	$75,282	$42,827	$616,570
Downtown Las Vegas	131,871	52,105	19,856	29,445	233,277
Midwest and South	1,104,198	148,328	67,110	45,348	1,364,984
Total Revenues	$1,631,177	$303,786	$162,248	$117,620	$2,214,831

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

The following table reconciles, for the periods indicated, Total Reportable Segment Adjusted EBITDA to operating income, as reported in our accompanying consolidated statements of operations:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Adjusted EBITDA
Las Vegas Locals	$249,906	$176,066	$157,269
Downtown Las Vegas	54,613	52,341	49,214
Midwest and South	364,458	367,579	381,467
Total Reportable Segment Adjusted EBITDA	668,977	595,986	587,950
Corporate expense	(73,046)	(59,875)	(60,177)
Adjusted EBITDA	595,931	536,111	527,773

Other operating costs and expenses
Deferred rent	1,267	3,266	3,428
Depreciation and amortization	217,522	196,226	207,118
Project development, preopening and writedowns	14,454	22,107	6,907
Share-based compensation expense	17,413	15,518	19,264
Impairments of assets	(426)	38,302	18,565
Other operating charges, net	1,900	284	907
Total other operating costs and expenses	252,130	275,703	256,189
Operating income	$343,801	$260,408	$271,584

Total Assets
The Company's total assets, by Reportable Segment, consisted of the following amounts:

	December 31,
(In thousands)	2017	2016
Assets
Las Vegas Locals	$1,792,119	$1,785,858
Downtown Las Vegas	170,574	157,319
Midwest and South	2,496,957	2,556,307
Total Reportable Segment assets	4,459,650	4,499,484
Corporate	226,280	171,267
Total assets	$4,685,930	$4,670,751

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Capital Expenditures
The Company's capital expenditures by Reportable Segment, consisted of the following:

	Year Ended December 31,
(In thousands)	2017	2016	2015
Capital Expenditures:
Las Vegas Locals	$59,382	$42,069	$41,772
Downtown Las Vegas	21,705	28,431	13,000
Midwest and South	37,657	73,255	60,887
Total Reportable Segment Capital Expenditures	118,744	143,755	115,659
Corporate	71,673	16,672	12,646
Total Capital Expenditures	190,417	160,427	128,305
Change in Accrued Property Additions	47	(69)	2,865
Cash-Based Capital Expenditures	$190,464	$160,358	$131,170

The Company utilizes the Corporate entities to centralize the development of major renovation and other capital development projects that are included as construction in progress. After the project is complete, the corporate entities transfer the projects to the segment subsidiaries.

NOTE 14.     SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
The following table presents selected quarterly financial information:

	Year Ended December 31, 2017
(In thousands, except per share data)	First	Second	Third	Fourth	Year
Summary Operating Results:
Total revenues	$610,065	$604,124	$591,542	$595,088	$2,400,819
Operating income	94,830	89,554	78,940	80,477	343,801

Income from continuing operations, net of tax	$35,076	$27,692	$23,157	$82,073	$167,998
Income from discontinued operations, net of tax	375	21,017	—	—	21,392
Net income	$35,451	$48,709	$23,157	$82,073	$189,390

Basic net income per common share:
Continuing operations	$0.31	$0.24	$0.20	$0.72	$1.46
Discontinued operations	—	0.18	—	—	0.19
Basic net income per common share	$0.31	$0.42	$0.20	$0.72	$1.65
Diluted net income per common share:
Continuing operations	$0.31	$0.24	$0.20	$0.71	$1.45
Discontinued operations	—	0.18	—	—	0.19
Diluted net income per common share	$0.31	$0.42	$0.20	$0.71	$1.64

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

	Year Ended December 31, 2016
(In thousands, except per share data)	First	Second	Third	Fourth	Year
Summary Operating Results:
Total revenues	$556,653	$548,784	$535,173	$558,649	$2,199,259
Operating income	82,362	80,439	67,881	29,726	260,408

Income from continuing operations, net of tax	$21,666	$11,257	$164,197	$10,581	$207,701
Income from discontinued operations, net of tax	11,630	18,715	180,707	1,478	212,530
Net income	$33,296	$29,972	$344,904	$12,059	$420,231

Basic net income per common share:
Continuing operations	$0.19	$0.10	$1.43	$0.09	$1.81
Discontinued operations	0.10	0.16	1.58	0.01	1.86
Basic net income per common share	$0.29	$0.26	$3.01	$0.10	$3.67
Diluted net income per common share:
Continuing operations	$0.19	$0.10	$1.43	$0.09	$1.80
Discontinued operations	0.10	0.16	1.57	0.01	1.85
Diluted net income per common share	$0.29	$0.26	$3.00	$0.10	$3.65

NOTE 15.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION
Separate condensed consolidating financial information for our subsidiary guarantors and non-guarantors of our 6.875% Notes and our 6.375% Notes is presented below. Each of these notes is fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us. The non-guarantors primarily represent our special purpose entities, tax holding companies, our less significant operating subsidiaries and our less than wholly owned subsidiaries.

On March 7, 2017, Aliante, Cannery and Eastside Cannery became guarantors of the 6.875% Notes, the 6.375% Notes and the Credit Facility.

The tables below present the condensed consolidating balance sheets as of December 31, 2017, and 2016, the condensed consolidating statements of operations for the years ended December 31, 2017, 2016 and 2015 and the condensed consolidating statements of cash flows for the years ended December 31, 2017, 2016 and 2015. We have reclassified certain prior year amounts in the current year presentation to reflect the designation of the additional Restricted Subsidiaries listed above as subsidiary guarantors and the adoption of the Revenue Standard and ASU 2016-18.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Condensed Consolidating Balance Sheets

	December 31, 2017
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Assets
Cash and cash equivalents	$347	$199,574	$3,183	$—	$—	$203,104
Restricted cash	—	14,389	9,786	—	—	24,175
Other current assets	78,226	20,921	2,782	—	(545)	101,384
Property and equipment, net	88,464	2,424,361	26,961	—	—	2,539,786
Investments in subsidiaries	4,913,592	—	18,097	—	(4,931,689)	—
Intercompany receivable	—	1,934,559	—	—	(1,934,559)	—
Other assets, net	14,725	33,369	38,217	—	—	86,311
Intangible assets, net	—	818,887	24,059	—	—	842,946
Goodwill, net	—	887,442	782	—	—	888,224
Total assets	$5,095,354	$6,333,502	$123,867	$—	$(6,866,793)	$4,685,930

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$23,895	$86	$—	$—	$—	$23,981
Other current liabilities	130,030	212,146	19,578	—	(264)	361,490
Accumulated losses of subsidiaries in excess of investment	—	73,130	—	—	(73,130)	—
Intercompany payable	888,444	—	1,046,114	—	(1,934,558)	—
Long-term debt, net of current maturities and debt issuance costs	3,051,481	418	—	—	—	3,051,899
Other long-term liabilities	(95,723)	257,484	(10,428)	—	—	151,333

Total stockholders' equity (deficit)	1,097,227	5,790,238	(931,397)	—	(4,858,841)	1,097,227
Total liabilities and stockholders' equity	$5,095,354	$6,333,502	$123,867	$—	$(6,866,793)	$4,685,930

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Condensed Consolidating Balance Sheets - continued

	December 31, 2016
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Assets
Cash and cash equivalents	$1,212	$189,364	$3,286	$—	$—	$193,862
Restricted cash	—	10,246	6,242	—	—	16,488
Other current assets	78,915	16,469	2,666	—	(453)	97,597
Property and equipment, net	73,180	2,503,127	28,862	—	—	2,605,169
Investments in subsidiaries	4,501,951	139,465	—	—	(4,641,416)	—
Intercompany receivable	—	1,491,017	—	—	(1,491,017)	—
Other assets, net	13,598	31,899	3,708	—	—	49,205
Intangible assets, net	—	857,894	24,060	—	—	881,954
Goodwill, net	—	825,694	782	—	—	826,476
Total assets	$4,668,856	$6,065,175	$69,606	$—	$(6,132,886)	$4,670,751

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$30,250	$86	$—	$—	$—	$30,336
Other current liabilities	93,762	202,840	46,467	—	(1,429)	341,640
Accumulated losses of subsidiaries in excess of investment	—	—	8,257	—	(8,257)	—
Intercompany payable	521,002	—	968,811	254	(1,490,067)	—
Long-term debt, net of current maturities and debt issuance costs	3,198,613	506	—	—	—	3,199,119
Other long-term liabilities	(104,901)	296,106	(21,729)	—	—	169,476

Boyd Gaming Corporation stockholders' equity (deficit)	930,130	5,565,637	(932,200)	(254)	(4,633,183)	930,130
Noncontrolling interest	—	—	—	—	50	50
Total stockholders' equity (deficit)	930,130	5,565,637	(932,200)	(254)	(4,633,133)	930,180
Total liabilities and stockholders' equity	$4,668,856	$6,065,175	$69,606	$—	$(6,132,886)	$4,670,751

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Condensed Consolidating Statements of Operations

	Year Ended December 31, 2017
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Total revenues	$73,292	$2,377,514	$42,670	$—	$(92,657)	$2,400,819
Operating costs and expenses
Operating	—	1,225,765	38,156	—	—	1,263,921
Selling, general and administrative	44	354,423	7,612	—	(42)	362,037
Maintenance and utilities	—	108,092	1,370	—	—	109,462
Depreciation and amortization	12,041	201,401	4,080	—	—	217,522
Corporate expense	85,362	1,140	1,646	—	—	88,148
Project development, preopening and writedowns	7,806	2,912	3,736	—	—	14,454
Impairments of assets	600	1	(1,027)	—	—	(426)
Other operating items, net	725	1,175	—	—	—	1,900
Intercompany expenses	1,204	91,411	—	—	(92,615)	—
Total operating costs and expenses	107,782	1,986,320	55,573	—	(92,657)	2,057,018
Equity in earnings (losses) of subsidiaries	330,711	(1,374)	—	—	(329,337)	—
Operating income (loss)	296,221	389,820	(12,903)	—	(329,337)	343,801
Other expense (income)
Interest expense, net	169,990	1,275	25	—	—	171,290
Loss on early extinguishments and modifications of debt	1,582	—	—	—	—	1,582
Other, net	(16)	(98)	(70)	—	—	(184)
Total other expense, net	171,556	1,177	(45)	—	—	172,688
Income (loss) from continuing operations before income taxes	124,665	388,643	(12,858)	—	(329,337)	171,113
Income tax benefit (provision)	64,725	(73,426)	5,586	—	—	(3,115)
Income (loss) from continuing operations, net of tax	189,390	315,217	(7,272)	—	(329,337)	167,998
Income from discontinued operations, net of tax	—	21,392	—	—	—	21,392
Net income (loss)	$189,390	$336,609	$(7,272)	$—	$(329,337)	$189,390
Comprehensive income (loss)	$189,823	$337,042	$(7,272)	$—	$(329,770)	$189,823

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Condensed Consolidating Statements of Operations - continued

	Year Ended December 31, 2016
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Total revenues	$121,939	$2,176,788	$43,867	$—	$(143,335)	$2,199,259
Operating costs and expenses
Operating	1,200	1,148,170	37,615	—	—	1,186,985
Selling, general and administrative	49,938	265,735	6,584	—	2	322,259
Maintenance and utilities	—	98,741	1,279	—	—	100,020
Depreciation and amortization	8,767	183,531	3,928	—	—	196,226
Corporate expense	66,703	1,738	4,227	—	—	72,668
Project development, preopening and writedowns	18,079	(3,292)	7,320	—	—	22,107
Impairments of assets	1,440	36,862	—	—	—	38,302
Other operating items, net	181	103	—	—	—	284
Intercompany expenses	1,205	140,671	1,461	—	(143,337)	—
Total operating costs and expenses	147,513	1,872,259	62,414	—	(143,335)	1,938,851
Equity in earnings (losses) of subsidiaries	445,130	(2,039)	—	—	(443,091)	—
Operating income (loss)	419,556	302,490	(18,547)	—	(443,091)	260,408
Other expense (income)
Interest expense, net	157,923	51,783	25	—	—	209,731
Loss on early extinguishments of debt	28,356	14,008	—	—	—	42,364
Other, net	1	617	(73)	—	—	545
Total other expense (income), net	186,280	66,408	(48)	—	—	252,640
Income (loss) from continuing operations before income taxes	233,276	236,082	(18,499)	—	(443,091)	7,768
Income tax benefit	186,955	12,852	126	—	—	199,933
Income (loss) from continuing operations, net of tax	420,231	248,934	(18,373)	—	(443,091)	207,701
Income from discontinued operations, net of tax	—	212,530	—	—	—	212,530
Net income (loss)	$420,231	$461,464	$(18,373)	$—	$(443,091)	$420,231
Comprehensive income (loss)	$419,932	$461,165	$(18,373)	$—	$(442,792)	$419,932

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Consolidating Statements of Operations - continued

	Year Ended December 31, 2015
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Total revenues	$121,541	$2,194,440	$42,459	$—	$(143,609)	$2,214,831
Operating costs and expenses
Operating	1,800	1,165,834	37,955	—	—	1,205,589
Selling, general and administrative	48,173	267,913	6,604	—	(18)	322,672
Maintenance and utilities	—	103,086	1,462	—	—	104,548
Depreciation and amortization	6,179	196,865	4,074	—	—	207,118
Corporate expense	71,700	1,781	3,460	—	—	76,941
Project development, preopening and writedowns	884	2,351	3,596	76	—	6,907
Impairments of assets	—	17,500	1,065	—	—	18,565
Other operating items, net	599	308	—	—	—	907
Intercompany expenses	1,204	140,971	1,416	—	(143,591)	—
Total operating costs and expenses	130,539	1,896,609	59,632	76	(143,609)	1,943,247
Equity in earnings (losses) of subsidiaries	190,943	(2,204)	(76)	—	(188,663)	—
Operating income (loss)	181,945	295,627	(17,249)	(76)	(188,663)	271,584
Other expense
Interest expense, net	125,890	96,818	24	—	—	222,732
Loss on early extinguishments of debt	30,829	9,904	—	—	—	40,733
Other, net	396	2,959	321	—	—	3,676
Total other expense, net	157,115	109,681	345	—	—	267,141
Income (loss) from continuing operations before income taxes	24,830	185,946	(17,594)	(76)	(188,663)	4,443
Income tax benefit (provision)	22,777	(16,098)	(54)	—	—	6,625
Income (loss) from continuing operations, net of tax	47,607	169,848	(17,648)	(76)	(188,663)	11,068
Income from discontinued operations, net of tax	—	36,539	—	—	—	36,539
Net income (loss)	$47,607	$206,387	$(17,648)	$(76)	$(188,663)	$47,607
Comprehensive income (loss)	$47,344	$206,124	$(17,648)	$(76)	$(188,400)	$47,344

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2017
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Cash flows from operating activities
Net cash from operating activities	$(82,632)	$519,608	$(15,628)	$254	$949	$422,551

Cash flows from investing activities
Capital expenditures	(102,277)	(87,590)	(597)	—	—	(190,464)
Cash paid for acquisitions, net of cash received	(1,153)	—	—	—	—	(1,153)
Net activity with affiliates	—	(443,542)	—	—	443,542	—
Distributions from subsidiary	10,867	—	—	—	(10,867)	—
Advances pursuant to development agreement	—	—	(35,108)	—	—	(35,108)
Other investing activities	—	706	—	—	—	706
Net cash from investing activities	(92,563)	(530,426)	(35,705)	—	432,675	(226,019)

Cash flows from financing activities
Borrowings under bank credit facility	958,000	—	—	—	—	958,000
Payments under bank credit facility	(1,119,485)	—	—	—	—	(1,119,485)
Debt financing costs, net	(3,430)	—	—	—	—	(3,430)
Net activity with affiliates	389,579	—	55,166	(254)	(444,491)	—
Distributions to parent	—	(10,475)	(392)	—	10,867	—
Share-based compensation activities, net	(7,711)	—	—	—	—	(7,711)
Shares repurchased and retired	(31,927)	—	—	—	—	(31,927)
Dividends paid	(11,286)	—	—	—	—	(11,286)
Other financing activities	590	(87)	—	—	—	503
Net cash from financing activities	174,330	(10,562)	54,774	(254)	(433,624)	(215,336)

Cash flows from discontinued operations
Cash flows from operating activities	—	(514)	—	—	—	(514)
Cash flows from investing activities	—	36,247	—	—	—	36,247
Cash flows from financing activities	—	—	—	—	—	—
Net cash from discontinued operations	—	35,733	—	—	—	35,733

Net change in cash, cash equivalents and restricted cash	(865)	14,353	3,441	—	—	16,929
Cash, cash equivalents and restricted cash, beginning of period	1,212	199,610	9,528	—	—	210,350
Cash, cash equivalents and restricted cash, end of period	$347	$213,963	$12,969	$—	$—	$227,279

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Condensed Consolidating Statements of Cash Flows - continued

	Year Ended December 31, 2016
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Cash flows from operating activities
Net cash from operating activities	$(86,502)	$380,803	$7,234	$—	$(1,196)	$300,339

Cash flows from investing activities
Capital expenditures	(42,840)	(116,834)	(684)	—	—	(160,358)
Cash paid for acquisitions, net of cash received	(592,703)	—	—	—	—	(592,703)
Net activity with affiliates	—	211,300	—	—	(211,300)	—
Distributions from subsidiary	9,150	—	—	—	(9,150)	—
Other investing activities	—	7,529	6,678	—	—	14,207
Net cash from investing activities	(626,393)	101,995	5,994	—	(220,450)	(738,854)

Cash flows from financing activities
Borrowings under bank credit facility	2,039,175	237,000	—	—	—	2,276,175
Payments under bank credit facility	(1,466,362)	(899,750)	—	—	—	(2,366,112)
Proceeds from issuance of senior notes	750,000	—	—	—	—	750,000
Debt financing costs, net	(42,220)	—	—	—	—	(42,220)
Retirements of senior notes	(350,000)	(350,000)	—	—	—	(700,000)
Premium and consent fees paid	(15,750)	—	—	—	—	(15,750)
Net activity with affiliates	(199,398)	—	(12,877)	(221)	212,496	—
Distributions to parent	—	(9,000)	(150)	—	9,150	—
Share-based compensation activities, net	(1,295)	—	—	—	—	(1,295)
Other financing activities	(45)	—	—	—	—	(45)
Net cash from financing activities	714,105	(1,021,750)	(13,027)	(221)	221,646	(99,247)

Cash flows from discontinued operations
Cash flows from operating activities	—	(27,796)	—	—	—	(27,796)
Cash flows from investing activities	—	598,057	—	—	—	598,057
Cash flows from financing activities	—	—	—	—	—	—
Net cash from discontinued operations	—	570,261	—	—	—	570,261

Net change in cash, cash equivalents and restricted cash	1,210	31,309	201	(221)	—	32,499
Cash, cash equivalents and restricted cash, beginning of period	2	168,301	9,327	221	—	177,851
Cash, cash equivalents and restricted cash, end of period	$1,212	$199,610	$9,528	$—	$—	$210,350

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015
______________________________________________________________________________________________________

Condensed Consolidating Statements of Cash Flows - continued

	Year Ended December 31, 2015
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Cash flows from operating activities
Net cash from operating activities	$102,080	$237,010	$(12,131)	$(76)	$(209)	$326,674

Cash flows from investing activities
Capital expenditures	(48,591)	(82,392)	(187)	—	—	(131,170)
Net activity with affiliates	—	(66,691)	—	—	66,691	—
Distribution from subsidiary	11,200	—	—	—	(11,200)	—
Other investing activities	3,292	1,236	—	—	—	4,528
Net cash from investing activities	(34,099)	(147,847)	(187)	—	55,491	(126,642)

Cash flows from financing activities
Borrowings under bank credit facility	1,033,500	345,500	—	—	—	1,379,000
Payments under bank credit facility	(1,211,200)	(425,150)	—	—	—	(1,636,350)
Proceeds from issuance of senior notes	750,000	—	—	—	—	750,000
Debt financing costs, net	(14,004)	—	—	—	—	(14,004)
Payments on retirements of long-term debt	(500,000)	(3)	(157,810)	—	—	(657,813)
Premium and consent fees paid	(24,246)	—	—	—	—	(24,246)
Net activity with affiliates	(105,720)	—	172,124	78	(66,482)	—
Distributions to parent	—	(11,100)	(100)	—	11,200	—
Share-based compensation activities, net	3,689	—	—	—	—	3,689
Net cash from financing activities	(67,981)	(90,753)	14,214	78	(55,282)	(199,724)

Cash flows from discontinued operations
Cash flows from operating activities	—	14,095	—	—	—	14,095
Cash flows from investing activities	—	—	—	—	—	—
Cash flows from financing activities	—	—	—	—	—	—
Net cash from discontinued operations	—	14,095	—	—	—	14,095

Net change in cash, cash equivalents and restricted cash	—	12,505	1,896	2	—	14,403
Cash, cash equivalents and restricted cash, beginning of period	2	155,796	7,431	219	—	163,448
Cash, cash equivalents and restricted cash, end of period	$2	$168,301	$9,327	$221	$—	$177,851

NOTE 16.     RELATED PARTY TRANSACTIONS
Boyd Percentage Ownership
William S. Boyd, our Executive Chairman of the Board of Directors, together with his immediate family, beneficially owned approximately 27% of our outstanding shares of common stock as of December 31, 2017. As such, the Boyd family has the ability to significantly influence our affairs, including the election of members of our Board of Directors and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of our stockholders, including a merger, consolidation or sale of assets. For each of the years ended December 31, 2017, 2016 and 2015, there were no related party transactions between the Company and the Boyd family other than compensation, including salary and equity incentives.

NOTE 17.    SUBSEQUENT EVENTS
We have evaluated all events or transactions that occurred after December 31, 2017. During this period, up to the filing date, we did not identify any subsequent events, other than the payment of the cash dividend disclosed in Note 10, Stockholder's Equity and Stock Incentive Plans, the effects of which would require disclosure or adjustment to our financial position or results of operations.

PART IV

ITEM 15.    Exhibits, Financial Statement Schedules

1.	Financial Statements
Financial statements of the Company (including related notes to consolidated financial statements) filed as part of this report are listed below:

2.	Financial Statement Schedules
All schedules have been omitted because they are not applicable, not required or the information required to be set forth therein is included in Consolidated Financial Statements or Notes thereto included in this Report.

3.	Exhibit List
The exhibits listed under the heading "Exhibit List" on pages 116 through 123 of the Company's Form 10-K for the year ended December 31, 2017 are incorporated by reference as set forth therein, except that Exhibit 12, "Ratio of Earnings to Fixed Charges," is replaced with exhibit of the same name included herein and Exhibit 99.2 is removed.

Exhibit 12
Boyd Gaming Corporation
Computation of Ratio of Earnings to Fixed Charges
(Unaudited)

	Year Ended December 31,
(In thousands, except ratio amounts)	2017	2016	2015	2014	2013
Income/(loss) from continuing operations before income taxes and (income) loss from unconsolidated affiliates	$171,113	$7,768	$4,443	$(56,033)	$(55,887)
Add:
Fixed charges	183,221	223,201	234,380	241,108	272,046
Distributed income of equity investees	392	—	—	—	—
Subtract:
Interest capitalized	—	(494)	(136)	(1,232)	(1,108)
Earnings, as defined (1)	$354,726	$230,475	$238,687	$183,843	$215,051

Fixed Charges:
Interest expense, net of interest capitalized	$173,108	$212,692	$224,590	$230,060	$262,995
Interest capitalized	—	494	136	1,232	1,108
Interest component of rental expense	10,113	10,015	9,654	9,816	7,943
Fixed Charges (2)	$183,221	$223,201	$234,380	$241,108	$272,046

Ratio of earnings to fixed charges	1.9x	1.0x	1.0x	—	—
Deficiency of earnings to fixed charges	$—	$—	$—	$(57,265)	$(56,995)

_______________________________________________

(1) For purposes of computing this ratio, "earnings" consist of income before income taxes and income/(loss) from unconsolidated affiliates, plus fixed charges (excluding capitalized interest) and distributed income of equity investees. Current year amortization of previously capitalized interest is not included as these amounts are not material.

(2) For purposes of computing this ratio, "fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount, or premium related to indebtedness (included in interest expense), and such portion of rental expense that we deem to be a reasonable representation of the interest factor.